Exhibit 4.11

Execution Version

SUSTAINABILITY-LINKED REVOLVING CREDIT AGREEMENT

dated as of August 31, 2022

among

CORPORACIÓN INMOBILIARIA VESTA, S.A.B. DE C.V.
as Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME PARTIES HERETO
as Lenders,

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISIÓN FIDUCIARIA
as Administrative Agent

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO AND The Bank of Nova Scotia,

as Sustainability Agents,

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., I.B.D.,

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,
GRUPO FINANCIERO BBVA MÉXICO,

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX,

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,
GRUPO FINANCIERO SCOTIABANK INVERLAT
as Joint Lead Arrangers and Joint Bookrunners

and

BANCO SABADELL, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

as Mandated Lead Arranger

TABLE OF CONTENTS

Page

Article I. DEFINITIONS AND INTERPRETATION		1

1.1	Defined Terms	1
1.2	Other Interpretive Provisions	29
1.3	Accounting Terms	29
1.4	Times of Day	30
1.5	Rates	30
1.6	Term SOFR Conforming Changes	30

Article II. COMMITMENTS AND LOANS		30

2.1	Loans	30
2.2	Borrowings of Loans	30
2.3	Voluntary Prepayments	31

Article III. GENERAL LOAN PROVISIONS		32

3.1	Minimum Amounts for Borrowings or Prepayments	32
3.2	Termination or Reduction of Commitments	32
3.3	Repayment of Loans	32
3.4	Interest	32
3.5	Fees	33
3.6	Computation of Interest and Fees	34
3.7	Evidence of Debt	34
3.8	Payments; Administrative Agent’s Clawback	35
3.9	Sharing of Payments	36
3.10	Defaulting Lenders	37
3.11	Benchmark Replacement Setting	38
3.12	Extension of Maturity Date	39
3.13	Adjustments in the Applicable Margin	41

Article IV. TAXES, YIELD PROTECTION AND ILLEGALITY		43

4.1	Taxes	43
4.2	Illegality	45
4.3	Inability to Determine Rates	46
4.4	Increased Costs Generally	46
4.5	Compensation for Losses	47
4.6	Mitigation Obligations; Replacement of Lenders	48
4.7	Survival	49

Article V. CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS		49

5.1	Conditions to Closing Date	49
5.2	Additional Conditions Precedent to each Borrowing Date	51

Article VI. REPRESENTATIONS AND WARRANTIES		51

6.1	Existence and Power; Compliance with Laws	51
6.2	Authorization; No Contravention	52

6.3	Authorizations and Consents; Admissibility in Evidence	52
6.4	Binding Effect	52
6.5	Financial Statements	52
6.6	Litigation	52
6.7	No Default	52
6.8	Ownership of Property	53
6.9	Environmental Compliance	53
6.10	Taxes	53
6.11	ERISA Matters	53
6.12	Disclosure	54
6.13	Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	54
6.14	Solvency	54
6.15	Regulation D	54
6.16	Material Adverse Change	54
6.17	Margin Regulations	54
6.18	Investment Company Act	55
6.19	Sanctions	55
6.20	Commercial Activity; Absence of Immunity	55
6.21	Property Trust Agreements and Lease Agreements	55
6.22	Trust Properties Litigation or Suspension of Rights	55
6.23	Senior Debt Status	55

Article VII. AFFIRMATIVE COVENANTS		56

7.1	Financial Statements	56
7.2	Certificates; Other Information	56
7.3	Notices	58
7.4	Payment of Obligations	59
7.5	Preservation of Existence, Etc	59
7.6	Maintenance of Unencumbered Properties	59
7.7	Maintenance of Insurance	59
7.8	Compliance with Laws	59
7.9	Books and Records	59
7.10	Inspection Rights	59
7.11	Use of Proceeds	60
7.12	Pari Passu	60
7.13	Guaranties and Removal of Unencumbered Assets	60
7.14	Exchange Listing	61
7.15	Certain Amendments to Debt Documents	61
7.16	Interest Rate Hedging	61
7.17	Transactions with Affiliates	61
7.18	Compliance with Property Trust Agreements	61
7.19	Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	62

Article VIII. NEGATIVE COVENANTS		62

8.1	Fundamental Changes	62
8.2	Restricted Payments	62
8.3	Investments	62
8.4	Payment Restrictions Affecting Certain Subsidiaries	63

8.5	Use of Proceeds	63
8.6	Financial Covenants.	64
8.7	Property Trust Agreements	64
8.8	Changes in Nature of Business	64
8.9	Amendments to Organization Documents	64
8.10	Anti-Corruption Laws; Anti-Money Laundering; Sanctions	64

Article IX. EVENTS OF DEFAULT AND REMEDIES		65

9.1	Events of Default	65
9.2	Remedies Upon Event of Default	66
9.3	Application of Funds	67

Article X. ADMINISTRATIVE AGENT		67

10.1	Appointment and Authority	67
10.2	Rights as a Lender	68
10.3	Exculpatory Provisions	68
10.4	Reliance by Administrative Agent	69
10.5	Delegation of Duties	69
10.6	Resignation of Administrative Agent	69
10.7	Non-Reliance on Administrative Agent and Other Lenders	70
10.8	No Other Duties, Etc	70
10.9	Administrative Agent May File Proofs of Claim	71
10.10	Erroneous Payment	71

Article XI. MISCELLANEOUS		74

11.1	Amendments, Etc	74
11.2	Notices; Effectiveness; Electronic Communication	75
11.3	No Waiver; Cumulative Remedies	77
11.4	Expenses; Indemnity; Damage Waiver	77
11.5	Payments Set Aside	79
11.6	Successors and Assigns	79
11.7	Treatment of Certain Information; Confidentiality	82
11.8	Right of Setoff	82
11.9	Interest Rate Limitation	83
11.10	Counterparts; Integration; Effectiveness; Electronic Execution of Documents	83
11.11	Severability	83
11.12	Replacement of Lenders	84
11.13	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	84
11.14	Governing Law; Jurisdiction; Etc	85
11.15	Waiver of Jury Trial	86
11.16	Patriot Act	86
11.17	Know Your Customers	86
11.18	Time of the Essence	87
11.19	Judgment Currency	87
11.20	Entire Agreement	88
11.21	No Fiduciary Duty	88
11.22	Certain ERISA Matters	88

SCHEDULES

1.1	Applicable Margin
1.1A	Disqualified Assignees

1.1B	Pledged Subsidiaries Exceptions

1.1C	Nissan Properties

1.1D	Querétaro Properties

2.1	Commitments and Percentages

3.13	Sustainability-Linked Financing Framework

6.9	Environmental Matters

6.11	ERISA Matters

6.23	Indebtedness

11.2	Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice

B	Compliance Certificate

C	SOFR Loan Pagaré

D	Assignment and Assumption

E	Beneficial Ownership Certification

F	Guaranty

G	Special Power of Attorney

H	Property Report

I	Guarantor Corporate Opinion

J	Pricing Certificate

SUSTAINABILITY-LINKED REVOLVING CREDIT AGREEMENT

This SUSTAINABILITY-LINKED REVOLVING CREDIT AGREEMENT dated as of August 31, 2022 (this “Agreement”) is entered into among CORPORACIÓN INMOBILIARIA VESTA, S.A.B. DE C.V. (the “Borrower”), various financial institutions and other Persons party hereto, BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISIÓN FIDUCIARIA, as administrative agent (in such capacity, the “Administrative Agent”), BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA México (“BBVA México”) and THE BANK OF NOVA SCOTIA, as sustainability agents (in such capacity, the “Sustainability Agents”), BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., I.B.D. (“Bancomext”), BBVA México, BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX (“Citibanamex”) and SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT (“Scotia México”), as joint lead arrangers and joint bookrunners (in such capacities, the “Joint Lead Arrangers and Joint Bookrunners”) and BANCO SABADELL, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE (“Sabadell”), as mandated lead arranger (in such capacity, the “Mandated Lead Arranger”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS AND INTERPRETATION

1.1   Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means, for any period, (a) EBITDA for such period less (b) the Capital Expenditure Allowance for all Properties for such period.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2, such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Agent’s Spot Rate of Exchange” means, in relation to any amount denominated in any currency, and unless expressly provided otherwise, the exchange rate published by the Mexican Central Bank (Banco de México) in the Official Gazette of the Federation (Diario Oficial de la Federación) for the payment of obligations in a foreign currency in Mexican territory (tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana), provided that if such rate ceases to be available, the Administrative Agent shall use such other service or page quoting cross currency rates as the Administrative Agent determines in its reasonable discretion.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.2.3.

“Aggregate Commitments” means, at any time, the Commitments of all Lenders.

“Agreement” has the meaning specified in the preamble.

“Agreement Currency” has the meaning specified in Section 11.19.

“Alternate Rate” means, on any date of determination, a rate per annum which shall at all times be equal to the highest of:

(a)  the Prime Rate in effect on such day;

(b)  the Federal Funds Rate in effect on such day plus ½ of 1%; and

(c)  Term SOFR for a one-month tenor in effect on such day plus 1%.

Any change in the Alternate Rate due to a change in the Prime Rate or the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate or Term SOFR, respectively.

“Alternate Rate Loans” means a Loan that bears interest at a rate based on the Alternate Rate.

“Alternate Rate Term SOFR Determination Day” is defined in the definition of “Term SOFR”.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, (i) the United Kingdom Bribery Act of 2010, (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iii) the Canada Corruption of Foreign Officials Act, the Special Economic Measures Act, the United Nations Act, the Freezing Assets of Corrupt Foreign Officials Act, Section II of the Canada’s Criminal Code and the Export and Import Permits Act, (iv) any applicable Mexican anti-bribery and anti-corruption laws, including all Mexican laws that are comprised in the National Anti-Corruption System (Sistema Nacional Anticorrupción), including the General Law for the National Anticorruption System (Ley General del Sistema Nacional Anticorrupción) of Mexico, the General Law of Administrative Responsibilities (Ley General de Responsabilidades Administrativas) of Mexico and the regulations, rules and executive orders promulgated thereunder, as amended, renewed, extended, or replaced, and (v) any other anti-bribery and anti-corruption conventions such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention Against Corruption.

“Anti-Money Laundering Laws” means all laws concerning or relating to money laundering or terrorism financing, including, without limitation, (a) the U.S. Currency and Financial Transactions Reporting Act of 1970, as amended by the Patriot Act, the U.S. Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” to the extent applicable, (b) the Mexican Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita, (c) articles 139, 139 Bis, 139 Ter, 139 Quater, 139 Quinqui, 148 Bis, 148 Ter, 148 Quater, 400 bis and 400 bis 1 of the Mexican Federal Penal Code (Código Penal Federal); (d) Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), to the extent applicable, and (e) the corresponding laws of the jurisdictions in which any Loan Party or any of its Subsidiaries operates or in which the proceeds of the Loans will be used and all rules and regulations implementing such laws, as any of the foregoing may be amended from time to time.

“Applicable Margin” means a rate per annum determined in accordance with Schedule 1.1; provided that, the Applicable Margin shall be adjusted pursuant to Section 3.13.

“Appraisal” means an appraisal prepared by an Approved Appraiser and complying with the standards applied by the Uniform Standards of Professional Appraisal Practice (USPAP) to the Properties as of the Signing Date, together with such revisions to such standards as are implemented by the applicable appraiser after the Signing Date (i) that are not materially adverse to the Lenders or (ii) that are materially adverse to the Lenders, but only in the case of this clause (ii) if such revisions and the applicable appraiser (whether or not such appraiser is an Approved Appraiser) have been reasonably approved by the Required Lenders).

“Appraised Value” means, for any Property, the fair market value of such Property, determined pursuant to an Appraisal of such Property.

“Approved Appraiser” means CBRE Group, Inc., Cushman & Wakefield Inc. or Jones Lang Lasalle and any other appraiser reasonably approved by the Administrative Agent upon written request from the Borrower, from time to time.

“Approved Auditor” means Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu Limited) or another internationally recognized “Big 4” firm of auditors (including their member companies).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.6.2), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower for the fiscal year ended December 31, 2021, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower, including the notes thereto.

“Availability Period” means the period from the Closing Date to the earliest of (i) the date that is one month prior to the Maturity Date, (ii) the date of termination of all of the Commitments pursuant to Section 3.2, or (iii) the date of termination of all of the Commitments pursuant to Section 9.2.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.11(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.11 (a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)  Daily Simple SOFR; or

(b)  the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)  in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)  in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)  a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in substantially the form of Exhibit E.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BOMA BEST” means Canada’s environmental assessment and certification program for existing buildings.

“Borrower” has the meaning specified in the preamble.

“Borrower Materials” has the meaning specified in Section 7.2.

“Borrowing” means a borrowing consisting of simultaneous Loans bearing the same rate of interest, having the same Interest Period, and made by each of the Lenders pursuant to Section 2.1.

“Borrowing Date” means, with respect to each Loan, any Business Day during the Availability Period designated by the Borrower in the applicable Loan Notice on which such Loan is disbursed by the Lenders.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Toronto, Canada, or Mexico City, Mexico are required or authorized by law to close.

“Capital Expenditure Allowance” means, with respect to any Property at any date of determination, U.S.$0.15 per annum times the total number of rentable square feet of such Property.

“Capital Lease” means any capital lease or sublease that has been (or under IFRS should be) capitalized on a balance sheet of the lessee.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued (so long as such date occurs after the date of this Agreement).

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert (other than one or more Permitted Holders) shall have acquired and shall continue to have following the date hereof beneficial ownership, directly or indirectly, of Equity Interests of the Borrower representing more than 50% of the combined voting power of all Equity Interests of the Borrower; or (b) there is a change in the composition of the Borrower’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members ceases to be comprised of individuals who have been Board members continuously since the beginning of such period.

“Closing Date” means the date on which all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender at any time, its obligation to make or otherwise fund Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a Party, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 3.5.1.

“Commitment Fee Period” means (a) with respect to the first Commitment Fee Period, the period commencing on and including the Signing Date and ending on but excluding September 30, 2022, and (b) thereafter, a period commencing on and including the last day of the preceding Commitment Fee Period and ending on but excluding the immediately following Quarterly Date, with the final Commitment Fee Period ending on but excluding the last day of the Availability Period.

“Compensation Amount” has the meaning specified in Section 4.6.2.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the Administrative Agent reasonably determines in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that the adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); it being understood that the Administrative Agent may request instructions from the Required Lenders with respect to any determination or decision to be made in connection with any Conforming Changes.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The term “Controlled” has the meaning correlative thereto.

“Credit Parties” means, collectively, the Administrative Agent and each Lender; and “Credit Party” means any one of the Credit Parties.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, material misrepresentation, material breach of warranty, physical waste, misapplication of cash, environmental claims and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Customary Recourse Exceptions Guaranty” means a Guarantee by any Person of Liability of another Person solely with respect to Customary Recourse Exceptions.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Rating” means the rating of the Borrower’s long-term senior unsecured debt by Moody’s, S&P or Fitch or to the extent more than one rating type or category exists, the rating type or category that would include the Loans hereunder.

“Debt Service” means, for any date of determination, the annual debt service payments that would have been required to be made for a four fiscal quarter period ending immediately prior to such date on an assumed debt in an aggregate principal amount equal to the Facility Exposure as of such date, applying a 25-year amortization schedule with a coupon equal to the greater of (i) the rate per annum on 5 year United States Treasury Securities plus 2.10% per annum or (ii) 4.0% per annum.

“Debtor Relief Laws” means, with respect to any Person, any statute, law, code or regulation applicable to such Person relating to bankruptcy, insolvency, concurso mercantil, quiebra, receivership, suspension of payment, reorganization, rearrangement, winding-up, composition, liquidation, special liquidation, corporate restructuring, adjustment of debts or other relief for debtors, including Title 11, U.S. Code, the Mexican Ley de Concursos Mercantiles, any applicable law governing a proceeding of the type referred to in Section 9.1.6 and any similar foreign, federal or state law for the relief of debtors.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to principal or interest relating to any Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and with respect to any other amount payable under any Loan Document, the Alternate Rate plus 2% per annum.

“Defaulting Lender” means at any time, subject to Section 3.10.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to

Section 3.10.2) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Development Property” means any land or other real property acquired for development into one or more Industrial Properties until substantial completion of construction thereon has occurred; provided, however, that for the avoidance of doubt, neither Raw Land nor any Renovation Property shall constitute a Development Property.

“Disqualified Assignee” means, as of the Signing Date, any Person listed on Schedule 1.1A hereto, and after the Signing Date, (a) any other Person that at the time of determination has been designated by the Borrower as a competitor of any Loan Party and/or any of its Subsidiaries by written notice to the Administrative Agent attaching an updated Schedule 1.1A hereto which is approved by the Administrative Agent (such approval not to be unreasonably withheld) and (b) any Mexican real estate investment trust (“fideicomisos de inversión en bienes raices” or FIBRAs), any Mexican trust issuer of certificados bursátiles fiduciarios de proyectos de inversion or certificados bursátiles fiduciarios de desarrollo or any other similar vehicle organized or existing in Mexico, the principal purpose of which is the investment in real estate; provided that “Disqualified Assignee” shall in no event include any national or international financial institution or insurance company or pension fund.

“EBITDA” means, for any period of determination (calculated, with respect to any period consisting of less than four consecutive fiscal quarters, on an annualized basis), the sum of the following items: (a) the sum of (i) comprehensive income (or loss) (excluding (w) gains (or losses) from extraordinary items, (x) fair value adjustments, (y) amortization of debt premiums, and (z) translation effects from foreign currencies, (ii) interest expense, (iii) income tax expense, (iv) to the extent directly deducted to determine such comprehensive income (or loss), tenant improvements, (v) leasing commissions, (vi) capital expenditures and (vii) to the extent deducted in computing comprehensive income, non-recurring items, in each case of the Borrower and its Subsidiaries determined on a Consolidated basis and in accordance with IFRS for such period, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) comprehensive income (or loss) (excluding (x) gains (or losses) from extraordinary items, (y) fair value adjustments (including the amortization of debt premiums) and (z) translation effects from foreign currencies), (ii) interest expense, (iii) income tax expense, (iv) to the extent directly deducted to determine such comprehensive income (or loss), tenant improvements, (v) leasing commissions, (vi) capital expenditures and (vii) to the extent deducted in computing comprehensive income of such Joint Venture, non-recurring items, in each case of such Joint Venture determined on a Consolidated basis.

“EDGE” means the green building certification system developed by the International Finance Corporation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Certifications” means (i) LEED BD+C, (ii) LEED O+M, (iii) BOMA BEST, (iv) EDGE, and (v) any successor to any of the foregoing.

“Environmental Laws” means all applicable Laws relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, including the Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y la Protección al Ambiente), Mexico’s Federal Law of Environmental Responsibility (Ley Federal de Responsabilidad Ambiental), Mexico’s National Waters Law (Ley de Aguas Nacionales), Mexico’s General Law on Integral Waste Prevention and Management (Ley General para la Prevención y Gestión Integral de los Residuos), and any other applicable Mexican local laws, rules, regulations and official norms (Normas Oficiales Mexicanas) related to environmental matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the environment.

“Equity Interests” means, with respect to any Person, (i) shares of capital stock or partnership interests of (or other ownership or profit interests in) such Person, (ii) beneficiary rights, derechos fideicomisarios that attribute equity or similar ownership rights or certificados de participación ordinarios or certificados bursátiles fiduciarios inmobiliarios, certificados bursátiles fiduciarios de proyectos de inversion or certificados bursátiles fiduciarios de desarrollo issued under a trust or fideicomiso, (iii) warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iv) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and (v) other ownership or profit interests in such Person (including partnership, member or trust interests therein); in each case whether voting or nonvoting and to the extent then outstanding.

“Equity Value” means, as of any date of determination for the Borrower and its Subsidiaries on a Consolidated basis and determined in accordance with IFRS, the amount of “Total Stockholders’ Equity” set forth in the Borrower’s Consolidated financial statements for the most recently ended calendar quarter, provided that such amount shall be adjusted to eliminate the impact (whether positive or negative) of any gain or loss from any revaluation of investment property during the period since the date of the most recent audited balance sheet of the Borrower delivered to the Administrative Agent pursuant to Section 7.1(a).

“Equivalent” (a) in U.S. Dollars of any currency other than U.S. Dollars on any date means the equivalent in U.S. Dollars of such other currency determined at the Administrative Agent’s Spot Rate of Exchange on the date falling two Business Days prior to the date of determination and (b) in any currency other than U.S. Dollars of any other currency (including U.S. Dollars) means the equivalent in such other currency determined at the Administrative Agent’s Spot Rate of Exchange on the date falling two Business Days prior to the date of conversion or notional conversion, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Erroneous Payment” has the meaning assigned to it in Section 10.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.10(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section10.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.10(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), branch profits Taxes imposed by the United States or any similar Tax and franchise Taxes imposed on it (in lieu of net income Taxes), in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or considered a resident for tax purposes, in which its principal office is located, and subject to such Taxes or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee or transferee that becomes an assignee or transferee pursuant to a request by the Borrower under Section 11.12), any withholding Tax (other than Mexican withholding Taxes, but solely to the maximum extent not excluded under paragraph (e) below) that is imposed on amounts payable to such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Foreign Lender acquires such interest in the Loan or Commitment (or designates a new Lending Office), except to the extent that such Foreign Lender (in relation to any designation of a new Lending Office) or its assignor or transferor (in the case of such Foreign Lender becoming a Party) was entitled, at the time of designation of a new Lending Office or assignment or transfer, to receive from the Borrower such amounts (which shall be treated as additional interest under Mexican law) with respect to such withholding Tax, (c)  Taxes attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.1.4 (to the extent not excluded under sub-clause (e) below, (d) any withholding Taxes imposed under FATCA, and (e) in the case of any Lender (including an Affiliate of a Lender), any Mexican withholding Taxes in excess of the withholding Taxes applicable to payments of interest or amounts deemed as interest made hereunder to a Qualified Lender.

“Existing Maturity Date” has the meaning assigned to it in Section 3.12(a).

“Facility Exposure” means, at any date of determination, the aggregate principal amount of all outstanding Loans.

“Facility Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) that (a) the sum of (i) such Lender’s unused Commitments at such time plus (ii) such Lender’s outstanding Loans at such time is of (b) the sum of (i) the unused Commitments of all Lenders at such time plus (ii) the outstanding Loans of all Lenders at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. For the avoidance of doubt, in no event shall the Federal Funds Rate be less than zero.

“Fee Letter” means each fee letter dated August 31, 2022, executed by any Joint Lead Arranger and Joint Bookrunner and/or the Mandated Lead Arranger and acknowledged and agreed to by the Borrower.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest (including capitalized interest, but excluding capitalized interest with respect to any construction loan to the extent such capitalized interest is funded under an interest reserve account) payable on, and cash amortization of debt discount in respect of, all debt for borrowed money plus (ii) scheduled amortization of principal amounts of all debt for borrowed money payable (not including balloon maturity amounts) plus (iii) all cash dividends payable on any preferred equity interests, if any (which, for the avoidance of doubt, shall include preferred equity interests structured as trust preferred securities), in each case of the Borrower and its Subsidiaries (including the JV Pro Rata Share of the foregoing clauses (i)-(ii)) (other than dividends payable to the Borrower or a Subsidiary of the Borrower) calculated as of the end of each fiscal quarter for the four fiscal quarters then ended and Consolidated in accordance with IFRS.

“Floor” means a rate of interest equal to 0.00% per annum.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Official” means an officer or employee of a Governmental Authority, or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof. “Foreign Official” also includes officers, employees, representatives, or agents of any entity owned or controlled directly or indirectly by a Governmental Authority, including through ownership by a sovereign wealth fund.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Approval” means any order, authorization, consent, approval, license, ruling, permit, certification, exemption, filing or registration from, by or with any Governmental Authority.

“Governmental Authority” means the government of the United States, Canada, Mexico or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any asset of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means each Subsidiary of the Borrower that enters into a guaranty to guarantee the Obligations of the Borrower hereunder pursuant to Section 7.13, but excluding any Person released from its obligations as a Guarantor pursuant to Section 7.13 or Section 11.1.

“Guarantor Deliverables” means (a) the documentation described in Sections 5.1.1(b), (c), (d), (f), 5.1.1(j), (k), and 5.1.1(l) and (b) an opinion substantially in the form of Exhibit I, in each case with respect to the applicable Guarantor.

“Guaranty” means a Guaranty Agreement substantially in the form of Exhibit F.

“Guaranty Condition” means a condition that is satisfied if, at the time of determination, the then current Guarantors include all Unencumbered Asset Subsidiaries that directly and indirectly hold Unencumbered Properties to which at least seventy-five percent (75%) of the Unencumbered Asset Value at such time is attributable; provided that for use in Guaranty Condition, Unencumbered Asset Value shall be calculated excluding the effects of the second sentence of the definition thereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including those listed and/or characterized as hazardous under Mexico’s General Law for the Prevention and Integral Management of Waste (Ley General para la Prevención y Gestión Integral de los Residuos) and the rules, regulations and official norms (Normas Oficiales Mexicanas) promulgated thereunder or in connection therewith.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, including, without limitation, any Hedge Agreement required by Section 7.16.

“IFRS” means the International Financial Reporting Standards that are applicable to the circumstances as of the date of determination, consistently applied.

“Indebtedness” means, for any Person at any date of determination, all monetary obligations (without duplication), excluding trade payables and accrued expenses (including deferred tax liabilities) incurred in the ordinary course of business or for which reserves in accordance with IFRS or otherwise reasonably acceptable to the Administrative Agent have been provided, (a) of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, or similar instruments, (iii) to pay the deferred purchase price of property or services except (x) obligations incurred in the ordinary course of business to pay the purchase price of stock, provided that such obligations are paid within customary settlement terms, and (y) obligations to purchase stock (other than stock of the Borrower or any of its Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (iv) arising under Capital Leases to the extent included on a balance sheet of such Person, (v) arising under Hedge Agreements net of obligations owed to such Person, (vi) under bankers’ acceptances, letters of credit or similar facilities and (vii) arising under any Guarantee of such Person (other than (x) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (y) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (z) any Guarantee of Liabilities of a third party that do not constitute Indebtedness) or (b) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person. Indebtedness shall not include contingent obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.4.2.

“Industrial Property” means any real property operated or intended to be operated for light manufacturing, warehousing, distribution, storage, ancillary offices and related services and including Office/Retail Real Estate, unless otherwise approved in writing by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no Development Property shall qualify as an Industrial Property for so long as it remains a Development Property.

“Information” has the meaning specified in Section 11.7.

“Interest Payment Date” means, as to any Borrowing or Loan, the last day of the third Interest Period after the Borrowing Date of such Borrowing or Loan, and thereafter, the last day of the third Interest Period therefor until the Maturity Date.

“Interest Period” means, for each Loan comprising part of the same Borrowing, the period commencing on (and including for the calculation of interest and fees) the date of disbursement of such Loan and ending on (but excluding for the calculation of interest and fees) the numerically corresponding day in the calendar month that is one month thereafter (subject to the availability thereof), as specified in the applicable Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.11(d) shall be available for specification in such Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means any investment in any Person, Property, or other asset, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution, or otherwise. The amount of any Investment shall be determined in accordance with IFRS; provided that the amount of the Investment in any Property shall be calculated based upon the undepreciated Investment in such Property.

“Investment Grade Rating” means a Debt Rating, from at least two of the following three rating agencies, of (i) BBB- or better from S&P, (ii) BBB- or better from Fitch and (iii) Baa3 or better from Moody’s.

“Joint Lead Arrangers and Joint Bookrunners” has the meaning specified in the preamble.

“Joint Venture” means any joint venture (a) in which the Borrower or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Borrower or any of its Subsidiaries, and (c) the accounts of which would not appear on the Consolidated financial statements of the Borrower.

“Joint Venture Properties” means Properties that are owned by a Joint Venture.

“Judgment Currency” has the meaning specified in Section 11.19.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total fair value of all Equity Interests in such Joint Venture held by the Borrower and any of its Subsidiaries by (b) the total fair value of all outstanding Equity Interests in such Joint Venture at such time.

“Laws” means, collectively, all international, foreign, national, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, writs, injunctions, decrees, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LEED BD+C” means Leadership in Energy and Environmental Design for Building Design and Construction, developed by U.S. Green Building Council.

“LEED O+M” means Leadership in Energy and Environmental Design for Operations and Maintenance, developed by U.S. Green Building Council.

“Lender” means each Person listed on Schedule 2.1 as of the date hereof, each Person that becomes a Lender pursuant to Section 11.6 or Section 11.12, and the successors and permitted assigns of the foregoing.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, concurso mercantil, quiebra, reorganization, liquidation (liquidación), resolution (resolución) or similar proceeding, or a receiver, trustee, conciliador, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (c) such Lender or its Parent Company has become the subject of a Bail-in Action. Notwithstanding the above, a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity Interest in the applicable Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time specify in a notice to Borrower and the Administrative Agent.

“Leverage Ratio” means as of any date, the ratio of (a) the Consolidated Indebtedness of the Borrower and its Subsidiaries (including the JV Pro Rata Share of the Consolidated Indebtedness of any Joint Venture) to (b) Total Asset Value.

“Liabilities” means (without duplication), for any Person, (a) any obligations required by IFRS to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person; and (c) any Guarantees of such Person of liabilities or obligations of others.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority, transfer to a fideicomiso de garantía or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).

“Loan” has the meaning specified in Section 2.1.

“Loan Documents” means this Agreement, the Guaranty, the Pagarés, the Fee Letter and any other document designated as such by the Administrative Agent and the Borrower.

“Loan Notice” means a notice of a Borrowing, which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any one of the Loan Parties.

“Management Reserve” means, with respect to all Unencumbered Properties for any fiscal period, an amount equal to 2% of the total revenues generated from the operation of all Unencumbered Properties for such fiscal period.

“Mandated Lead Arranger” has the meaning specified in the preamble.

“Material Adverse Effect” means any material adverse effect on (a) the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents to which they are a party or (c) the ability of the Administrative Agent or any Lender to enforce any material provision of the Loan Documents.

“Material Debt” means Indebtedness of any Loan Party or any Subsidiary of a Loan Party that (a) constitutes Recourse Debt or (b) constitutes Non-Recourse Debt and in respect of which a claim has been made on a Loan Party or Subsidiary with respect to any Customary Recourse Exceptions thereunder and, in each case, that is outstanding in an aggregate principal amount in excess of U.S.$25,000,000 (or the Equivalent thereof).

“Material Litigation” means any actions, suits, proceedings, claims, disputes, investigations or suspensions that are pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, (a) by or against the Borrower or any of its Subsidiaries or any of the Borrower’s or its Subsidiaries’ properties or revenues, including pursuant to applicable Environmental Laws, that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, or (b) between the Borrower or its Subsidiaries, as applicable, with respect to any other party under a Property Trust Agreement which, if determined adversely, would reasonably be expected to result in a material adverse effect on such Property Trust Agreement, the Trust Properties related thereto, or the beneficiary rights of the Borrower or the respective Subsidiary under such Property Trust Agreement.

“Material Subsidiary” means any Subsidiary to which more than U.S.$25,000,000 (or the Equivalent thereof) of Total Asset Value is attributable on an aggregate basis.

“Maturity Date” means, subject to any extension in accordance with Section 3.12, the date occurring three (3) years after the Signing Date.

“Maximum Rate” has the meaning specified in Section 11.9.

“Mexican Bankruptcy Law” means the Ley de Concursos Mercantiles of Mexico, or any successor statute.

“Mexican Income Tax Law” means the Ley del Impuesto sobre la Renta of Mexico, or any successor statute.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a Single Employer Plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate is reasonably likely to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Nissan Properties” means the properties related to the Nissan Trust Agreement that, as of the date hereof, are described in the document attached hereto as Schedule 1.1C and, from time to time thereafter, any other properties that are contributed to the Nissan Trust Agreement.

“Nissan Trust Agreement” means the Management Trust Agreement number F/1704 dated July 5, 2013, entered into by Nissan Mexicana, S.A. de C.V., as settlor and beneficiary, Vesta DSP, S. de R.L. de C.V., as settlor and beneficiary, and CIBanco, S.A., Institución de Banca Múltiple, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Non-Consenting Lender” means any Lender that, has failed to agree to an amendment, waiver, or consent that was (a) requested by the Borrower or the Administrative Agent, (b) required the agreement of each affected Lender in accordance with Section 11.1 and (c) approved by the Required Lenders (or, in the case of any consent, waiver or amendment requiring the agreement of each affected Lender, affected Lenders holding more than 50.00% of the aggregate Loans and unused Commitments).

“Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness has no recourse to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.

“Notice Date” has the meaning assigned to it in Section 3.12(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan (including any Erroneous Payments Subrogation Rights), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, Obligations include (a) the obligation to pay principal, interest, fees and other amounts payable by the Loan Parties under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of any Loan Party in each case in accordance with the Loan Documents.

“OECD” means the Organization of Economic Cooperation and Development.

“Office/Retail Real Estate” means real property used for office or retail purposes.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation (escritura constitutiva) and the then in effect bylaws (estatutos sociales) (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, organization or incorporation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust agreement or other applicable agreement of formation, organization or incorporation and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, organization or incorporation in accordance with applicable Laws in the jurisdiction of its formation, organization or incorporation and, if applicable, any certificate or articles of formation, organization or incorporation of such entity.

“Other Connection Taxes” means with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipients and the jurisdiction imposing such Tax (other than connections arising from such recipients having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.3).

“Overnight Rate” means, for any Business Day with respect to any amount denominated in any currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent to major banks in the applicable interbank market for such currency. The Overnight Rate for any day that is not a Business Day shall be equal to the Overnight Rate for the immediately preceding Business Day.

“Pagaré” means a promissory note (pagaré) bearing a non-negotiable (no negociable) legend, executed and delivered by the Borrower, as issuer (suscriptor), signed by the Guarantors por aval, and payable to the order of a Lender pursuant to its terms, in substantially the form of Exhibit C hereto, evidencing the Loan made by such Lender, as the same may be replaced as contemplated herein.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 11.6.4.

“Participant Register” has the meaning specified in Section 11.6.4.

“Party” means a Person that is a party to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Public Law 107-56) that was signed into law on October 26, 2001.

“Payment Recipient” has the meaning assigned to it in Section 10.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Percentage” means, with respect to any Lender at any time, its Facility Percentage.

“Periodic Term SOFR Determination Day” is defined in the definition of “Term SOFR”.

“Permitted Holder” means (a) Lorenzo Berho; (b) any of the children of Lorenzo Berho; (c) the spouse, siblings, or lineal descendants of Lorenzo Berho; (d) an estate, trust, foundation or similar arrangement, the beneficiaries of which include any of the individuals described in clauses (b) or (c), including any trust, foundation or similar arrangement established by an estate described in clause (f); (e) a charitable trust, charitable foundation or similar charitable entity established by any of the individuals or Persons described in clause (b), (c) or (d) or by an estate described in clause (f) and administered by any such individual or Person (or if the Person who established such trust, foundation or entity is a trust, foundation or similar arrangement described in clause (d) or an estate described in clause (f), the trustees, administrators, managers or executors thereof); (f) the estate (including the executors or administrators) of any of the individuals described in clause (b) or (c); and (g) any other Person that is Controlled, directly or indirectly, by any of the Persons described in clause (b), (c), (d), (e), or (f).

“Permitted Liens” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs, (b) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (c) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any liability whose payment is not yet due, (d) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which reserves in accordance with IFRS or otherwise reasonably acceptable to the Administrative Agent have been provided, (e) Liens on Properties where the applicable Subsidiary is insured against such Liens by title insurance or other similar arrangements satisfactory to the Administrative Agent, (f) leases to tenants of space in Properties that are entered into in the ordinary course of business, (g) any netting or setoff arrangement entered into by any Subsidiary in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any setoff arrangement that arises by operation of law as a result of any Subsidiary opening a bank account, (h) mortgages or transfers to a security trust (fideicomiso de garantía) that were granted to secure loans that have been paid in full and therefore do not and will not secure any payment obligation to the extent that the Borrower has provided evidence satisfactory to the Administrative Agent of the payment in full of such loans, provided that such mortgage or security trust is terminated (and evidence of such termination provided to the Administrative Agent) and such termination has been submitted for record within 30 days following the payment in full of the loan secured thereby and (i) additional Liens securing an amount not exceeding U.S.$10,000,000 (or the Equivalent thereof) in the aggregate.

“Permitted Removal” has the meaning specified in Section 7.13(e).

“Person” means any natural person, corporation, sociedad, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pesos” or “Ps$” means the lawful currency of Mexico.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 7.2.

“Pledged Subsidiary” means any Subsidiary of the Borrower that has (or has a direct or indirect parent (other than the Borrower) that has) had its Equity Interests pledged to any Person or entity (other than the Administrative Agent or the Lenders to secure the obligations hereunder) or as to which any such Equity Interests are subject to a negative pledge other than a Subsidiary of the Borrower that owns a direct or indirect interest in an Unencumbered Property and is listed on Schedule 1.1B.

“Pricing Certificate” means a certificate signed by a Responsible Officer of the Borrower in charge of financial matters, substantially in the form of Exhibit J, (a) attaching true and correct copies of the Sustainability Report for the immediately preceding calendar year and the attestation of the Sustainability Verifier of the Sustainable Gross Leasable Area and the Sustainability KPI for the immediately preceding calendar year, and (b) setting forth the computations in reasonable detail in respect of the Sustainability KPI.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Lending Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day), provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”. Each change in any interest rate provided for herein based upon the Alternate Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

“Process Agent” has the meaning specified in Section 11.14.5.

“Prohibited Payment” has the meaning specified in Section 8.10(a).

“Properties” means Industrial Properties, Raw Land, Development Properties and Joint Venture Properties owned directly or indirectly by the Loan Parties and their Subsidiaries.

“Property Report” shall mean a report for all Properties substantially in the form of Exhibit H.

“Property Trust Agreements” means the collective reference to the Nissan Trust Agreement, the Querétaro Trust Agreement and any other property trust agreement with respect to a Trust Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.2.

“Qualified Lender” means a Person (or, if such Person acts through a branch or agency, or Lending Office, the principal office of any and each such Person) that (a) is the effective beneficiary (beneficiario efectivo) of any and all payments made by a Loan Party hereunder, (b) meets the requirements imposed under Article 166, Section I, paragraph a), Subsections 1 or 2, of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and Section VI of its Secondary Transitory Article (or any successor provision thereof), and delivers to the Borrower the information described in Rules 3.18.18 or 3.18.19., as applicable, of the Resolución Miscelanea Fiscal para 2022 (Miscellaneous Tax Resolution for 2022) or any successor provisions, and (c) is a resident for tax purposes of a country with which Mexico has entered into a treaty for the avoidance of double taxation that is in effect and is entitled to the reduced rate of taxation of interest or amounts deemed interest thereunder, and meets the requirements set forth in such treaty to qualify for treaty benefits.

“Qualified Professional Asset Manager” has the meaning specified in Section 11.22(a)(iii).

“Quarterly Date” means the last day of each March, June, September and December.

“Querétaro Properties” means the properties related to the Querétaro Trust Agreement that, as of the date hereof, are described in the document attached hereto as Schedule 1.1D and, from time to time thereafter, any other properties that are contributed to the Querétaro Trust Agreement.

“Querétaro Trust Agreement” means the Trust Agreement number F/704684 dated July 12, 2007 entered into by and among the State of Querétaro, as settlor, Aeropuerto Intercontinental de Querétaro, S.A. de C.V., for the purposes described therein, Bombardier Aerospace México, S.A. de C.V., as beneficiary, and BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, as trustee, as amended by the joinder agreement dated July 12, 2007, entered into by and among the State of Querétaro, as settlor, Bombardier Aerospace México, S.A. de C.V., as beneficiary and Proyectos Aeroespaciales, S. de R.L. de C.V., as settlor and beneficiary, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Raw Land” means land with respect to which no development permits have been issued, land which has not been developed and/or land with respect to which development has been suspended for a period of six months or longer.

“Recourse Debt” means Indebtedness that is not Non-Recourse Debt.

“Register” has the meaning specified in Section 11.6.3.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 10.6(b).

“Renovation Property” means an Industrial Property that is subject to renovation or rehabilitation.

“Replaced Lender” has the meaning specified in Section 11.12.

“Replacement Lender” has the meaning specified in Section 11.12.

“Required Lenders” means, as of any date of determination, Lenders with aggregate Facility Percentages greater than 50.0%; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to any Loan Party, any officer of such Loan Party or of any general partner or managing member of such Loan Party, which officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder or (b) supervisory responsibility for such an officer or (c) when the term Responsible Officer is used in reference to the execution of an agreement, contract or other legal document, sufficient authority to execute such agreement, contract or legal document in the name and on behalf of the respective Loan Party.

“Restricted Payment” has the meaning specified in Section 8.2.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial Inc., and any successor thereto or, if S&P no longer publishes ratings, then another ratings agency selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Same Day Funds” means same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Sanctions” means any economic or financial sanctions, or trade embargoes or restrictive measures imposed, administered, enacted or enforced by any Sanction Authority, from time to time.

“Sanctions Authorities” means: (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State); (b) the United Nations Security Council; (c) the European Union, (d) the United Kingdom (including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury); (e) Canada (including Global Affairs Canada); (f) Mexico or (g) other relevant sanctions authority in any jurisdiction in which any Loan Party or its Subsidiaries operate or in which the proceeds of the Loans will be used or from which repayments of the obligations will be derived, including, without limitation, the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), the Mexican Tax Authority (Servicio de Administración Tributaria), and solely in connection with their authority to impose material Sanctions for money laundering, the Swiss Secretariat of Economic Affairs, the Hong Kong Monetary Authority and the Monetary Authority of Singapore.

“Sanctioned Country” means, at any time, any country or territory to the extent that such country or territory itself is the subject or target of any comprehensive country-wide or territory-wide Sanctions broadly prohibiting dealings with such country or territory (currently, Cuba, Iran, Syria, North Korea, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, any other Covered Region of Ukraine identified pursuant to Executive Order 14065 and the Crimea region of Ukraine).

“Sanctions List” means, collectively, the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” and the “Investment Ban List” maintained by Her Majesty’s Treasure, “Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions” maintained by the European Union, or any similar lists issued or maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, in each case, as amended from time to time.

“Sanctioned Person” means, at any time, a Person: (a) designated on any Sanctions List; (b) located, organized or resident in a Sanctioned Country; (c) which otherwise is the target or subject of any Sanction(s), including the Government of Venezuela, and including by any relationship of ownership, control or agency with a person listed in (a) or (b); or (d) with whom transactions are prohibited by Sanctions without the previous authorization from a Governmental Authority in Mexico, Canada or in the United States.

“Scotia México” has the meaning specified in the preamble.

“Secured Debt” means, for any Person at any date of determination, Indebtedness of such Person secured by any Liens (other than Permitted Liens, provided that Indebtedness secured by Permitted Liens described in clause (i) of the definition thereof shall not be excluded) in any of such Person’s Properties or other material assets.

“Signing Date” means August 31, 2022.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate is reasonably likely to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Social Law” means any Mexican governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to social risks and impacts (including indigenous peoples, labour, health, and safety), and any specific agreements entered into with any competent authorities which include commitments related to the foregoing.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Rate”.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds such Person’s Liabilities, (b) such Person has sufficient cash flow to enable it to pay its Liabilities as they mature, (c) such Person does not have unreasonably small capital to conduct its businesses, and/or (d) such Person is not in a generalized default of its payment obligations (incumplimiento generalizado en el pago de sus obligaciones) within the meaning of Articles 9, 10 and/or 11 of the Mexican Bankruptcy Law, to the extent applicable.

“Special Power of Attorney” means an irrevocable special power of attorney substantially in the form of Exhibit G duly executed in favor of the Process Agent by each Loan Party in the presence of a Mexican notary public.

“Subsidiary” of a Person means a corporation, sociedad, partnership, joint venture, trust, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Sustainability Agents” has the meaning specified in the preamble.

“Sustainable Gross Leasable Area” means the gross leasable area of the Total Portfolio that is certified under one or more of the Eligible Certifications, as in effect as of the calculation date.

“Sustainability KPI” means the Sustainable Gross Leasable Area as a percentage of the Total Gross Leasable Area as of the end of the applicable calendar year, as set forth in the Sustainability-Linked Financing Framework.

“Sustainability-Linked Financing Framework” means the Sustainability-Linked Financing Framework adopted by the Borrower in May 2021 and attached as Schedule 3.13 hereto.

“Sustainability Margin Adjustment” shall have the meaning given to it in Section 3.13(e).

“Sustainability Performance Target” has the meaning specified in Section 3.13(d).

“Sustainability Pricing Adjustment Date” means the first day of the Interest Period immediately succeeding (i) the date on which the Borrower has delivered a Pricing Certificate in accordance with Section 3.13(e) or (ii) in the case of non-delivery of a Pricing Certificate, the last date such Pricing Certificate could have been delivered pursuant to the terms of Section 7.2(f)).

“Sustainability Report” means the annual report prepared by the Borrower in accordance with the Sustainability-Linked Financing Framework that sets forth the calculation of the Sustainable Gross Leasable Area as of the last day of the applicable calendar year.

“Sustainability Verifier” means Valora Sostenibilidad e Innovación, S.A. de C.V., or another qualified provider of third-party assurance or attestation services appointed by the Borrower with the approval of the Sustainability Agents (which approval shall not be unreasonably withheld or delayed) to review the Borrower’s statement of Sustainable Gross Leasable Area and Sustainability KPI included in the Sustainability Report.

“Taxes” means all present or future taxes (including value added, sales and similar taxes), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)  for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator (carried out to five decimal places); provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)  for any calculation with respect to an Alternate Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator (carried out to five decimal places); provided, however, that if as of 5:00 p.m. (New York City time) on any Alternate Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. The Borrower and each Lender agrees that the Administrative Agent will confirm the Term SOFR applicable to each Interest Period to the Borrower and the Lenders on or before the date falling three Business Days prior to the applicable Interest Payment Date.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Date” means the date of any Test Event.

“Test Event” means the occurrence of any of the following: (i) the Closing Date, (ii) the last day of each calendar quarter, (iii) any Borrowing, (iv) any Permitted Removal or (v) any release of any Guarantor from its Obligations under the Loan Documents.

“Total Asset Value” means, at any date of determination, the sum (determined for the Borrower and its Subsidiaries on a Consolidated basis) of:

(a)   the total Unencumbered Asset Value at such date of determination (without taking into account the adjustments to Unencumbered Asset Value in the last sentence of the definition thereof); plus

(b)   in the case of any Properties owned by the Borrower or its Subsidiaries that do not qualify as Unencumbered Properties, the total of:

(i)   for any Raw Land, Development Property or Industrial Property (including, without limitation, Renovation Properties), (A) the Appraised Value of such Property as determined by an Appraisal or (B) if no Appraisal has been conducted and completed within the preceding 12 month period for such Raw Land, Development Property or Industrial Property, the fair value of such Property;

(ii)   for any Property owned by a Joint Venture, the JV Pro Rata Share of (A) the Appraised Value of such Property or (B) if no Appraisal has been conducted and completed within the preceding 12 month period for such Property, the fair value of such Property;

(iii)   in the case of any other Property of the Borrower or any Subsidiary, (A) the Appraised Value of such Property or (B) if no Appraisal has been conducted and completed within the preceding 12 month period for such Property, the fair value of such Property; plus

(c)   without duplication of the Unencumbered Asset Value, all unrestricted cash, cash-like instruments and investments of the Borrower and its Subsidiaries (including the JV Pro Rata Share of the same in respect of any Joint Venture, but excluding cash in the Borrower’s distribution account).

For the avoidance of doubt, Total Asset Value will be adjusted in accordance with Section 8.3 at any time that Borrower has an Investment Grade Rating.

“Total Gross Leasable Area” means the gross leasable area of the Total Portfolio as of the applicable calculation date.

“Total Portfolio” means the properties owned by, and delivered to, the Borrower, any of its Subsidiaries or any joint venture where the Borrower or any of its Subsidiaries own, directly or indirectly, at least 25% of the Voting Stock of such joint venture, provided that, in the event a property owned by the Borrower, any such Subsidiary or any such joint venture is sold but continues to be administered by the Borrower, by a Subsidiary of the Borrower or any such joint venture, such property shall continue to be deemed part of the Total Portfolio.

“Trade Date” means the date the Assignment and Assumption is delivered to the Administrative Agent.

“Trust Properties” means, collectively, the Nissan Properties, the Querétaro Properties and any other trust property that complies with the applicable Trust Property Conditions.

“Trust Property Conditions” means, with respect to any Trust Property, that (a) the applicable Property Trust Agreement is in full force and effect, (b) no default has occurred under the applicable Property Trust Agreement that could, either individually or in the aggregate together with other defaults, give rise to the right of any party under such Property Trust Agreement to terminate such Property Trust

Agreement, or to restrict or otherwise impair the Borrower’s or its applicable Subsidiary’s collection rights under such Property Trust Agreement, (c) the Borrower’s or its applicable Subsidiary’s right to receive lease payments related to such Trust Property under the applicable Property Trust Agreement continue to be in full force and effect, (d) the trustee under the applicable Property Trust Agreement continues to be the legal owner of the corresponding trust estate for the purposes of (i) holding such trust estate in its custody and (ii) its management subject to the terms and conditions set forth under the applicable Property Trust Agreement, (e) the Borrower or its applicable Subsidiary has (i) any and all rights to lease or otherwise to use or enjoy the applicable Trust Property as well as any and all other rights accessory thereto, (ii) the rights to use and enjoy all infrastructure built on such Trust Property, and (iii) all rights to the buildings constructed on such Trust Properties, and (f) the construction of any buildings within the Trust Properties has been completed, the buildings within such Trust Property are in operation and have been leased, as evidenced by the applicable construction certificate, operating license, duly executed lease agreement or any other document which shall be acceptable to the Administrative Agent in its reasonable discretion and (g) if such Trust Property is in the applicable Trust Property Agreement through a lease, such lease is in full force and effect, has a remaining term of not less than 10 years, and is transferable.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Subsidiary” has the meaning specified in Section 7.13(a).

“Unencumbered Asset Value” means, as of any date of determination, (i) the aggregate value of all Unencumbered Properties, other than Properties acquired within the 12 month period prior to such date of determination (“Acquisition Properties”) (which shall be valued at fair value), but including, for the avoidance of doubt, Renovation Properties, based on the most recent Appraisals performed in accordance with this Agreement plus (ii) the aggregate fair value of all Unencumbered Properties that are Acquisition Properties. Notwithstanding the foregoing, in calculating Unencumbered Asset Value, the Borrower shall reduce the Unencumbered Asset Value of any Unencumbered Property, or eliminate properties from the calculation of Unencumbered Asset Value, such that: (a) not more than 25% of Unencumbered Asset Value will be attributable to tenancy leases affecting the Unencumbered Properties under which rent, additional rent and other amounts payable by tenants thereunder is denominated in Pesos (other than such amounts that are hedged pursuant to one or more currency Hedge Agreements in form and substance and with counterparties satisfactory to the Administrative Agent), (b) not more than 20% of Unencumbered Asset Value will be attributable to Development Properties and Raw Land, collectively, (c) not more than 10% of Unencumbered Asset Value will be attributable to Office/Retail Real Estate and (d) not more than 30% of Unencumbered Asset Value will be attributable to Trust Properties.

“Unencumbered Properties” means, as of any date, any parcel of real property (together with all personal property associated therewith) that meets the following requirements: it is (i) located within Mexico; (ii)(x) directly owned by an Unencumbered Asset Subsidiary, (y) a Trust Property which complies with the Trust Property Conditions; provided, that if at any time such Trust Property fails to comply with the Trust Property Conditions, such Trust Property shall cease to be an Unencumbered Property for purposes of this Agreement or (z) any other Property only with the consent of each Lender; provided in the case of each of (x) and (y) that the Unencumbered Asset Subsidiary that directly holds such Property or the beneficiary rights under the applicable Property Trust Agreement does not own any other Property (or beneficiary rights under a property owning trust agreement) that is subject to any Liens (other than Liens securing Non-Recourse Debt of the applicable Unencumbered Asset Subsidiary and the Borrower and Permitted Liens); (iii) not owned by a Pledged Subsidiary; (iv) used or intended to be used for industrial, warehouse or distribution purposes (in each case, including light manufacturing, storage, ancillary offices and other related uses) or constituting Office/Retail Real Estate; (v) not subject to a negative pledge that would prohibit granting a Lien on such Property to the Administrative Agent; (vi) operated by the Borrower or its Subsidiaries (provided that for the avoidance of doubt, the Borrower may subcontract management, security, maintenance or other services in the ordinary course of business as long as the Borrower continues to oversee such services in all material respects); and (vii) not subject to any Liens (other than Permitted Liens), and “Unencumbered Property” means any one of the Unencumbered Properties.

“Unencumbered Property Adjusted NOI” means (a) the Unencumbered Property NOI attributable to all Unencumbered Properties, less (b) the Capital Expenditure Allowance for all Unencumbered Properties, less (c) the amount, if any, by which (i) the Management Reserve for all Unencumbered Properties exceeds (ii) all management fees payable in respect of all Unencumbered Properties, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lenders (calculated, with respect to any period consisting of less than four consecutive fiscal quarters, on an annualized basis). For purposes of calculating Unencumbered Property Adjusted NOI, if an Unencumbered Property is removed from (or added to, as applicable) the unencumbered asset pool, such Unencumbered Property shall be excluded from (or included in, as applicable) the calculation of Unencumbered Property Adjusted NOI for all of the fiscal quarter in which it was removed (or added, as applicable).

“Unencumbered Property NOI” means, for any period and any Unencumbered Property, the difference (if positive) between (a) any rents, proceeds (other than proceeds from dispositions), expense reimbursements or income received from such Property (but excluding security or other deposits, late fees, early lease termination payments in excess of U.S.$1,000,000 (or the Equivalent thereof) or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, maintenance or operation of such Property, including management fees, repairs and an adjustment made for the straight-lining of rents.

Notwithstanding the foregoing, in calculating Unencumbered Property NOI, the Borrower shall reduce the Unencumbered Property NOI of any Unencumbered Property, or eliminate Properties from the calculation of Unencumbered Property NOI, such that: (a) not more than 25% of Unencumbered Property NOI will be attributable to tenancy leases affecting the Unencumbered Properties under which rent, additional rent and other amounts payable by tenants thereunder is denominated in Pesos (other than such amounts that are hedged pursuant to one or more currency Hedge Agreements in form and substance and with counterparties satisfactory to the Administrative Agent), (b) no Unencumbered Property NOI will be attributable to Development Properties and (c) not more than 10% of Unencumbered Property NOI will be attributable to Office/Retail Real Estate.

“United States” and “U.S.” mean the United States of America.

“Unsecured Debt” means, for any Person at any date of determination, Indebtedness of such Person that is not Secured Debt.

“U.S. Dollars” and “U.S.$” mean the lawful currency of the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2   Other Interpretive Provisions. Unless the context otherwise requires, (a) the definitions of terms shall apply equally to the singular and plural forms of the terms defined; (b) any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning as the word “shall”; (e) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, restated, supplemented, or otherwise modified; (f) any reference to any Person shall be construed to include such Person’s successors and assigns; (g) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections hereof, and Exhibits and Schedules hereto; (h) the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as whole and not to any particular provision of this Agreement, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified; (i) the term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically); (j) any reference to any law or regulation shall include all statutory and regulatory provisions consolidating, amending, supplementing, replacing or interpreting such law from time to time; (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and (l) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

1.3   Accounting Terms.

1.3.1   Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with IFRS applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.3.2   Changes in IFRS. If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

1.4   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

1.5   Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Rate, the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner that may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6   Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (it being understood that the Administrative Agent may request instructions from the Required Lenders) in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective, without any other further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Article II.
COMMITMENTS AND LOANS

2.1   Loans. Subject to the terms and conditions and limitations set forth herein, each Lender severally agrees to make revolving credit loans (each a “Loan”) to the Borrower in U.S. Dollars from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding such Lender’s Commitment; provided that after giving effect to any Borrowing, the aggregate principal amount of all Loans of all Lenders shall not exceed the Aggregate Commitments. Subject to the foregoing, the Borrower may borrow under this Section 2.1, prepay under Section 2.3 and reborrow under this Section 2.1.

2.2   Borrowings of Loans.

2.2.1   Procedures for Borrowings. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given by a written Loan Notice appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing. Each Borrowing shall be in a principal amount permitted by Section 3.1. Each Loan Notice shall specify (a) the requested date of the Borrowing (which shall be a Business Day during the Availability Period), (b) the principal amount of Loans to be borrowed and (c)  the Interest Period with respect thereto, which shall end on the last day of the then current Interest Period with respect to any Loans then outstanding. Borrowings shall only be available at Term SOFR. The Borrower may not request a Borrowing if, after giving effect to such Borrowing, there would be more than eight (8) Borrowings outstanding and the Borrower may not request more than three (3) Borrowings in any calendar month.

2.2.2   Funding of Loans. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the details thereof and such Lender’s applicable Percentage of each resulting Borrowing. Each Lender shall make the amount of its Loan available to the Administrative Agent’s Office in Same Day Funds not later than 12:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction (or waiver in accordance with the terms thereof) of the applicable conditions set forth in Section 5.2, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

2.2.3   Certain Conversions. Upon the occurrence and during the continuance of any Event of Default (i) no outstanding Loan may be continued as a SOFR Loan and, unless repaid as provided herein, each SOFR Loan shall automatically be converted to an Alternate Rate Loan at the end of the Interest Period therefor and (ii) the obligation of the Lenders to make SOFR Loans shall be suspended. Subject to this Section 2.2.3 and Sections 2.3, 3.11, 4.2 and 4.3, at the end of each Interest Period, each SOFR Loan shall automatically continue as a SOFR Loan.

2.2.4   Notice of Rates. The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period upon determination of such interest rate.

2.3   Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time voluntarily prepay any Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 12:00 p.m. on the date three (3) Business Days prior to the date of any prepayment of any Loan; and (b) any prepayment shall be in a principal amount permitted by Section 3.1 or, if less, the entire principal amount of all Loans. Each such notice shall specify the date and amount of such prepayment and the Borrowing (or Borrowings) to which such prepayment applies. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such applicable Lender’s ratable portion of such prepayment (based on such Lender’s Facility Percentage). If such notice is given by the Borrower, then the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 4.5. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing in accordance with each Lender’s Facility Percentage; provided that, if the Borrower does not specify the Borrowing to which a prepayment applies, then such prepayment shall be applied to the Borrowings in their inverse order of maturity.

Article III.
GENERAL LOAN PROVISIONS

3.1   Minimum Amounts for Borrowings or Prepayments. Any Borrowing of Loans or prepayment of Loans shall be in an amount not less than U.S.$5,000,000 or integral multiples of U.S.$1,000,000 in excess thereof (or, in the case of a prepayment, if less, the aggregate amount of Loans then outstanding).

3.2   Termination or Reduction of Commitments.

3.2.1   Voluntary Termination or Reduction. The Borrower may, upon notice to the Administrative Agent, terminate or from time to time permanently reduce the Aggregate Commitments; provided that:

(a)   any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction;

(b)   any such partial reduction shall be in an aggregate amount of U.S.$5,000,000 or integral multiples of U.S.$1,000,000 in excess thereof; and

(c)   the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayment hereunder, the aggregate principal amount of all outstanding Loans would exceed the Aggregate Commitments.

3.2.2   Procedural Aspects of Termination or Reduction of Commitments. The Administrative Agent will promptly notify the applicable Lenders of any notice provided by the Borrower pursuant to Section 3.2.1. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Facility Percentage of the amount by which such Commitments are reduced, the Administrative Agent shall update Schedule 2.1 (which may be distributed by posting such schedule on the Platform) to reflect such reduction.

3.3   Repayment of Loans.

(a)   If the Borrower repays any Loan prior to the end of the applicable Interest Period therefor, the Borrower will also pay all amounts due under Section 4.5.

(b)   The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all outstanding Loans on the Maturity Date.

(c)   Upon repayment in full of any Loan hereunder and in any event within no more than ten (10) Business Days counted from the date of such payment, each Lender agrees to return to the Borrower, duly cancelled, the Pagaré evidencing the repaid Loan; provided that if such previously delivered Pagaré has been lost, stolen or mutilated, such Lender may deliver in its place an affidavit of lost note and a written indemnity in customary form and reasonably acceptable to the Borrower and, at the discretion of the Borrower and at the applicable Lender’s cost, shall assist the Borrower in pursuing any legal proceedings in Mexico necessary to obtain the cancellation and issuance of a new Pagaré.

3.4   Interest.

3.4.1   Interest Rates. Subject to the provisions of Sections 3.4.2 and 11.9, (a) during such periods as a Loan is a SOFR Loan, such Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Term SOFR for the Interest Period therefor plus the Applicable Margin and (b) during such periods as a Loan is an Alternate Rate Loan, such Loan shall bear interest at the Alternate Rate plus the Applicable Margin.

3.4.2   Rates upon Default.

(a)   If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b)   The Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, at any time (and so long as) any Event of Default exists, require the Borrower to pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)   Accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable Laws) shall be due and payable upon demand.

3.4.3   Interest Payment Dates. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, on the following dates:

(a)   During such periods as such Loan is a SOFR Loan, interest shall be paid in arrears on each Interest Payment Date and on the date such SOFR Loan shall be converted or paid in full.

(b)   During such periods as such Loan is an Alternate Rate Loan, interest shall be payable in arrears on each Interest Payment Date and on the date such Alternate Rate Loan shall be paid in full.

(c)   For the avoidance of doubt, if any Borrowing is made on a date other than an Interest Payment Date, the Borrower shall pay all accrued and unpaid interest for the Loans comprising such Borrowing on the Interest Payment Date immediately succeeding the date of such Borrowing.

(d)   Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law to the extent permitted by such Debtor Relief Law.

3.5   Fees.

3.5.1   Unused Commitment Fees. The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders (in accordance with their respective Facility Percentage), an unused commitment fee (the “Commitment Fee”) (together with any applicable value added taxes) in U.S. Dollars in an amount for each Lender equal to 30% of the Applicable Margin times the average daily amount by which the sum of the Commitment of such Lender exceeds the aggregate principal amount of all outstanding Loans held by such Lender with respect to each Commitment Fee Period. The Commitment Fee shall accrue, at all times from the Signing Date to and including the last day of the Availability Period, and shall be due and payable in arrears on each Quarterly Date, commencing with the first such date to occur after the Signing Date and ending, on the last day of the Availability Period. Notwithstanding the foregoing or any other provision of this Agreement, the Borrower shall not be required to pay a Commitment Fee to any Lender for any day on which such Lender is a Defaulting Lender.

3.5.2   Administrative Agent’s/Joint Lead Arrangers and Joint Bookrunners’/Mandated Lead Arranger Fees. The Borrower shall pay to the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Mandated Lead Arranger, for their own account in such capacities, such fees (if any) in such amounts and at such times as are separately agreed between the Borrower and such Person in the applicable Fee Letter. At the request of the Borrower, each of the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners or the Mandated Lead Arranger, as applicable, and subject to the conditions and requirements set forth in Section 4.1.8 shall deliver to the Borrower an invoice supporting any such payments.

3.6   Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year); provided that, all computations of interest for Alternate Rate Loans shall be made on the basis of a year of 365 or 366 days (or if the Alternate Rate is calculated by reference to one-month Term SOFR, 360 days), as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.8, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

3.7   Evidence of Debt. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)   The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Pagaré is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by such Lender, the Borrower shall promptly execute as issuer (suscriptor) and deliver, and cause the Guarantors to execute por aval, to such Lender (through its physical delivery to such Lender’s designated representative in connection with this Agreement), with an electronic copy to the Administrative Agent, a Pagaré or Pagarés (through its physical delivery to such Lender’s designated representative in connection with this Agreement), payable to such Lender in a principal amount equal to the Loans of such Lender (if applicable, upon return of previously executed and delivered Pagarés held by such Lender, that would result in such Lender maintaining Pagarés in an aggregate principal amount exceeding the aggregate principal amount payable to such Lender). All references to Pagarés in the Loan Documents shall mean Pagarés, if any, to the extent issued hereunder. Each Lender hereby agrees that in the event of a conflict between the terms of this Agreement and any Pagaré, the terms of this Agreement shall prevail.

(c)   Promptly upon and concurrently with (i) any conversion of the Loans as set forth in Section 2.2.3, Section 4.2 or Section 4.3, (ii) the occurrence of a Benchmark Transition Event as set forth in Section 3.11(a), (iii) the accession of an additional Guarantor pursuant to Section 7.13 or the release of a Guarantor pursuant to Section 7.13 or Section 11.1, (iv) any assignment of Loans pursuant to Section 11.6, (v) any Borrowing and (vi) any increase or decrease of the Applicable Margin in accordance with Section 3.13 or Schedule 1.1, as applicable, such that the interest specified to be payable under any Pagaré held by any Lender with respect to such Loan is based on an Applicable Margin that is more or less than the Applicable Margin in effect at such time for such Loan, the Borrower, as issuer (suscriptor) and the Guarantors, por aval, shall execute and deliver to each Lender (or its designated representative in connection with this Agreement), with an electronic copy to the Administrative Agent, for the account of each relevant Lender, in exchange for any Pagaré evidencing the relevant Loans previously delivered to such Lender (which Pagaré shall be delivered to the Borrower duly cancelled simultaneously with the delivery by the Borrower of any new Pagaré), a new Pagaré payable to such Lender dated as of the date of such Pagaré being exchanged, in a principal amount equal to the outstanding Loans made by such Lender and evidenced by such Pagaré being exchanged; provided that if such previously delivered Pagaré has been lost, stolen or mutilated, such Lender may deliver in its place an affidavit of lost note and a written indemnity in customary form and reasonably acceptable to the Borrower and, at the discretion of the Borrower and at the applicable Lender’s cost, shall assist the Borrower in pursuing any legal proceedings in Mexico necessary to obtain the cancellation and issuance of a new Pagaré.

(d)   The payment of any part of the principal of any Pagaré shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan evidenced by such Pagaré pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Pagaré evidencing such Loan pro tanto.

3.8   Payments; Administrative Agent’s Clawback.

3.8.1   Payments in Dollars and Free and Clear. All payments to be made by the Borrower hereunder shall be made in U.S. Dollars and without condition or deduction for any counterclaim, defense, recoupment or setoff.

3.8.2   Payments Generally. Except as otherwise expressly provided herein or otherwise agreed, all payments by the Borrower to the Administrative Agent shall be made in U.S. Dollars, in Same Day Funds, for the account of the respective Lenders to which such payment is owed, not later than 12:00 noon on the date specified herein at such account as the Administrative Agent shall reasonably specify in any relevant notice. All payments by the Borrower shall be made with proceeds legally obtained and with no breach of any Anti-Corruption Laws and Anti-Money Laundering Laws.

3.8.3   Distribution of Payments. With respect to payments and fees as set forth herein to be paid to the Administrative Agent, the Administrative Agent will promptly, but in any event within five (5) Business Days, distribute to each applicable Lender its Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day unless such next following Business Day falls in another calendar month, in which case, such payment shall be made on the next preceding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. For the avoidance of doubt, if the Maturity Date is not a Business Day, any payment to be made on the Maturity Date shall be made on the immediately preceding Business Day.

3.8.4   Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may (but shall have no obligation to) assume that such Lender has made such share available on such date in accordance with the requirements of this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative

Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the same currency and in Same Day Funds with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the Overnight Rate and (b) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower pursuant to this Section shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

3.8.5   Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in this Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender without interest.

3.8.6   Obligations of Lenders Several. The obligations of Lenders hereunder to make their respective Loans and to make payments pursuant to Section 11.4.3 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.4.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation (if any) to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to make any payment under Section 11.4.3.

3.8.7   Funding Source. Subject to Section 4.6.1, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.9   Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loans made by it and, as a result thereof, such Lender shall receive payment of a proportion of the aggregate amount of its Loans and interest thereon greater than its Facility Percentage, of all payments on account of the principal of and interest on all Loans outstanding under this Agreement, then such Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with their respective Facility Percentages; provided that:

(a)   if any such participations are purchased and any portion of any payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)   the provisions of this Section shall not apply to (i) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement, (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply), (iii) any payment to a Non-Extending Lender in accordance with Section 3.12, (iv) any payment pursuant to Article IV or (v) any payment made to a non-

Defaulting Lender in accordance with the terms of this Agreement that otherwise would have been made to a Defaulting Lender.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

3.10   Defaulting Lenders.

3.10.1  Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)   Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1.

(b)   Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, if the Borrower so requests (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment on a pro rata basis of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of such Defaulting Lender.

(c)   Certain Fees. Such Defaulting Lender shall be limited in its right to receive commitment fees as provided in Section 3.5.1.

3.10.2  Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing, each in their sole discretion, that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of each applicable Facility to be held on a pro rata basis by the Lenders in accordance with their applicable Percentages), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.10.3  Notice of Determination of Defaulting Lender. Upon any determination by the Administrative Agent that any Lender constitutes a Defaulting Lender, the Administrative Agent shall promptly provide the Borrower and the applicable Defaulting Lender with notice of such determination; provided that any failure to so notify the Borrower of such determination shall not have any effect on the status of such Lender as a Defaulting Lender.

3.11   Benchmark Replacement Setting.

(a)   Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) U.S. Government Securities Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)   Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (upon prior consultation with the Lenders if needed at the discretion of the Administrative Agent) will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)   Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.11(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.11.

(d)   Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a

Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)   Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Alternate Rate Loans and (ii) any outstanding effected Term SOFR Loans will be deemed to have been converted to Alternate Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Rate.

3.12   Extension of Maturity Date.

(a)   Request for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) no later than ninety (90) days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request (the “Extension Notice”) that each Lender extend the Existing Maturity Date for such Lender’s Loans for an additional year from the Existing Maturity Date. The Borrower may deliver no more than two (2) of such Extension Notices.

(b)   Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given no later than sixty (60) days prior to the Existing Maturity Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)   Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date that is fifty five (55) days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)   Additional Lenders. The Borrower shall have the right on or before the Existing Maturity Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Persons (excluding any Disqualified Assignee) (each, an “Additional Lender”) as provided in Section 11.12 each of which Additional Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Lender shall, effective as of the Existing Maturity Date, assume the unused Commitment and/or outstanding Loans of such Non-Extending Lender set forth in such

Assignment and Assumption (and, if any such Additional Lender is already a Lender, such unused Commitment and/or outstanding Loans so assigned and assumed shall be in addition to the unused Commitment and/or outstanding Loans of such Lender hereunder on such date).

(e)   Minimum Extension Requirement. If (and only if) no less than two Lenders have agreed to extend their Maturity Date, the Maturity Date of each Lender (other than a Non-Extending Lender) and of each Additional Lender shall be extended to the date set forth in Section 3.12(g) (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)   Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i)   each Lender that will participate in this Agreement as extended shall have consented in writing to such extension, which consent shall be given in such Lender’s sole and absolute discretion, and notified to the Administrative Agent;

(ii)   no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(iii)   the representations and warranties contained in this Agreement are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv)   the Borrower shall deliver a certificate to the Administrative Agent certifying, as of the date of such election or as of the effective date of such extension, as applicable, as to the accuracy of the matters set forth above in clauses (ii) and (iii);

(v)   if a Non-Extending Lender is not replaced with an Additional Lender in accordance with this Section 3.12, on or before the Maturity Date, the Borrower shall have (1) paid in full the principal of and interest on all of the Loans made by each Non-Extending Lender to the Borrower hereunder and (2) paid in full all other amounts owing to such Non-Extending Lender hereunder;

(vi)   the Borrower shall have paid or reimbursed the Administrative Agent and each of the Lenders that will participate in this Agreement, as extended, for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of one New York counsel and one local counsel in Mexico) in connection with such extension request;

(vii)   the Administrative Agent shall have received a letter from the Process Agent indicating its consent to the extension of its appointment as process agent for the Borrower and each of the Guarantors; and

(viii)   the Borrower shall have paid any agreed upon extension fees to each of the Lenders participating in the Agreement as extended.

(g)   With respect to each Lender that approves an extension, the Maturity Date for all purposes hereunder shall be (i) in the case of the first one-year extension, August 31, 2026, and (ii) in the case of the second one-year extension, August 31, 2027.

(h)   Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, the Borrower, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent, the extending Lenders and the Borrower reasonably determine to be necessary to evidence the extension. In the case of any conflict between this Section 3.11 and Section 3.9 or Section 11.1, this Section 3.11 shall prevail.

3.13   Adjustments in the Applicable Margin.

(a)   It is hereby understood and agreed that, the Applicable Margin for (i) each Interest Period commencing on or immediately after the Sustainability Pricing Adjustment Date occurring in a calendar year and ending on but excluding the next applicable Sustainability Period Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section  7.2(f)) (each a “Relevant Period”) and (ii) for each Commitment Fee Period during the Relevant Period, shall be adjusted by the applicable percentages set forth in this Section 3.13.

(b)   In the event that the Sustainability Report attached to the Pricing Certificate most recently delivered by the Borrower to the Administrative Agent reflects that the Borrower’s Sustainability KPI is equal to or greater than the Sustainability Performance Target (as defined below) for the calendar year covered by such Sustainability Report, then the Applicable Margin for the then applicable Relevant Period (subject to Section 3.13(e) below) shall be reduced by 0.05% per annum (the “Sustainability Discount”).

(c)   In the event that the Sustainability Report attached to the Pricing Certificate most recently delivered by the Borrower to the Administrative Agent reflects that the Borrower’s Sustainability KPI is less than the Sustainability Performance Target for the calendar year covered by such Sustainability Report, then the Applicable Margin for the then applicable Relevant Period shall be increased by 0.05% per annum (the “Sustainability Premium”).

(d)   For purposes of Sections 3.13(b) and 3.13(c), the following table sets forth the sustainability performance target for the Sustainability KPI (the “Sustainability Performance Target”) for each calendar year of the Borrower, in each case, determined in accordance with the Sustainability-Linked Financing Framework and as verified from time to time by the Sustainability Verifier:

	Sustainability Performance Target
	2022	2023	2024	2025	2026	2027
Sustainability KPI (Sustainable Gross Leasable Area to Total Gross Leasable Area)	14.7%	17.2%	19.5%	20.0%	21.9%	23.6%

(e)   Following the date on which the Administrative Agent receives a Pricing Certificate in respect of the Borrower’s most recently ended calendar year, the Applicable Margin for (i) each Interest Period commencing on the applicable Sustainability Pricing Adjustment Date and (ii) each Commitment Fee Period commencing on the Commitment Fee Period then in effect as of the applicable

Sustainability Pricing Adjustment Date, shall be decreased by the Sustainability Discount or increased by the Sustainability Premium, as applicable (each a “Sustainability Margin Adjustment”), based upon the Sustainability KPI set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Margin Adjustment shall be determined as of the date on which the Administrative Agent receives a Pricing Certificate delivered by the Borrower in accordance with Section 7.2(f) based upon the Sustainability KPI set forth in the Sustainability Report attached to such Pricing Certificate and the calculations of the Sustainability Margin Adjustment therein and (B) each change in the Applicable Margin for each Interest Period and each Commitment Fee Period resulting from the delivery of a Pricing Certificate shall become effective as of the applicable Sustainability Pricing Adjustment Date and shall remain in effect through the date immediately preceding the next such Sustainability Pricing Adjustment Date.

(f)   The determination made by the Borrower of the applicable Sustainability Margin Adjustment, shall comply with Sections 3.13(b) and 3.13(c) and shall not be conclusive or binding on the Lenders, which will have the right, but not the obligation, to inform the Administrative Agent in writing (a “Pricing Certificate Inaccuracy Notice”, no later than five (5) Business Days after the delivery to the Administrative Agent of a Pricing Certificate, of any reasonably calculated and duly justified disagreements or discrepancies between the Sustainable Gross Leasable Area or the Sustainability KPI reported by the Borrower in such Pricing Certificate, the Sustainability Report attached to such Pricing Certificate, the attestation of the Sustainability Verifier in respect of the Sustainability KPI and/or the application of the Sustainability Margin Adjustment. In the event that the Administrative Agent receives a Pricing Certificate Inaccuracy Notice from any Lender, the Administrative Agent shall promptly distribute a copy thereof to the Borrower, who shall, within five (5) Business Days from the receipt thereof, adjust and deliver a new Pricing Certificate to the Administrative Agent or contest in good faith such Pricing Certificate Inaccuracy Notice by means of written notice to the Administrative Agent. In the event that the Borrower contests such Pricing Certificate Inaccuracy Notice, the Administrative Agent shall promptly distribute a copy thereof to the applicable Lenders who provided the Pricing Certificate Inaccuracy Notice, and such Lenders may, within five (5) Business Days from the receipt thereof, present a response. In the event that the Borrower and the Required Lenders do not come to an agreement pursuant to the above, they shall continue to discuss in good faith to resolve such disagreement or discrepancy. In such event, the Sustainability Discount or Sustainability Premium (if any) proposed by the Borrower shall not be applicable until such disagreement or discrepancy is resolved to the reasonable satisfaction of the Borrower and the Required Lenders. The Administrative Agent shall have no obligation to determine the Sustainability Discounts and/or Sustainability Premiums or otherwise verify the information set forth in a Pricing Certificate.

(g)   It is hereby understood and agreed that if a Pricing Certificate and related Sustainability Report are not delivered by the Borrower within the period set forth in Section  7.2(f), the Sustainability Margin Adjustment will be the Sustainability Premium commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section  7.2(f) and continuing until the Borrower delivers a Pricing Certificate accompanied by a Sustainability Report to the Administrative Agent.

(h)   For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that, any adjustment to the Applicable Margin by reason of meeting the Sustainability Performance Target in any year shall not be cumulative year-over-year. Each applicable Sustainability Discount or Sustainability Premium shall only apply until the date on which the next adjustment is due to take place.

(i)   It is understood and agreed that none of the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger or the Sustainability Agents make any assurances as to (i) whether this Agreement meets any criteria or expectations of the Borrower or the Lenders with regard to environmental impact and sustainability performance, or (ii) whether the characteristics of the relevant sustainability performance targets and/or key performance indicators included in this Agreement, including any environmental and sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities. It is further understood and agreed that none of the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger or the Sustainability Agents shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of (i) the relevant sustainability performance targets and/or key performance indicators or (ii) any Sustainability Margin Adjustment (or any of the data computations that are part of or related to any such calculation) set forth in a Pricing Certificate (and the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger and the Sustainability Agents may rely conclusively on any such report, without further inquiry, when implementing any such pricing adjustments).

Article IV.
TAXES, YIELD PROTECTION AND ILLEGALITY

4.1   Taxes.

4.1.1   Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Taxes from such payments, then (a) if such Taxes are Indemnified Taxes, the sum payable shall be increased by the payment of additional interest as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, up to the maximum amount payable as Indemnified Taxes, (b) the Borrower shall make such deductions, and (c) the Borrower shall pay the full amount deducted to the relevant Governmental Authority, when payable in accordance with applicable Law; provided that, for the avoidance of doubt, the Borrower shall not be required to pay any additional amounts pursuant to this Section 4.1.1, attributable to Indemnified Taxes, in excess of the reduced Mexican withholding Tax rate (currently 4.9%, as may be adjusted by any change in applicable Law after the date of this Agreement) that would have been imposed had such Credit Party been a Qualified Lender at the time of payment of amounts payable to or for the account of such Credit Party.

4.1.2   Indemnification by Borrower. If applicable and provided that the Lender is not a Mexican resident for tax purposes, the Borrower shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to additional interest payable under this Section) paid or payable by such Credit Party, or that was required to be withheld or deducted from a payment to such Credit Party, on or with respect to any payment made to such Credit Party by or on account of any obligation of the Borrower hereunder or under any other Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent demonstrable error.

4.1.3   Evidence of Payments As soon as practicable after any payment by the Borrower to a Governmental Authority pursuant to this Section 4.1, the Borrower shall deliver to the Administrative Agent a copy of any tax return used for a payment to such Governmental Authority evidencing such payment or other evidence of such payment (which, for the avoidance of doubt with respect to Mexican Taxes or Mexican Other Taxes, will include a copy of the tax receipt constancia de retención de impuestos issued under the format of a Comprobante Fiscal Digital por Internet in terms of applicable Law issued by the Borrower to each Lender, when applicable). At the request of the Borrower, each Credit Party shall use reasonable efforts (at the sole cost and expense of the Borrower) to cooperate with the Borrower in obtaining a refund of any Taxes that the Borrower believes were not correctly or legally imposed and for which the Borrower has indemnified such Credit Party under this Section 4.1, when applicable and provided that the Lender is not a Mexican resident for tax purposes.

4.1.4   Status of Lenders. If applicable and provided that the Lender is not a Mexican resident for tax purposes, any Lender that is entitled to an exemption from or reduction of withholding tax, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law (including, for the avoidance of doubt, any documentation prescribed by any treaty for the avoidance of double taxation) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent in writing, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 4.1.4, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the obligations of each of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for applicable withholding tax purposes, each Lender agrees promptly to deliver to Administrative Agent or the Borrower, as Administrative Agent or the Borrower, respectively, shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authority under the Laws of any other jurisdiction from which payment under this Agreement is made, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Lender outside of Mexico by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status or place of tax residency for withholding tax purposes in such other jurisdiction.

Each Lender shall promptly (1) notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption from or reduction of Taxes or Other Taxes, and (2) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.

4.1.5   Limitation on Payment Obligations. Notwithstanding any other provision of this Agreement, the Borrower shall not be obligated to pay any amount under this Section 4.1 to, or for the benefit of, any Lender to the extent that such amount would not have been required to be paid if such Lender had complied with its obligations under Section 4.1.4.

4.1.6   Treatment of Certain Refunds. If any Credit Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses of such Credit Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1.6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

4.1.7   FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

4.1.8   Invoicing Requirements. As soon as practicable, the Administrative Agent shall issue an invoice to the Borrower supporting any interest payments made under the Loan Documents, containing (i) the place and date of issuance of the invoice, (ii) the tax identification and legal name of the Borrower and of the Administrative Agent, (iii) the description and amount of payments received, (iv) the amount received expressed in figures and in letter and, upon request from the Borrower, will make its best efforts to deliver to the Borrower a letter containing the following information with respect to each Lender: (i) the interest allocated to each Lender, and (ii) its legal name, address and tax identification (or any equivalent). Notwithstanding anything to the contrary in this Section 4.1.8, the completion, execution and submission of such documentation shall not be required if the Administrative Agent does not receive the information and the authorization to disclose such information from the respective Lenders.

4.2   Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund any Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans, shall be suspended, and (b) the interest rate on Alternate Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Alternate Rate Loans (the interest rate on such Alternate Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5.

4.3   Inability to Determine Rates. Subject to Section 3.11, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)   the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)   the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending Loan Notice or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Alternate Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Alternate Rate Loans at the end of the applicable Interest Period, until the Administrative Agent (upon instruction from the Required Lenders) revokes such notice. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.5. Subject to Section 3.11, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Alternate Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Rate” until the Administrative Agent revokes such determination.

4.4   Increased Costs Generally.

4.4.1   Increased Costs. If any Change in Law shall:

(a)   impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Credit Party;

(b)   subject any Credit Party to any Tax of any kind whatsoever with respect to this Agreement, its Commitment or any Loan made by it (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income

Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)   impose on any Credit Party or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, the Commitments or any Loans made by such Credit Party;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Credit Party, the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

4.4.2   Capital Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any Lending Office of such Credit Party or such Credit Party’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement, the Commitments of such Credit Party or the Loans made by such Credit Party, to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital or liquidity), then upon written demand of such Credit Party, the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

4.4.3   Certificates for Reimbursement. Any Credit Party requesting compensation pursuant to this Section 4.4 shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for such request and a calculation of the amount necessary to compensate such Credit Party or its holding company, as the case may be, as specified in Section 4.4.1 or 4.4.2 above, and any such certificate shall be conclusive absent demonstrable error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 15 days after receipt thereof.

4.4.4   Limitations on Lender Claims. Notwithstanding the foregoing provisions of this Section 4.4, no Lender shall be entitled to compensation for any cost, increased costs or liability resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of a nature with which banks generally are expected or accustomed to comply).

4.5   Compensation for Losses. The Borrower agrees that it will, from time to time, indemnify each Lender for and hold each Lender harmless from any loss, cost or expense (including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable but excluding in each case any loss of anticipated profits) incurred by such Lender as a result of:

(a)   any conversion, payment or prepayment of any SOFR Loan of such Lender to the Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, at maturity or otherwise, and including as a result of an Event of Default);

(b)   any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, continue or borrow any SOFR Loan of (or to be made by) such Lender to the Borrower on the date or in the amount notified by the Borrower;

(c)   any failure by the Borrower to make payment of any Loan (or interest due thereon) in the currency in which such Loan is denominated; or

(d)   any assignment of a SOFR Loan of such Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Sections 4.6.3 or Section 11.12.

Any Lender requesting compensation pursuant to this Section 4.5 shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error. The Borrower shall pay the applicable Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

4.6   Mitigation Obligations; Replacement of Lenders.

4.6.1   Designation of a Different Lending Office. If any Credit Party requests compensation under Section 4.4, or the Borrower is required to pay any additional amount to any Credit Party or any Governmental Authority for the account of any Credit Party pursuant to Section 4.1, or if any Credit Party gives a notice pursuant to Section 4.2, then such Credit Party shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Credit Party, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, and (b) in each case, would not subject such Credit Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Credit Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Credit Party in connection with any such designation or assignment.

4.6.2   Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to Section 4.1, 4.4, or 4.5 shall not constitute a waiver of such Credit Party’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Credit Party pursuant to any such Section for any Indemnified Taxes, increased cost, reduction in return, funding loss or other amount (any of the foregoing, a “Compensation Amount”) incurred or suffered more than six (6) months prior to the date that such Credit Party notified the Borrower of the Change in Law or other event giving rise to such Compensation Amount and of such Credit Party’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such Compensation Amount is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.6.3   Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, the Borrower may replace such Lender in accordance with Section 11.12.

4.7   Survival. All obligations under this Article IV shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article V.
CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS

5.1   Conditions to Closing Date. The obligation of each Lender to make any Loans hereunder is subject to satisfaction (or waiver in accordance with Section 11.1) of the following conditions precedent on the Closing Date:

5.1.1   Documents. The Administrative Agent’s receipt of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date on or before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(a)   duly executed counterparts of this Agreement;

(b)   duly executed counterparts of the Guaranty executed by the Guarantors;

(c)   a copy certified by a Responsible Officer of the applicable Loan Party of a power of attorney for each individual authorized to execute each Loan Document on behalf of each applicable Loan Party, together with specimen signatures for each such individual;

(d)   such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed in the jurisdiction of its organization or formation and including a copy of its Organizational Documents;

(e)   favorable opinions of (i)(x) Davis Polk & Wardwell LLP, New York counsel to the Borrower, and (y) Ritch, Mueller y Nicolau, S.C., Mexican counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender and (ii)(x) White & Case LLP, New York counsel for the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Mandated Lead Arranger and (y) White & Case, S.C., Mexican counsel for the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Mandated Lead Arranger, each addressed to the Administrative Agent and each Lender in form and substance reasonably satisfactory to the Administrative Agent;

(f)   a certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals (including any Governmental Approvals) required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals (including Governmental Approvals) are so required;

(g)   a certificate signed by a Responsible Officer of the Borrower certifying that (i) representations and warranties of the Borrower and the Loan Parties contained in Article VI and each other Loan Document are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date , except that for the purposes of this Section 5.1.1(g), the representations and warranties contained in Section 6.5 shall be deemed to refer to the statements furnished pursuant to Section 5.1.1(i) and (ii) there is no Default;

(h)   a Compliance Certificate, executed and delivered by the Borrower;

(i)   if qualified as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Lender a Beneficial Ownership Certification in relation to the Borrower and each Guarantor;

(j)   (i) the Audited Financial Statements, and (ii) unaudited quarterly financial statements of the Borrower for each fiscal quarter that has ended since December 31, 2021 (provided that unaudited financial statements for the quarter ended June 30, 2022 shall only be required if available on or prior to the Closing Date);

(k)   such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender for the Administrative Agent or such Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws;

(l)   evidence of the appointment of the Process Agent by each Loan Party for service of process and acceptance of such appointment by the Process Agent;

(m)   a Special Power of Attorney, duly executed and delivered by each Loan Party;

(n)   an Appraisal of each Property owned by the Borrower and its Subsidiaries and a Property Report; and

(o)   such other assurances, certificates, documents, consents or opinions as the Administrative Agent or Required Lenders reasonably may request in relation to the Borrower or its Subsidiaries.

5.1.2   No Material Adverse Change. There shall have been no material adverse change in the political, economic or financial condition of Mexico since December 31, 2021.

5.1.3   Laws. No law or regulation shall be applicable in the reasonable judgment of the Required Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

5.1.4   No violations. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.1.5   Fees and Expenses. The Borrower shall have paid all accrued fees of the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger, the Sustainability Agents and the Lenders and all reasonable, out-of-pocket expenses of the Administrative Agent and the Lenders (including, but not limited to, the reasonable fees and expenses of counsel to the Administrative Agent and the Lenders (subject to any fee arrangements separately agreed by the Borrower, the Administrative Agent and/or the Lenders) in accordance with Section 11.4.1).

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2   Additional Conditions Precedent to each Borrowing Date. On or after the Closing Date, the obligation of each Lender to make any Loan on a proposed Borrowing Date is subject to satisfaction (or waiver in accordance with Section 11.1) of the following conditions precedent:

5.2.1   Representations and Warranties. The representations and warranties of the Borrower and the Loan Parties contained in Article VI and each other Loan Document, or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) before and after giving effect to such Loan and to the application of proceeds therefrom, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for the purposes of this Section 5.2, the representations and warranties contained in (i) Section 6.5 shall be deemed to refer to the most recent statements furnished pursuant to clause (i) of Section 5.1 and clauses (a) and (b), respectively, of Section 7.1., (ii) Section 6.12(b) shall be deemed to refer to the applicable Borrowing Date and the most recently Beneficial Ownership Certification delivered by the Borrower and the Guarantors, and (iii) Section 6.16 shall be deemed to refer to the date of the most recent statements furnished pursuant to Section 7.1(a).

5.2.2   Default. No Default shall exist or would result from such proposed Loan or the application of the proceeds thereof.

5.2.3   Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

5.2.4   Pro Forma Compliance Certificate. The Administrative Agent shall have received a pro forma Compliance Certificate showing any changes from the most recently delivered Compliance Certificate.

5.2.5   Pagarés. Each Lender (or its designated representative) shall have received a Pagaré, in each case, duly executed and delivered by the Borrower (as issuer (suscriptor)) and all Guarantors por aval in favor of such Lender.

5.2.6   Fees. Any fees required to be paid on or before the requested funding date mentioned in each Loan Notice shall have been paid.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.2.1 and 5.2.2 have been satisfied on and as of the date of the applicable Loans.

Article VI.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

6.1   Existence and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Governmental Approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is licensed under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and except in the case referred to in clause (d), where such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; provided that, for avoidance of doubt, this representation should not affect in any way the representation made under Section 6.13.

6.2   Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, with respect to any violation, breach, contravention or conflict referred to in clauses (b)(i), (b)(ii) and (c), to the extent that such violation, breach, contravention or conflict would not reasonably be expected to have a Material Adverse Effect. The Borrower is in compliance with all Contractual Obligations referred to in clause (b)(i) each order, injunction, writ or decree and arbitral award referred to in (b)(ii) and each Law referred to in (c), except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3   Authorizations and Consents; Admissibility in Evidence. No Governmental Approval and no consent, authorization or other action by, or notice to, any other Person is necessary or required (a) to enable the Borrower or any other Loan Party to enter into, or exercise its rights or comply with its obligations under, any Loan Document to which it is a party or (b) to make any Loan Document to which it is a party admissible in evidence in its jurisdiction of incorporation, provided that in the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the non-Spanish language documents required in such proceedings prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents. Without limiting the foregoing, no stamp, registration or similar tax is necessary or required to be paid on or in relation to any Loan Document to which the Borrower or any Loan Party is a party or the transactions contemplated thereby under the laws of the Borrower’s or such Loan Party’s jurisdiction of incorporation.

6.4   Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party thereto. This Agreement constitutes, and each other Loan Document to which it is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower and each other Loan Party thereto, enforceable against the Borrower or such other Loan Party, as applicable, in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

6.5   Financial Statements. The financial statements delivered pursuant to Section 5.1.1(j) and Section 7.1(a) and 7.1(b): (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower as of the date thereof and the results of its operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto) all material Liabilities of the Borrower as of the date thereof; subject, in the case of clauses (i) and (ii) with respect to any interim or quarterly financial statements, to the absence of footnotes and to normal year-end audit adjustments.

6.6   Litigation. There is no Material Litigation.

6.7   No Default. None of the Borrower or its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.8  Ownership of Property. The Borrower and its Subsidiaries have good record and marketable title to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.9  Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed on Schedule 6.9, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10   Taxes. The Borrower and its Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid, collected, withheld and remitted all other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its income or assets otherwise due and payable, or which they have been required to collect or withhold and remit, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with IFRS or in a manner otherwise reasonably acceptable to the Required Lenders or (b) to the extent that failure to comply with such obligations could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower there is no proposed tax assessment against the Borrower or its Subsidiaries that could reasonably be expected to, if made, have a Material Adverse Effect.

6.11   ERISA Matters.

(a)   Set forth on Schedule 6.11 hereto is a complete and accurate list of all Plans in effect on the date hereof.

(b)   No ERISA Event has occurred within the preceding five plan years or is reasonably expected to result, individually or in the aggregate, in a liability exceeding U.S.$25,000,000 (or the Equivalent thereof).

(c)   Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(d)   Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that has resulted in or could reasonably be expected to result, individually or in the aggregate, in a liability exceeding U.S.$25,000,000 (or the Equivalent thereof).

(e)   Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan (x) is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and (y) no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA that, in either case, has resulted in or is reasonably expected to result, individually or in the aggregate, in a liability exceeding U.S.$25,000,000 (or the Equivalent thereof).

(f)   The assets of each Loan Party are not “plan assets” as defined in 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

6.12   Disclosure.

(a)   The Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which the Borrower or its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of the Borrower to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished in writing) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)   As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

6.13   Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower and each of its Subsidiaries, their respective directors and officers, and, to the knowledge of the Borrower, each of their respective Affiliates, agents and employees, are in compliance with (i) all applicable Sanctions, and (ii) all applicable Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower and its Subsidiaries, and their respective directors, officers and employees, with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

6.14   Solvency. The Borrower, on a Consolidated basis with its Subsidiaries, is, and after giving effect to all Obligations hereunder will be, Solvent.

6.15   Regulation D. The Borrower, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the Federal Reserve System of the United States that extensions of credit by international banking facilities, such as the Loans made hereunder, may be used only to finance the non-U.S. operations of the Borrower or the Borrower’s Affiliates located outside the United States. The proceeds of the Loans shall be used solely to finance the non-U.S. operations of the Borrower or the Borrower’s Affiliates located outside the United States.

6.16   Material Adverse Change. Since December 31, 2021, there has been no material adverse change in (a) the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents or (c) the ability of the Administrative Agent or any Lender to enforce any material provision of the Loan Documents.

6.17   Margin Regulations. The Borrower (a) is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock; and (b) will not use the proceeds of any Loan in a manner that would violate Regulation U or X of the FRB.

6.18   Investment Company Act. None of the Loan Parties is required to be registered as an “investment company” under the United States Investment Company Act of 1940.

6.19   Sanctions. (i) None of the Borrower, its Subsidiaries, directors or officers, or, to the Borrower’s knowledge, any Affiliate, employee or agent thereof, is a Sanctioned Person, or is controlled or owned fifty percent or more by a Sanctioned Person, and (ii) none of the Borrower and its Subsidiaries does any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving a Sanctioned Country, in any manner that would constitute or give rise to a violation of Sanctions by any Person. Neither the Borrower, nor any of its Subsidiaries nor, to the Borrower’s knowledge, any of its Affiliates or any Person acting on behalf or at the direction of the Borrower or any of its Subsidiaries will, directly or indirectly, use the proceeds from the Loans, or lend, contribute, or otherwise make available such proceeds to fund any activity or business in any Sanctioned Country or to fund any activity or business of any Sanctioned Person or in any other manner that would constitute or give rise to a violation of Sanctions by any Person.

6.20   Commercial Activity; Absence of Immunity. Each Loan Party and each of its Subsidiaries is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the execution, delivery and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts. None of the Loan Parties nor any of its Subsidiaries is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, setoff or proceeding, or service of process in connection therewith, arising under the Loan Documents.

6.21   Property Trust Agreements and Lease Agreements. Each of the Property Trust Agreements is in full force and effect on the date hereof, and none of the Borrower or its Subsidiaries is in default under or with respect to any obligation under the Property Trust Agreements or the lease agreements entered into with respect to the Trust Properties that could, either individually or in the aggregate, give rise to the right of any party under such Property Trust Agreement to terminate such Property Trust Agreement, or to restrict or otherwise impair the Borrower’s or its applicable Subsidiary’s collection rights under such Property Trust Agreement.

6.22   Trust Properties Litigation or Suspension of Rights. There are no actions, suits, proceedings, claims, disputes, investigations or suspensions that are pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority between the Borrower or any of its Subsidiaries and any other party under a Property Trust Agreement which, if determined adversely, would reasonably be expected to result in a material adverse effect on such Property Trust Agreement, the Trust Properties related thereto, or the beneficiary rights of the Borrower or the applicable Subsidiary under such Property Trust Agreement.

6.23   Senior Debt Status. The payment obligations of the Borrower and each Guarantor under the Loan Documents constitute direct, senior and unsubordinated obligations of the Borrower and such Guarantor, as applicable, and rank and will rank at least pari passu (in priority of payment) with all other direct, senior, unsecured, unsubordinated obligations of the Borrower and each Guarantor, as applicable, resulting from any Indebtedness (other than Indebtedness having priority by operation of law). Except as set forth in Schedule 6.23, there is no other Indebtedness of the Borrower or any of its Subsidiaries outstanding as of the Closing Date.

Article VII.AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied:

7.1   Financial Statements. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)   as soon as reasonably practicable upon becoming available, but in any event within 120 days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower as at the end of such fiscal year, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an Approved Auditor, which report and opinion shall be prepared in accordance with IFRS and generally accepted auditing standards and applicable Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)   (i) as soon as reasonably practicable upon becoming available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, or (ii) at the time made available to the Mexican Stock Exchange and to the extent the Borrower is required to deliver the same thereto in the case of the fourth fiscal quarter, a Consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the corresponding fiscal quarter of the previous fiscal year and statements of income or operation and cash flows for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)   as soon as reasonably practicable upon becoming available, but in any event within 60 days after the end of each fiscal quarter of each Guarantor, a balance sheet of such Guarantor as at the end of such fiscal quarter, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of such Guarantor’s fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the corresponding fiscal quarter of the previous fiscal year and statements of income or operation and cash flows for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower or such Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of such Guarantor, subject only to normal year-end audit adjustments and the absence of footnotes.

7.2   Certificates; Other Information. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)   concurrently with the delivery of each set of financial statements referred to in Sections 7.1(a) and (b) and, with respect to any Test Event, on the applicable Test Date, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower setting forth computations in reasonable detail demonstrating compliance with the covenants contained in

Section 8.6, including any adjustments made pursuant to the second paragraph of the definition of “Unencumbered Property NOI” and showing changes from the most recently delivered Compliance Certificate (including removal and addition of any Unencumbered Property);

(b)   an Appraisal for each Property not less frequently than every 12 months;

(c)   a Property Report not less frequently than once per fiscal quarter; and promptly, such additional information regarding the business, financial or corporate affairs of the Borrower and each Guarantor, or compliance with the terms of the Loan Documents, as any Lender through the Administrative Agent may from time to time reasonably request;

(d)   a letter not less frequently than every 12 months providing an update in connection with any legal proceedings before any Governmental Authority or claims in writing relating to any Social Laws, Environmental Laws or Environmental Liabilities against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(e)   as soon as reasonably practicable upon becoming available, but in any event no later than June 30 of each calendar year of the Borrower, a Sustainability Report containing setting forth the Sustainable Gross Leasable Area and the Sustainability KPI as of the last day of the calendar year covered by such Sustainability Report; provided, however, that for any calendar year the Borrower may elect not to deliver a Sustainability Report, and such election shall not constitute a Default or Event of Default under this Agreement; and

(f)   as soon as reasonably practicable, but in any event no later than June 30 of each calendar year of the Borrower (commencing with the calendar year beginning January 1, 2023) a Pricing Certificate; provided, however, that for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default under this Agreement (but such failure to so deliver a Pricing Certificate by such date, shall result in the Sustainability Margin Adjustment being applied as set forth in Section 3.13 in respect of situations where the Pricing Certificate is not so delivered by the end of such period until such Pricing Certificate is delivered).

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Credit Party has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent if a Lender requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents; provided, however, that the Administrative Agent shall, promptly upon receipt thereof, provide copies of Borrower Materials to each Lender.

The Borrower hereby agrees that it will, or will cause its Guarantors to, provide to the Administrative Agent and Lenders all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, by transmitting the communications in an electronic/soft medium that is properly identified in a format commercially acceptable to an e-mail address as directed by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to each Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak, IntraLinks, DebtDomain or another similar electronic system (including the Administrative Agent’s internal electronic sharing system), the Internet, e-mail, or similar electronic transmission systems (the “Platform”) and (b) certain Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that: (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized each Credit Party to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of applicable Laws (provided that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.7); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall have no obligation to mark the Borrower Materials “PUBLIC.”

7.3   Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, the Borrower shall notify the Administrative Agent of:

(a)   the occurrence of any Default or the change in the Borrower’s investment grade rating or other long-term senior unsecured indebtedness rating;

(b)   the commencement of, or any material development in, any Material Litigation;

(c)   events that could reasonably be expected to have a material adverse effect on 5.0% or more of the value of the Unencumbered Properties taken as a whole;

(d)   the occurrence of any Default under any Property Trust Agreement;

(e)   the commencement of, or any material development in, any dispute, litigation, investigation, proceeding or suspension of rights between the Borrower or any of its Subsidiaries, and any Governmental Authority or any other Person that could reasonably be expected to affect or pertain to the Borrower’s or any of its Subsidiaries’ rights under any Property Trust Agreement;

(f)   any proceedings, claims or actions relating to (i) any violations of Sanctions, or (y) any material violations of Anti-Corruption Laws or Anti-Money Laundering Laws, in each case, by any Loan Party or its respective officers or directors; and

(g)   any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to clause (a) through (g) above shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, in the case of clauses (a), (b), (d), (e) or (f) stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to clause (a) above shall describe with particularity all provisions of this Agreement and any other Loan Document that have been breached. The Administrative Agent shall promptly, and in any event within the following 2 (two) Business Days, notify Lenders of any notice received under this Section 7.3.

7.4   Payment of Obligations. The Borrower shall, and shall cause of each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its material Liabilities (including material tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with IFRS or in a manner otherwise reasonably acceptable to the Required Lenders are being maintained therefor, or (b) the failure to pay and discharge Liabilities could not reasonably be expected to result in a Material Adverse Effect.

7.5   Preservation of Existence, Etc. The Borrower shall, and shall cause of each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.1; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.6   Maintenance of Unencumbered Properties. The Borrower shall, and shall cause of each of its Subsidiaries to: (a) maintain, preserve and protect the Unencumbered Properties in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.7   Maintenance of Insurance. The Borrower shall, and shall cause of each of its Subsidiaries to, maintain casualty insurance (giving effect to reasonable and prudent self-insurance) according to reasonable and prudent existing business practices of the Borrower in the relevant geographic market, except where any such insurance is not generally available in such market or where any such failure to obtain insurance would not be reasonably expected, in the opinion of the Borrower, to have a Material Adverse Effect.

7.8   Compliance with Laws. The Borrower shall, and shall cause of each of its Subsidiaries to, comply with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.9   Books and Records. The Borrower shall, and shall cause of each of its Subsidiaries to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare the Borrower’s financial statements in conformity with IFRS consistently applied.

7.10   Inspection Rights. At any reasonable time and from time to time upon reasonable notice during normal business hours, and subject to Section 11.7, the Borrower shall, and shall cause of each of its Subsidiaries to, allow the Administrative Agent and any Lender and its respective representatives, agents and advisors designated by it (but at no time more than two people representing each of the Administrative Agent and each Lender), acting reasonably, (a) up to once a year at the expense of the Borrower (unless an Event of Default has occurred and is continuing in which case up to once per calendar quarter at the expense of the Borrower during the continuance of such Event of Default) to examine and make extracts from the reports, files and other records of the Borrower and its Subsidiaries and (b) up to once a year at the expense of the Borrower (unless an Event of Default has occurred and is continuing in which case up to once per calendar quarter at the expense of the Borrower during the continuance of such Event of Default), to visit and inspect the Properties and, in each case, to discuss (provided that the Borrower is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees, or representatives from time to time upon reasonable notice, during normal business hours; provided that the inspection rights set forth in this Section 7.10 shall be subject to the rights of any tenant of any Property pursuant to tenancy leases; provided further that any such inspection shall not result in the disruption of the activities of the Borrower and/or its Subsidiaries and shall be subject to any tenant’s security and confidentiality procedures.

7.11   Use of Proceeds. The Borrower will use the proceeds of the Loans for general corporate purposes of the Borrower and its Subsidiaries.

7.12   Pari Passu. Each Loan Party shall ensure that at all times the payment obligations of each of the Loan Parties under the Loan Documents rank at least pari passu in right of payment with all other present and future unsecured and unsubordinated indebtedness of such Loan Party.

7.13   Guaranties and Removal of Unencumbered Assets.

(a)   If any Subsidiary of the Borrower that directly or indirectly holds assets that are included in the calculation of the covenants set forth in Sections 8.6.4 and 8.6.6 (an “Unencumbered Asset Subsidiary”) incurs any Recourse Debt or becomes liable with respect to any Customary Recourse Exceptions with respect to Non-Recourse Debt or guarantees any other Indebtedness of the Borrower or any other Subsidiary of the Borrower (including by entering into a Customary Recourse Exceptions Guaranty with respect to Indebtedness of the Borrower or such other Subsidiary), then the Borrower shall cause such Unencumbered Asset Subsidiary to enter into a Guaranty promptly (and in any event within ten (10) Business Days) and until such Guaranty is delivered to the Administrative Agent, all assets of such Unencumbered Asset Subsidiary will be excluded from the calculations of the covenants set forth in Sections 8.6.4 and 8.6.6; provided, however, that such Unencumbered Asset Subsidiary shall not be required to enter into a Guaranty if both (x) all assets of such Unencumbered Asset Subsidiary are excluded from the calculations of the covenants set forth in Sections 8.6.4 and 8.6.6, and (y) after giving effect to such exclusion, the Borrower remains in compliance with the Guaranty Condition on a pro forma basis.

(b)   Promptly (and in no event more than ten (10) days) after becoming aware of its failure to be in compliance with the Guaranty Condition, the Borrower shall cause such Unencumbered Asset Subsidiaries as are necessary to comply with the Guaranty Condition to execute and deliver to the Administrative Agent a Guaranty.

(c)   The Borrower may remove and/or redesignate or cause to be removed and/or redesignated any Unencumbered Property (or a portion thereof) from any Subsidiary, in each case in accordance with the definition of “Unencumbered Property”, or sell, transfer or assign any Unencumbered Property (or a portion thereof), or cause to be sold, transferred or assigned, any Unencumbered Property (or a portion thereof), in each case, upon prior written notice to the Administrative Agent and delivery of a Compliance Certificate (which shall take into consideration the effect of such pro forma removal, redesignation, sale, transfer or assignment upon the Borrower) and so long as (i) the Borrower is in compliance with the covenants set forth in Sections 8.6.4 and 8.6.6 and with the Guaranty Condition on a pro forma basis after giving effect to such removal, redesignation, sale, transfer or assignment and (ii) no Default exists at the time of such removal, redesignation, sale, transfer or assignment or would result from such removal, redesignation, sale, transfer or assignment.

(d)   A Guarantor shall be automatically released from its applicable Guaranty upon not less than three (3) Business Days’ notice to the Administrative Agent and delivery of a Compliance Certificate (which shall take into consideration the pro forma effect of such release) on the date of such release and so long as (i) the Borrower is in compliance with the covenants set forth in Sections

8.6.4 and 8.6.6 and with the Guaranty Condition on a pro forma basis after giving effect to such release and (ii) no Default exists at the time of such release or would result from such release as stated in the pro forma Compliance Certificate.

(e)   Any exclusion or removal, redesignation, sale, transfer or assignment of an Unencumbered Property or release of a Guarantor permitted by this Section 7.13 shall be referred to as a “Permitted Removal.” No Permitted Removal shall take effect until a Compliance Certificate addressing such Permitted Removal has been delivered by the Borrower to the Administrative Agent.

(f)   The Borrower will cause each Subsidiary that enters into a Guaranty pursuant to this Section 7.13 to deliver to the Administrative Agent the Guarantor Deliverables together with such Guaranty.

7.14   Exchange Listing. The Borrower shall at all times cause its common shares to be duly listed on the Mexican Stock Exchange.

7.15   Certain Amendments to Debt Documents. If any of the documents evidencing or governing Unsecured Debt of the Borrower and its Subsidiaries includes or is modified to include restrictions on categories of Investments (whether by percentage or amount) that are more restrictive than the restrictions set forth in Section 8.3, then such additional or more restrictive conditions shall automatically be incorporated by reference into Section 8.3 and the Borrower shall promptly, and in any event within five Business Days after the effectiveness of such additional or more restrictive conditions, so advise the Administrative Agent thereof in writing. On the request of the Administrative Agent, the Borrower and Guarantors shall enter into an amendment to this Agreement incorporating such additional or more restrictive conditions. If such additional or more restrictive conditions cease to apply to the Borrower (due to the repayment of or amendment to the other applicable Unsecured Debt) then such conditions shall automatically be removed from this Agreement and, if an amendment had previously been entered into to incorporate such conditions, then on the request of the Borrower, the Administrative Agent and the Lenders shall enter into a further amendment to this Agreement to remove such conditions.

7.16   Interest Rate Hedging. The Borrower shall maintain at all times, interest hedging instruments covering a notional amount such that at least 50% of Consolidated Indebtedness of the Borrower and its Subsidiaries is either (i) accruing interest at a fixed rate or (ii) subject to interest rate hedging reasonably acceptable to the Administrative Agent providing either an interest-rate swap for a fixed rate of interest or an interest-rate cap at an interest rate reasonably acceptable to the Administrative Agent.

7.17   Transactions with Affiliates. The Borrower shall conduct, and cause each of its Subsidiaries to conduct all material transactions with any of their respective Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (i) transactions among the Loan Parties and (ii) the making of loans, advances and other distributions (including the issuance of Equity Interests or equity-based awards) and the payment of customary fees to directors, officers and employees of the Loan Parties, made from time to time in the ordinary course of business in an amount under this clause (ii) not to exceed U.S.$1,000,000 (or the Equivalent thereof) in any calendar year.

7.18   Compliance with Property Trust Agreements. The Borrower shall, and shall cause its applicable Subsidiaries to, comply in all respects with their obligations set forth in the Property Trust Agreements, except where the failure to comply therewith would not reasonably be expected to give rise to the right of any party under such Property Trust Agreement to terminate such Property Trust Agreement, or to restrict or otherwise impair the Borrower’s or its applicable Subsidiary’s collection rights under such Property Trust Agreement.

7.19   Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall, and shall cause each of its Subsidiaries to, comply with (i) all applicable Sanctions, and (ii) all applicable Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. The Borrower shall implement and maintain policies and procedures reasonably designed to promote and achieve compliance by the Borrower and its Subsidiaries, and their respective Affiliates, directors, officers, agents and employees, with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Article VIII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied:

8.1   Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a)   any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(b)   any Subsidiary may merge with any one or more other Subsidiaries;

(c)   any Subsidiary (other than any Loan Party) may be voluntarily dissolved or liquidated under the laws of its jurisdiction of organization (excluding any Debtor Relief Law);

(d)   any Subsidiary may merge, dissolve, liquidate or consolidate with or into another Person in connection with any transaction designed to change the corporate, partnership, limited liability company or other structure of such entity, or otherwise change its corporate or other form, so long as (i) the succeeding or remaining entity is or becomes a Subsidiary of the Borrower and assumes all of the assets and liabilities of such Person, (ii) no Credit Party is materially adversely affected thereby and (iii) prior to giving effect to any such transaction, the Borrower provides the Administrative Agent and the Lenders prior written notice of such proposed transaction and all information and documentation reasonably requested by the Administrative Agent and the Lenders in connection with applicable “know your customer” and Anti-Money Laundering Laws, and the Administrative Agent and the Lenders shall be reasonably satisfied with such information; and

(e)   any Subsidiary may merge, dissolve, liquidate or consolidate with or into another Person in connection with a Permitted Removal, subject to Section 7.13 and Section 11.1.

8.2   Restricted Payments. The Borrower shall not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, or make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (each of the foregoing, a “Restricted Payment”); provided however that this provision shall not restrict any Restricted Payment so long as no Default exists and the making of such Restricted Payment would not result in a Default under Section 8.6.

8.3   Investments. The Borrower shall not, and shall not permit any Subsidiary to, make any Investment in any of the following types of properties if the applicable percentage of Total Asset Value set forth below pertaining to such type of Investment would be exceeded immediately following such Investment:

(i)   Investments in Raw Land if all such Investments would exceed 15% of Total Asset Value;

(ii)   Investments in Development Properties if all such Investments would exceed 20% of Total Asset Value;

(iii)   Investments in Joint Ventures if all such Investments would exceed 10% of Total Asset Value;

(iv)   Investments in direct and indirect interests in real property (other than Raw Land, Industrial Properties and Developments Properties) if all such Investments would exceed 3% of Total Asset Value; and

(v)   Investments in any of the types of property described in clauses (i) through (iv) above if all such Investments, collectively, would exceed 35% of Total Asset Value.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (x) failure to comply with this Section 8.3 at any time that the Borrower has an Investment Grade Rating shall not constitute an Event of Default but shall result in any Investments described in such clauses in excess of the thresholds set forth therein to be excluded from the calculations of the covenants set forth in Section 8.6 by the amount of such excess and (y) at any time that the Borrower does not have an Investment Grade Rating, failure to comply with this Section 8.3 as a result of Investments made in accordance with this Section 8.3 during any previous period in which the Borrower had an Investment Grade Rating shall not constitute an Event of Default.

8.4   Payment Restrictions Affecting Certain Subsidiaries. The Borrower shall not, directly or indirectly, enter into or suffer to exist, or permit any Unencumbered Asset Subsidiary, to enter into or suffer to exist, any agreement or arrangement limiting the ability of any such Subsidiary to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Unencumbered Asset Subsidiary (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents, (b) as otherwise required by applicable Laws and (c) customary restrictions in agreements relating to a sale of a Subsidiary permitted under this Agreement pending such sale.

8.5   Use of Proceeds.

(a)   The Borrower will not use the proceeds of the Loans (i) for any purpose other than to finance the non-U.S. operations of the Borrower or the Borrower’s Affiliates located outside the United States or (ii) directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refinance or refund indebtedness originally incurred for such purpose.

(b)   The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in furtherance of any Prohibited Payment or (iii) in any other manner that would result in a violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by any Person (including any Person participating in the Loans, whether as

Administrative Agent, Joint Lead Arranger and Joint Bookrunner, Mandated Lead Arranger,  Lender, or otherwise).

8.6   Financial Covenants.

8.6.1   Minimum Equity Value. The Borrower shall maintain at all times an Equity Value of not less than (y) U.S.$848,843,903, plus (z) 70% of the net proceeds of all offerings of Equity Interests in the Borrower after the Closing Date (excluding, however, any such net proceeds to the extent the same shall have been applied to repurchases of any Equity Interests in the Borrower).

8.6.2   Leverage Ratio. The Borrower shall not permit the Leverage Ratio, as of any Test Date (both before and on a pro forma basis after giving effect to any applicable Test Event), to be greater than 50%.

8.6.3   Secured Debt Ratio. The Borrower shall not permit, as of any Test Date (both before and on a pro forma basis after giving effect to any applicable Test Event), the ratio of (i) Secured Debt of the Borrower and its Subsidiaries to (ii) Total Asset Value to be greater than 40%.

8.6.4   Unsecured Debt Ratio. The Borrower shall not permit, as of any Test Date (both before and on a pro forma basis after giving effect to any applicable Test Event), the ratio of (i) Unsecured Debt of the Borrower and its Subsidiaries to (ii) Unencumbered Asset Value to be greater than 50%.

8.6.5   Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio, as of any Test Date (both before and on a pro forma basis after giving effect to any applicable Test Event), to be less than 1.50 to 1.0.

8.6.6   Unencumbered Debt Service Coverage Ratio. The Borrower shall not permit, as of any Test Date (both before and on a pro forma basis after giving effect to any applicable Test Event), the ratio of (i) Unencumbered Property Adjusted NOI to (ii) Debt Service to be less than 1.60 to 1.0.

8.7   Property Trust Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, without the consent of the Administrative Agent, amend or modify the terms of any Property Trust Agreement, except to the extent that any such amendment or modification would not reasonably be expected to give rise to the right of any party under such Property Trust Agreement to terminate such Property Trust Agreement, or to restrict or otherwise impair the Borrower’s or its applicable Subsidiary’s collection rights under such Property Trust Agreement.

8.8   Changes in Nature of Business. The Borrower will not, and will not permit any of the Guarantors to, engage in any business activity except those business activities engaged in on the date of this Agreement and other activities reasonably similar or which are extensions thereof or otherwise reasonably related, incidental or ancillary thereto.

8.9   Amendments to Organization Documents. The Borrower will not, and will not permit any of the Guarantors to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms of provisions contained in the Organization Documents of the Borrower or any of the Guarantors, if the result thereof could reasonably be expected have a material adverse effect on the rights and remedies of the Lenders under any Loan Document or could reasonably be expected to have a Material Adverse Effect.

8.10   Anti-Corruption Laws; Anti-Money Laundering; Sanctions.

(a)   The Borrower shall not, nor shall it knowingly permit any of its Subsidiaries to, in violation of any applicable Anti-Corruption Laws, corruptly give, offer, pay, promise to pay, or otherwise authorize the payment of, directly or indirectly, any money or anything of value to any

Foreign Official for the purpose of influencing any act or decision of such Foreign Official or of such Foreign Official’s Governmental Authority, or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person (any such act being a “Prohibited Payment”).

(b)   Neither the Borrower nor any of its Subsidiaries shall engage, directly or indirectly, in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving a Sanctioned Country, in any manner that would constitute or give rise to a violation of Sanctions by any Person.

(c)   The Borrower shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, (ii) are derived from any transactions or business with any Sanctioned Person or Sanctioned Country, or (iii) are derived from any unlawful activity, including activity in violation of Anti-Money Laundering Laws.

Article IX.
EVENTS OF DEFAULT AND REMEDIES

9.1   Events of Default. Any of the following shall constitute an “Event of Default”:

9.1.1   Non-Payment. (a) The Borrower fails to pay when and as required to be paid herein, any amount of principal or interest of any Loan, or (b) the Borrower fails to pay within three (3) Business Days after the same becomes due any fee due hereunder, or (c) any applicable Loan Party shall fail to pay any monetary Obligation under this Agreement or any of the other Loan Documents (other than principal, interest or fees due under this Agreement) if such failure shall remain unremedied for five Business Days after the earlier of the date on which (i) a Responsible Officer of the Borrower becomes aware of such failure or (ii) written notice of such failure shall have been given to the Borrower by the Administrative Agent.

9.1.2   Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.3(a), 7.5 (solely as to the Borrower’s existence), 7.12 and Article VIII.

9.1.3   Other Defaults.

(a)   The Borrower fails to perform or observe any covenant or agreement contained in Sections 7.1, 7.2 (other than clauses (d), (e) and (f) thereof), 7.3(b) or (c) or 7.3(f) or 7.10, and such failure continues for 10 days after the first to occur of (a) a Responsible Officer of the Borrower obtaining knowledge of such failure or (b) the Borrower’s receipt of notice from the Administrative Agent of such failure.

(b)   The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 9.1.1, 9.1.2 or 9.1.3(a)) contained in any Loan Document to be performed or observed on its part and such failure continues for 30 days after the first to occur of (a) a Responsible Officer of the Borrower obtaining knowledge of such failure or (b) the Borrower’s receipt of notice from the Administrative Agent of such failure.

9.1.4   Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be untrue or incorrect in any material respect when made or deemed made.

9.1.5   Cross Default.

(a)   The Borrower or any of its Subsidiaries fails to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond the applicable period of grace with respect thereto; or

(b)   Any other event shall occur or condition shall exist under any agreement or instrument of such Loan Party or Subsidiary relating to any such Material Debt, if the effect of such event or condition is the acceleration of the maturity of such Material Debt after the applicable grace period has elapsed.

9.1.6   Insolvency. (a) Any Loan Party or any Material Subsidiary thereof shall (i) become unable or admit in writing its inability to pay its debts generally as they become due or incur in a generalized default of its payment obligations (incumplimiento generalizado en el pago de sus obligaciones) within the meaning of Articles 9, 10 and/or 11 of the Mexican Bankruptcy Law, (ii) institute or consent to the institution of any proceeding under any Debtor Relief Law, or make a general assignment for the benefit of creditors; or (iii) apply for or consent to the appointment of any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or (b) any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days or an order for relief is entered in any such proceeding; or (c) any proceeding under any Debtor Relief Law relating to any Loan Party or any Material Subsidiary or to all or any material part of its property is instituted without the consent of such Loan Party or any Material Subsidiary and continues undismissed or unstayed for sixty (60) days or an order for relief is entered in any such proceeding.

9.1.7   Judgments. There is entered against any Loan Party (a) one or more final non-appealable judgments or orders for the payment of money in an aggregate amount exceeding U.S.$25,000,000 (or the Equivalent thereof), to the extent not covered by insurance as to which the insurer (which shall be a financially sound and reputable insurance company) has been informed in writing of such dispute and does not dispute coverage, or (b) any non-monetary final judgment that has, or could reasonably be expected to have a Material Adverse Effect, and, in either case, and (i) enforcement proceedings are commenced upon such judgment or order, or (ii) there is a period of forty five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

9.1.8   Unenforceability of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate, repudiate, or rescind any provision of any Loan Document.

9.1.9   Change of Control. A Change of Control occurs.

9.2   Remedies Upon Event of Default. At any time an Event of Default exists, the Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, by notice to the Borrower:

(a)   cancel the Commitments, whereupon they shall immediately be cancelled;

(b)   declare that all or part of the Loans, together with accrued interest and all other amounts accrued or outstanding under the Loan Documents, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)   declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Administrative Agent on the instructions of Required Lenders;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.3   Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders including amounts payable under Article IV and Section 11.4.1, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all outstanding Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided that so long as no Event of Default exists under Section 9.1.1, no amount shall be applied in a manner that results in an Event of Default under Section 9.1.1 if such payment could be applied in a manner that would not result in such an Event of Default.

Article X.
ADMINISTRATIVE AGENT

10.1   Appointment and Authority. Each Lender hereby irrevocably appoints Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria to act on its behalf as the Administrative Agent and comisionista under the terms of Articles 273, 274 and other applicable provisions of the Mexican Commerce Code (Código de Comercio) or any successor provision or statute), under and in connection with this Agreement and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (which, to the extent that any action hereunder is taken or may be required to be taken in Mexico, shall be deemed a comisión mercantil). The provisions of this Article are solely for the benefit of the Administrative Agent and Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of such provisions. The Administrative Agent’s duties under and in connection with this Agreement and the other Loan Documents are solely mechanical and administrative in nature. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2   Rights as a Lender. Any Person serving as the Administrative Agent hereunder or under the Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or the context otherwise requires, include each Person serving as the Administrative Agent hereunder or under the Loan Documents in its individual capacity. Any Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower and its Affiliates as if such Person were not the Administrative Agent hereunder or under the Loan Documents and without any duty to account therefor to Lenders.

10.3   Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)   be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)   have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number, percentage or group of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)   except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number, percentage or group of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 11.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by a Loan Party or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (other than its own statements, warranties and representations), (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent shall act on the instructions of the Required Lenders in accordance with this Agreement or as otherwise expressly provided in the Loan Documents, and any reference to the instructions to the Administrative Agent in the Loan Documents shall be construed as such instructions of the Required Lenders. The Administrative Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and may refrain from acting unless and until it receives any such instructions or clarification that it has requested. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the foregoing, the Administrative Agent may assume (unless it has received notice to the contrary in its capacity as administrative agent for the Lenders) that:

(a)   any right, power, authority or discretion vested in any Party or Required Lenders has not been exercised; and

(b)   any notice or request made by the Borrower (other than a Loan Notice) is made on behalf of and with the consent and knowledge of the Borrower.

10.5   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

10.6   Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in Mexico City, Mexico, or an Affiliate of any such bank with an office in Mexico City, Mexico. If no such successor shall have been so appointed by the Required

Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)   If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”) then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)   With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (but, for the avoidance of doubt, the retiring or removed Administrative Agent shall not be absolved from any liability for which it is liable under this Agreement, including Section 10.3, before the Resignation Effective Date or Removal Effective Date (as applicable)) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7   Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8   No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger and Sustainability Agents listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as Joint Lead Arrangers and Joint Bookrunners, Mandated Lead Arranger, Sustainability Agents, or as Lenders hereunder.

10.9  Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise, to the greatest extent permitted under applicable law:

(a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 3.5, and 11.4) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent under Sections 3.5 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10   Erroneous Payment.

(a)   If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.10 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds

(in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)  Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)	it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)	such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.10 (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this 10.10 (b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.10 (a) or on whether or not an Erroneous Payment has been made.

(c)  Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)  (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Pagarés or promissory notes (acceptable to the Administrative Agent) evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Pagarés or promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)  Subject to Section 11.6.2 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment to a Qualified Lender and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)   The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)   To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)   Each party’s obligations, agreements and waivers under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article XI.
MISCELLANEOUS

11.1   Amendments, Etc. Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a)   extend or increase the Commitments (except for adjustments from time to time in accordance with this Agreement) of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 9.2) without the written consent of such Lender;

(b)   postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)  reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby and/or the Administrative Agent, if the Administrative Agent would be directly affected thereby; provided that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)  change the definition of “Facility Percentage” or change Section 3.9 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender;

(e)  change any provision of this Section 11.1, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the aggregate Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f)   impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender; or

(g)   authorize the Administrative Agent to release any Guarantor from any of its obligations under its Guaranty without the written consent of each Lender, except as provided in Section 7.13; or

(h)   amend or waive any of the requirements of Section 2.3 without the written consent of each Lender;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) any Fee Letter may be amended by the parties thereto.

11.2   Notices; Effectiveness; Electronic Communication.

11.2.1  Notices Generally. Except as provided in Section 11.2.2 below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a)   if to the Loan Parties or the Administrative Agent, to the address, telecopier number (if any) or electronic mail address specified for such Person on Schedule 11.2; and

(b)   if to any other Lender, to the address, telecopier number (if any) or electronic mail address specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.2.2, shall be effective as provided in such Section 11.2.2.

11.2.2  Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

11.2.3  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

11.2.4  Change of Address, Etc. Any Loan Party and the Administrative Agent may change its address, telecopier number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Notwithstanding the foregoing, the Administrative Agent shall not change the location of its payment or funding office with respect to any currency if such change would result in increased costs to any Loan Party, unless required by applicable Laws.

11.2.5  Reliance by Administrative Agent and Lenders. The Administrative Agent and Lenders shall be entitled to rely and act upon any notice purportedly given by or on behalf of any Loan Party even if (a) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative

Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of any Loan Party. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3   No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4   Expenses; Indemnity; Damage Waiver.

11.4.1  Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with (i) the syndication of the credit facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, provided that such out-of-pocket expenses (including fees, charges and disbursements of counsel) shall be subject to the terms of the Fee Letter or to any fee arrangements separately agreed by the Borrower and the Administrative Agent, and (ii) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Borrower shall not have liability under clause (i) for any fees, charges or disbursements of any counsel other than White & Case LLP; and (b) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any one counsel for the Administrative Agent or any Lender in each applicable jurisdiction, unless the Administrative Agent or any Lenders have conflicting interests that cannot reasonably be represented by one counsel, in which case such expenses shall include the reasonable, documented fees, charges and disbursements of no more than such number of counsels as are necessary to represent such conflicting interests), and shall pay all fees and time charges for attorneys or counsel of the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations arising hereunder, in each case limited as set forth in this clause (b). The Administrative Agent and any Lender, as the case may be shall deliver to the Borrower all invoices supporting the fees, expenses and charges described above and, at the request of the Borrower, the Administrative Agent, any of the Joint Lead Arrangers and Joint Bookrunners or the Mandated Lead Arranger, as the case may be, shall deliver an invoice issued by the Administrative Agent, any of the Joint Lead Arrangers and Joint Bookrunners or the Mandated Lead Arranger, as the case may be, for the payment of any such expenses subject to the conditions and requirements set forth in Section 4.1.8.

11.4.2  Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agents thereof), the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger, the Sustainability Agents, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related documented expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitees), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys or counsel of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. This Section 11.4.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.4.3  Reimbursement and Indemnity by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.4.1 or 11.4.2 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to indemnify and pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Facility Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, and hold the Administrative Agent harmless from, for any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender), including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, (a) the costs and expenses that the Borrower is obligated to pay under Sections 11.4.1 and 11.4.2 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder, and (b) the conversion, for any purpose of this Agreement, of any amount in one currency into another currency) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity; provided further that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence, bad faith or willful misconduct of the party to be indemnified. The obligations of Lenders under this Section 11.4.3 are subject to the provisions of Section 3.9.

11.4.4  Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

11.4.5  Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

11.4.6  Survival. The agreements in this Article XI shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

11.5  Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each applicable Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.6   Successors and Assigns.

11.6.1  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) in accordance with the provisions of Section 11.6.2, (b) by way of participation in accordance with the provisions of Section 11.6.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in Section 11.6.4 and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.6.2  Assignments by Lenders. Any Lender may at any time assign to any Person (excluding any Disqualified Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), subject, in each case, to the prior written notice to the Administrative Agent (receipt of which shall be acknowledged by the Administrative Agent) and the prior written consent of the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 (five) Business Days after having received notice thereof from the Administrative Agent; provided that:

(a)  any Lender may at any time, upon prior written notice to the Borrower, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it), if an Event of Default has occurred and is continuing, to any Person, without the prior written consent of the Borrower, subject to the limitations in respect of the payment of additional interest and related indemnity payments specified under the definition of Indemnified Taxes and Section 4.1;

(b)   any Lender may at any time, upon prior written notice to the Borrower, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to (i) any Affiliate of such Lender, which, for the avoidance of doubt, will be subject to the limitations in respect of the payment of additional interest and related indemnity payments specified under the definition of Indemnified Taxes and Section 4.1, provided that, so long as no Event of Default has occurred and is continuing, such Affiliate is not a hedge fund or distressed securities fund or a Disqualified Assignee, or (ii) another Lender, without the prior written consent of the Borrower;

(c)   except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall be U.S.$5,000,000 or a higher integral multiple of U.S.$500,000, unless the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); and

(d)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500 payable by the assigning Lender or the assignee to the Administrative Agent, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, provided that the Administrative Agent may, in its sole discretion, elect to waive such processing fee in the case of any assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, and be subject to the obligations in, Sections 4.1, 4.4, 4.5, and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6.4.

11.6.3  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and Lenders shall treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any party to this Agreement at any reasonable time and from time to time upon reasonable prior notice.

11.6.4  Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Loan Parties, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (d) such Lender shall provide to the Borrower any and all information relating to a Participant that is required to determine the appropriate rate of withholding on payments ultimately made to such Participant, and (e) the Borrower’s and each Guarantors’ obligations to pay additional interest under Section 4.1 shall be subject to the limitations in respect of the payment of additional interest specified under the definition of Indemnified Taxes and Section 4.1.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant. Subject to Section 11.6.5, the Borrower agrees that each Participant shall be entitled to the benefits of (up to the maximum amounts agreed upon hereunder), Sections 4.1, 4.4 and 4.5 (subject to the obligations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6.2.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.6.5  Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 with respect to the participation sold to such Participant than the applicable Lender would have been entitled to receive. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless the Borrower is notified of the participation sold to such Participant.

11.6.6  Certain Pledges. Any Lender may, without the consent of or notice to any Person, at any time pledge or assign a security interest in any of its rights under this Agreement to secure obligations of such Lender, including to a Federal Reserve Bank or the central bank of any other country in which such Lender is organized; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

11.7   Treatment of Certain Information; Confidentiality. Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other Credit Party, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party, or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the applicable Credit Party on a nonconfidential basis from a source other than any Loan Party or any Subsidiary, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is identified as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as would be customarily exercised by reasonably prudent commercial lenders in maintaining the confidentiality of their own confidential information.

Each Credit Party acknowledges that (a) the Information may include material non-public information concerning any Loan Party or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and it will handle such material non-public information in accordance with applicable Law.

11.8   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of its respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that no Lender or Affiliate thereof shall set off funds against any account holding funds, or any other obligations, that are subject to claims of any other lender or group of lenders (excluding the Lenders and their Affiliates) against the applicable Loan

Party or any Affiliate thereof. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10   Counterparts; Integration; Effectiveness; Electronic Execution of Documents.

(a)  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c)   Except as provided in Section 5.1, this Agreement shall become effective when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each Party.

(d)   The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.11   Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12   Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender is a Defaulting Lender, Non-Extending Lender or a Non-Consenting Lender (in each case, a “Replaced Lender”), then the Borrower may, at its sole expense and effort, upon five (5) Business Days’ prior written notice to such Lender and the Administrative Agent, require such Replaced Lender to assign and transfer, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee (a “Replacement Lender”) that shall assume such obligations (which Replacement Lender may be another Lender, if a Lender accepts such assignment), provided that:

(a)  the Borrower or the Replacement Lender shall have paid to the Administrative Agent the assignment fee specified in Section 11.6.2;

(b)  such Replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans (or such other amount as is agreed to by the Replaced Lender and the Replacement Lender), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)   in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d)   in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; and

(e)   such assignment does not conflict with applicable Laws.

Any Lender that becomes a Replaced Lender agrees that, upon receipt of notice from the Borrower given in accordance with this Section 11.12 it shall promptly execute and deliver an Assignment and Assumption with a Replacement Lender and/or any other documentation necessary to reflect such replacement as contemplated by this Section. If such Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (ii) the date on which the Replaced Lender receives all payments required to be paid to it by this Section 11.12, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender. A Lender shall not be required to make any such assignment or transfer if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and transfer cease to apply.

11.13   Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected

Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)   the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)   the effects of any Bail-in Action on any such liability, including, if applicable:

(i)   a reduction in full or in part or cancellation of any such liability;

(ii)   a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)   the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.14   Governing Law; Jurisdiction; Etc.

11.14.1   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.14.2   SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, LITIGATION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED BY VIRTUE OF ITS PRESENT OR ANY OTHER FUTURE DOMICILE OR FOR ANY OTHER REASON. EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT, ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

11.14.3   WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) IN ANY COURT REFERRED TO IN SECTION 11.14.2. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

11.14.4   SERVICE OF PROCESS. EXCEPT FOR THE BORROWER, TO WHICH PROCESS SHALL BE SERVED EITHER PURSUANT TO SECTION 11.14.5 OR PERSONALLY IN MEXICO, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.14.5   Appointment of Process Agent. The Borrower hereby irrevocably appoints CCS Global Solutions Inc. (the “Process Agent”) with an office on the date hereof at 99 Washington Avenue, Suite 805A, Albany, New York 12210, United States, as its agent to receive, on behalf of such Person, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and each such Person hereby irrevocably authorizes and directs the Process Agent to receive and forward such service on its behalf.

11.14.6   Sovereign Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any competent court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby irrevocably and unconditionally waives such immunity in respect of its Obligations under this Agreement and the other Loan Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 11.14.6 shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

11.15   Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16   Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

11.17   Know Your Customers.

11.17.1   Loan Party Information. If:

(a)   any Change in Law;

(b)   any change in the status of any Loan Party after the date of this Agreement;

(c)   any change in the applicable internal requirements of such Lender; or

(d)   a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

requires the Administrative Agent or any Lender (or, in the case of paragraph (d) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in paragraph (d) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (d) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.

11.17.2   Lender Information. Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.

11.17.3   Limitation on Assignments. Notwithstanding Section 11.6, an assignment will only be effective on performance by the Administrative Agent of all “know your customer” or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which the Administrative Agent shall promptly notify to the assigning Lender and the applicable assignee.

11.17.4   Lender Responsibility. Nothing in this Agreement shall require the Administrative Agent, the Mandated Lead Arranger or any of the Joint Lead Arrangers to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent, the Mandated Lead Arranger and each Joint Lead Arranger and Joint Bookrunner that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent, the Mandated Lead Arranger or any Joint Lead Arranger and Joint Bookrunner.

11.18   Time of the Essence. Time is of the essence of the Loan Documents.

11.19   Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to any Credit Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”) to the greatest extent permissible under applicable law, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Credit Party from the Borrower in the Agreement Currency, the

Borrower agrees, to the greatest extent permitted under applicable law, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Credit Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Credit Party in such currency, such Credit Party agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

11.20   Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21   No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (a) the Aggregate Commitments provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between such Loan Party and certain of its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger and Lenders, on the other hand, and such Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Mandated Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for such Loan Party or any of its Affiliates, stockholders, creditors or employees; (c) none of the Administrative Agent, any of the Joint Lead Arrangers and Joint Bookrunners or the Mandated Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of such Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Joint Lead Arranger and Joint Bookrunners or the Mandated Lead Arranger has advised or is currently advising such Loan Party or any of its Affiliates on other matters) and none of the Administrative Agent, any of the Joint Lead Arrangers and Joint Bookrunners nor the Mandated Lead Arranger has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, the Mandated Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and none of the Administrative Agent, any of the Joint Lead Arrangers and Joint Bookrunners nor the Mandated Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Mandated Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claim that it may have against the Administrative Agent, any of the Joint Lead Arrangers and Joint Bookrunners or the Mandated Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.22   Certain ERISA Matters.

(a)   Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)   such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)   the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)   (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)   such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)   In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

CORPORACION INMOBILIARIA VESTA, S.A.B. DE C.V., as Borrower

By:	/s/ Juan Felipe Sottil Achutegui
	Name:	Juan Felipe Sottil Achutegui
	Title:	Attorney-in-Fact

By:	/s/ Alejandro Pucheu Romero
	Name:	Alejandro Pucheu Romero
	Title:	Attorney-in-Fact

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ADMINISTRATIVE AGENT:

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISIÓN FIDUCIARIA, as Administrative Agent

By:	/s/ Fabiola Alejandra Cinta Narvaez
	Name:	Fabiola Alejandra Cinta Narvaez
	Title:	Attorney-in-Fact

By:	/s/ Nadia Olivia Uribe Uribe
	Name:	Nadia Olivia Uribe Uribe
	Title:	Attorney-in-Fact

Address: Torre Anseli, Avenida Revolución 1267, piso 11, Col. Los Alpes, Alcaldía Álvaro Obregón, 01010, Ciudad de México
Attention to: Miguel Ángel Sandoval/Fabiola Cinta

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LENDERS:

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, as a Lender

By:	/s/ Luis Mitchell Lugo Piña
	Name:	Luis Mitchell Lugo Piña
	Title:	Attorney-in-Fact

By:	/s/ Fabiola Palacio Vaca
	Name:	Fabiola Palacio Vaca
	Title:	Attorney-in-Fact

Address: Blvd. Manuel Ávila Camacho, Piso 1
Ciudad de México Col. Lomas de Chapultepec,
C.P. 11009
Attention to: Enrique Ocejo, Jessica Trejo, Paulina Mellado y Sebastián Aceves

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BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., I.B.D., as a Lender

By:	/s/ Ignacio Plancarte Hernández
	Name:	Ignacio Plancarte Hernández
	Title:	Attorney-in-Fact

By:	/s/ María del Socorro Peña Gutiérrez
	Name:	María del Socorro Peña Gutiérrez
	Title:	Attorney-in-Fact

Address: Periférico Sur 4333, Jardines de la Montaña,
14210, Tlalpan, CDMX
Attention to: iplancar@bancomext.gob.mx / mpena@bancomext.gob.mx

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BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as a Lender

By:	/s/ Juan Germán Voss
	Name:	Juan Germán Voss
	Title:	Attorney-in-Fact

By:	/s/ José Antonio Rossier Guillot
	Name:	José Antonio Rossier Guillot
	Title:	Attorney-in-Fact

Address: Paseo de la Reforma, 510, Plata 16, Col.
Juarez, Del. Cuauhtémoc, Mexico DF
Attention to: Bulmaro Emmanuel Esquivel Ávila
corporate_lending_mex.group@bbva.com monitoring_group.mx@bbva.com

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BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as a Lender

By:	/s/ Luis Alfonso Ortíz Anzures
	Name:	Luis Alfonso Ortíz Anzures
	Title:	Attorney-in-Fact

By:	/s/ Luis Brossier Márquez
	Name:	Luis Brossier Márquez
	Title:	Attorney-in-Fact

Address: Roberto Medellin 800, Santa Fe,
Lomas de Sta Fe, Álvaro Obregón, 01219
Ciudad de México, CDMX
Attention to: Luis Alfonso Ortiz / Natalia Gastelum

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BANCO SABADELL, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, as a Lender

By:	/s/ Gustavo Martínez Baca Anaya
	Name:	Gustavo Martínez Baca Anaya
	Title:	Attorney-in-Fact

Address: Blvd. Miguel de Cervantes Saavedra 193
Piso 4, Col. Granada, C.P. 11520, CDMX
Attention to: Gerardo Manuel Cendón Muradás

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SUSTAINABILITY AGENTS:

THE BANK OF NOVA SCOTIA, as a Sustainability Agent

By:	/s/ Mauricio Maldonado
	Name:	Mauricio Maldonado
	Title:	Director, International Banking

By:	/s/ Ana C. Espinoza Milla
	Name:	Ana C. Espinoza Milla
	Title:	Director, International Banking

Address: Blvd. Manuel Ávila Camacho, Piso 1
Ciudad de México Col. Lomas de Chapultepec,
C.P. 11009
Attention to: Enrique Ocejo, Jessica Trejo, Paulina Mellado y Sebastián Aceves

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BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as a Sustainability Agent

By:	/s/ Juan Germán Voss
	Name:	Juan Germán Voss
	Title:	Attorney-in-Fact

By:	/s/ José Antonio Rossier Guillot
	Name:	José Antonio Rossier Guillot
	Title:	Attorney-in-Fact

Address: Paseo de la Reforma, 510, Plata 16, Col.
Juarez, Del. Cuauhtémoc, Mexico DF
Attention to: Bulmaro Emmanuel Esquivel Ávila
corporate_lending_mex.group@bbva.com monitoring_group.mx@bbva.com

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JOINT LEAD ARRANGERS
BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., I.B.D., as a Joint Lead Arranger

By:	/s/ Ignacio Plancarte Hernández
	Name:	Ignacio Plancarte Hernández
	Title:	Attorney-in-Fact

By:	/s/ María del Socorro Peña Gutiérrez
	Name:	María del Socorro Peña Gutiérrez
	Title:	Attorney-in-Fact

Address: Periférico Sur 4333, Jardines de la Montaña,
14210, Tlalpan, CDMX
Attention to: iplancar@bancomext.gob.mx / mpena@bancomext.gob.mx

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SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, as a Joint Lead Arranger

By:	/s/ Luis Mitchell Lugo Piña
	Name:	Luis Mitchell Lugo Piña
	Title:	Attorney-in-Fact

By:	/s/ Fabiola Palacio Vaca
	Name:	Fabiola Palacio Vaca
	Title:	Attorney-in-Fact

Address: Blvd. Manuel Ávila Camacho, Piso 1
Ciudad de México Col. Lomas de Chapultepec,
C.P. 11009
Attention to: Enrique Ocejo, Jessica Trejo, Paulina Mellado y Sebastián Aceves

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BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as a Joint Lead Arranger

By:	/s/ Juan Germán Voss
	Name:	Juan Germán Voss
	Title:	Attorney-in-Fact

By:	/s/ José Antonio Rossier Guillot
	Name:	José Antonio Rossier Guillot
	Title:	Attorney-in-Fact

Address: Paseo de la Reforma, 510, Plata 16, Col.
Juarez, Del. Cuauhtémoc, Mexico DF
Attention to: Bulmaro Emmanuel Esquivel Ávila
corporate_lending_mex.group@bbva.com monitoring_group.mx@bbva.com

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BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as a Joint Lead Arranger

By:	/s/ Luis Alfonso Ortíz Anzures
	Name:	Luis Alfonso Ortíz Anzures
	Title:	Attorney-in-Fact

By:	/s/ Luis Brossier Márquez
	Name:	Luis Brossier Márquez
	Title:	Attorney-in-Fact

Address: Roberto Medellin 800, Santa Fe,
Lomas de Sta Fe, Álvaro Obregón, 01219
Ciudad de México, CDMX
Attention to: Luis Alfonso Ortiz / Natalia Gastelum

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JOINT BOOKRUNNERS

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., I.B.D., as a Joint Bookrunner

By:	/s/ Ignacio Plancarte Hernández
	Name:	Ignacio Plancarte Hernández
	Title:	Attorney-in-Fact

By:	/s/ María del Socorro Peña Gutiérrez
	Name:	María del Socorro Peña Gutiérrez
	Title:	Attorney-in-Fact

Address: Periférico Sur 4333, Jardines de la Montaña,
14210, Tlalpan, CDMX
Attention to: iplancar@bancomext.gob.mx / mpena@bancomext.gob.mx

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SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, as a Joint Bookrunner

By:	/s/ Luis Mitchell Lugo Piña
	Name:	Luis Mitchell Lugo Piña
	Title:	Attorney-in-Fact

By:	/s/ Fabiola Palacio Vaca
	Name:	Fabiola Palacio Vaca
	Title:	Attorney-in-Fact

Address: Blvd. Manuel Ávila Camacho, Piso 1
Ciudad de México Col. Lomas de Chapultepec,
C.P. 11009
Attention to: Enrique Ocejo, Jessica Trejo, Paulina Mellado y Sebastián Aceves

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BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as a Joint Bookrunner

By:	/s/ Juan Germán Voss
	Name:	Juan Germán Voss
	Title:	Attorney-in-Fact

By:	/s/ José Antonio Rossier Guillot
	Name:	José Antonio Rossier Guillot
	Title:	Attorney-in-Fact

Address: Paseo de la Reforma, 510, Plata 16, Col.
Juarez, Del. Cuauhtémoc, Mexico DF
Attention to: Bulmaro Emmanuel Esquivel Ávila
corporate_lending_mex.group@bbva.com monitoring_group.mx@bbva.com

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BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as a Joint Bookrunner

By:	/s/ Luis Alfonso Ortíz Anzures
	Name:	Luis Alfonso Ortíz Anzures
	Title:	Attorney-in-Fact

By:	/s/ Luis Brossier Márquez
	Name:	Luis Brossier Márquez
	Title:	Attorney-in-Fact

Address: Roberto Medellin 800, Santa Fe,
Lomas de Sta Fe, Álvaro Obregón, 01219
Ciudad de México, CDMX
Attention to: Luis Alfonso Ortiz / Natalia Gastelum

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MANDATED LEAD ARRANGER

BANCO SABADELL, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, as Mandated Lead Arranger

By:	/s/ Gustavo Martínez Baca Anaya
	Name:	Gustavo Martínez Baca Anaya
	Title:	Attorney-in-Fact

Address: Blvd. Miguel de Cervantes Saavedra 193
Piso 4, Col. Granada, C.P. 11520, CDMX
Attention to: Gerardo Manuel Cendón Muradás

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Execution Version

SCHEDULE 1.1

APPLICABLE MARGIN

The Applicable Margin for the Loans means an amount that will vary, as per the pricing grid below, based on the Leverage Ratio. The Applicable Margin shall be determined by reference to the Leverage Ratio contained in the latest Compliance Certificate delivered by the Borrower pursuant to Section 7.2(a) prior to the first day of the applicable Interest Period and by reference to the pricing grid below. If the Borrower fails to deliver any Compliance Certificate required to be delivered pursuant to Section 7.2(a) demonstrating such Leverage Ratio, the Applicable Margin shall be the maximum Applicable Margin commencing on the first day of the Interest Period immediately succeeding the date that the Borrower should have submitted such Compliance Certificate to the Administrative Agent and continuing until the first day of the Interest Period immediately succeeding the date that the Borrower has submitted such Compliance Certificate to the Administrative Agent.

Leverage Ratio	Applicable Margin for SOFR Loans (bps)	Applicable Margin for Alternate Rate Loans (bps)
< 40%	160.0	60.0
> 40%	175.0	75.0

The Applicable Margin for any Interest Period for all Loans comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that as of the Signing Date, the Applicable Margin shall be determined based on the Compliance Certificate delivered in connection with Section 5.1.1(h). The Applicable Margin for any Alternate Rate Loan shall be determined by reference to the Leverage Ratio in effect from time to time.

If as a result of a restatement of the Borrower’s financial statements or other recomputation of the Leverage Ratio on which the Applicable Margin is based, resulting from an error or misstatement on the part of the Borrower or any of its directors, officers, employees, agents, advisors or representatives, the interest paid or accrued hereunder was paid or accrued at a rate lower than the interest that would have been payable had such Leverage Ratio been correctly computed, the Borrower shall pay to the Administrative Agent for the account of the Lenders promptly following demand therefor the difference between the amount that should have been paid or accrued and the amount actually paid or accrued.

SCHEDULE 1.1A

DISQUALIFIED ASSIGNEES

CPA

Finsa

American Industries

Odonnell

LaSalle

Amistad

Intermex

Prologis

SCHEDULE 1.1B

PLEDGED SUBSIDIARIES EXCEPTIONS

QVC, S. de R.L. de C.V.

QVC II, S. de R.L. de C.V.

Vesta Bajío, S. de R.L. de C.V.

Vesta Baja California, S. de R.L. de C.V.

WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V.

SCHEDULE 1.1C

NISSAN PROPERTIES

Aguascalientes Fideicomiso F/1704 ---> Existing Buildings
Building Code	Current Tenant	Subsidiary	GLA FT2	GLA M2

AGS-DSP-1A	Posco	VDSP	180,758	16,793
AGS-DSP-2A	TACHI-S	VDSP	153,098	14,223
AGS-DSP-2B	TACHI-S	VDSP	57,382	5,331
AGS-DSP-3A1	Sanoh	VDSP	51,839	4,816
AGS-DSP-3B1	Sanoh	VDSP	25,833	2,400
AGS-DSP-3B2	Voestalpine	VDSP	43,073	4,002
AGS-DSP-3C1	Voestalpine	VDSP	60,568	5,627
AGS-DSP-4A	Nissan: IPC - Vantec	VDSP	157,591	14,640
AGS-DSP-4B1	Toyota Tsusho	VDSP	48,814	4,535
AGS-DSP-4B2	Toyota Tsusho	VDSP	31,538	2,930
AGS-DSP-4C	Nissan: Nitco	VDSP	142,115	13,203
AGS-DSP-4C	Daimler	VDSP	62,862	5,840
AGS-DSP-5A	Nissan: After Sales	VDSP	700,987	65,124
AGS-DSP-6	Daimler	VDSP	139,252	12,937
AGS-DSP-7A	Plastic Omnium	VDSP	135,872	12,632
AGS-DSP-7B	HBPO	VDSP	49,578	4,606
AGS-DSP-8A	ZF	VDSP	99,256	9,221
Total			2,140,417	198,860

SCHEDULE 1.1D

QUERÉTARO PROPERTIES

Queretaro Fideicomiso F/704684 ---> Existing Buildings
Building Code	Current Tenant	Subsidiary	GLA FT2	GLA M2

QRO-PAQ-24A	Bombardier: MA-1	PAE	96,246	8,942
QRO-PAQ-25A	Bombardier: HA-1	PAE	105,400	9,792
QRO-PAQ-26A	Meggit: ABSC	PAE	243,433	22,616
QRO-PAQ-27A	Bombardier LS 5	PAE	52,274	4,856
QRO-PAQ-28A	Safran: SNECMA	PAE	163,041	15,147
QRO-PAQ-29A	Safran: Messier Dowty	PAE	281,420	26,145
QRO-PAQ-30A	Bombardier: LJ-85	PAE	183,675	17,064
QRO-PAQ-31A	Safran: SAESA	PAE	172,653	16,040
QRO-PAQ-32A	Vacant	PAE	47,738	4,435
QRO-PAQ-33A	Bombardier: MA - 2	PAE	228,273	21,207
QRO-PAQ-34A	Safran: QAP I / SAESA	PAE	96,768	8,990
QRO-PAQ-34B QRO-PAQ-34C	Daher: QAP I Daher: QAP I	PAE PAE	26,576 8,826	2,469 820
QRO-PAQ-35AB	Duqueine: QAP II	PAE	37,458	3,480
QRO-PAQ-35AB QRO-PAQ-35 C	Duqueine QAP II Vacant	PAE PAE	37,458 55,392	3,480 5,146
QRO-PAQ-40 A	SAFRAN / Snecma 2	PAE	338,365	31,435
Total			2,175,002	202,064

SCHEDULE 2.1

REVOLVING CREDIT COMMITMENTS AND PERCENTAGES

Lender	Commitments	Percentage
Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat	U.S.$47,000,000	23.5%
Banco Nacional de Comercio Exterior, S.N.C., I.B.D.	U.S.$47,000,000	23.5%
BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México	U.S.$47,000,000	23.5%
Banco Sabadell, S.A., Institución de Banca Múltiple	U.S.$15,000,000	7.5%
Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex	U.S.$44,000,000	22.0%
TOTAL	U.S.$200,000,000	100%

SCHEDULE 3.13

SUSTAINABILITY-LINKED FINANCING FRAMEWORK

[ATTACHED]

SCHEDULE 6.9

ENVIRONMENTAL MATTERS

None

SCHEDULE 6.11

ERISA MATTERS

None

SCHEDULE 6.23

INDEBTEDNESS

[Attached]

	Existing Indebtedness of the Company and its Subsidiaries
	Obligor(s)	Creditor/Agent Bank	CUSIP or ISIN	Description of Indebtedness	Interest Rate(s)	Collateral	Final Maturity	Outstanding Principal Amount

MetLife 10 year	Vesta Bajio/ Vesta Baja California/ QVC / QVC II/ WTN Desarrollos Inmobiliarios de México	Metropolitan Life Insurance Company	NA	10-year loan agreement with MetLife, interests on this loan are paid on a monthly basis and calculated using an annual fixed rate of 4.55%. Principal amortization will commence on September 1, 2023. This loan is secured by a Trust comprising 48 of the properties of the obligors.	4.55%	Security Trust on Real Estate Property	August 2026	[USD]150,000,000
Series A Senior Notes	Corporación Inmobiliaria Vesta	Several insurance companies	NA	On September 22, 2017, the Company executed a US$125 million dual tranche unsecured private placement of senior notes (the “Notes”). The Notes have been rated BBB- by Fitch Rating and consist of a 7-year non-amortizing tranche of US$65 million with a fixed 5.03% semi-annual coupon and a 10-year non-amortizing tranche of US$60 million with a fixed 5.31% semi-annual coupon.	5.03%	Unsecured	September 2024	[USD]65,000,000
Series B Senior Notes	Corporación Inmobiliaria Vesta	Several insurance companies	NA	On March 9, 2015, the Entity entered into a 7-year loan with MetLife, interests on this loan are paid on a monthly basis and calculated using an annual rate of 4.35%. The loan is interest only during the first 42 months and thereafter, monthly amortization of principal and interest until it matures on April 1, 2022. The loan is secured by 6 of the properties of the obligors.	5.31%	Unsecured	September 2027	[USD]60,000,000
MetLife 10 year	Vesta Bajio/ Vesta Baja California/ QVC/ QVC II	Metropolitan Life Insurance Company	NA

On November 1, 2017, the Entity entered into a 10-year loan agreement with Metlife, interests are paid on a monthly basis and calculated using an annual rate of 4.75%. The loan is interest only during the first 60 months and thereafter, monthly amortizations of principal and interest until it matures on December 1, 2027. The loan is secured by 21 of the properties of the obligors.

On March 2018, an additional financing was granted on the July 27, 2016 credit agreement. Interests on this loan are paid on a monthly basis and calculated using an annual rate of Using an annual rate of 4.75%. The loan is secured by the same properties of the July 27, 2016 loan agreement.

					4.75%	Security Trust on Real Estate Property	December 2027	[USD]118,000,000
MetLife 8 year	Vesta Bajio/ Vesta Baja California/ QVC/ QVC II/ WTN Desarrollos Inmobiliarios de México	Metropolitan Life Insurance Company	NA		4.75%	Security Trust incorporated for the July 2016 Loan	August 2028	[USD]26,600,000
Prudential Insurance Company	Corporación Inmobiliaria Vesta	Prudential Insurance Company	NA	On May 31, 2018, the Company executed a US$90 million dual tranche unsecured private placement of senior notes (the “Notes”). The Notes have been rated BBB- by Fitch Rating and consist of a 7-year non-amortizing tranche of US$45 million with a fixed 5.50% semi-annual coupon and a 10-year non-amortizing tranche	5.50%	Unsecured	May 2025	[USD]45,000,000

				of US$45 million with a fixed 5.85% semi-annual coupon.
Prudential Insurance Company	Corporación Inmobiliaria Vesta	Prudential Insurance Company	NA	On March 2018, an additional financing was granted on the July 27, 2016 credit agreement. Interests on this loan are paid on a monthly basis and calculated using an annual rate of Using an annual rate of 4.75%. The loan is secured by the same properties of the July 27, 2016 loan agreement.	5.85%	Unsecured	May 2028	[USD]45,000,000
Series RC Senior Note	Corporación Inmobiliaria Vesta	Several insurance companies	PPN: P4000* AE5	On June 25, 2019, the Entity entered into a 10-year senior notes series RC to financial institutions, interest on these loans are paid on a semiannual basis and calculated using an annual rate of 5.18%. The loan bears semiannual interest only beginning December 14, 2019. The notes payable matures on June 14, 2029. Five of its subsidiaries are joint obligators under these notes payable.	5.18%	Unsecured	June 2029	[USD]70,000,000
Series RD Senior Note	Corporación Inmobiliaria Vesta	Several insurance companies	PPN: P4000* AF2	On June 25, 2019, the Entity entered into a 12-year notes payable to financial institutions, interest on these loans are paid on a semiannual basis and calculated using an annual rate of 5.28%. The loan bears semiannual interest only beginning December 14, 2019. The notes payable matures on June 14, 2031. Five of its subsidiaries are joint obligators under these notes payable.	5.28%	Unsecured	June 2031	[USD]15,000,000
Vesta ESG Global Bond	Corporación Inmobiliaria Vesta	Several investors	N/A	On May 13, 2021, the Entity offered $350,000,000 Senior Notes, Vesta ESG Global bond 35/8 05/31 with mature on May 13, 2031. The notes bear annual interest at a rate of 3.625%. Interest is paid on a semiannual basis.	3.63%	Unsecured	May 2031	USD 350,000,000
Term Loan Facility	Corporación Inmobiliaria Vesta	Several lenders party thereto	N/A	Existing Credit Facility. Five of its subsidiaries are guarantors of the loans outstanding under this facility.	[●]%	Unsecured	August 2024	[USD][●]

SCHEDULE 11.2

CERTAIN ADDRESSES FOR NOTICES

Loan Parties:

Paseo de Tamarindos 90, Torre 2, Piso 28
Col. Bosques de las Lomas, Cuajimalpa de Morelos, CP 05120
Ciudad de México
Mexico
Attention: CFO and/or General Counsel
Tel: +5255 5950-0070
Email: jsottil@vesta.com.mx / apucheu@vesta.com.mx

Administrative Agent:

Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria

Torre Anseli, Avenida Revolución 1267, piso 11, Col. Los Alpes, Alcaldía Álvaro Obregón, 01010, Ciudad de México
Attention: Miguel Ángel Sandoval Parra & Fabiola Cinta Narváez

Tel: +52 55 1226 6998 // +52 55 2262 6075

Email: miguel.angel.sandovalparra@citi.com/fabiola.cinta@citibanamex.com/instruyeFD@banamex.com

Exhibit A

FORM OF LOAN NOTICE

Date: ________, 20[●]

To:	Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria (“Citibanamex”), as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Sustainability-Linked Revolving Credit Agreement dated as of [●], 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Corporación Inmobiliaria Vesta, S.A.B. de C.V. (the “Borrower”), various financial institutions and other persons as lenders, Citibanamex as administrative agent (the “Administrative Agent”), and the other parties thereto.

The undersigned hereby requests a Borrowing of SOFR Loans as follows:

1.	On _________________ (a Business Day).

2.	In the aggregate amount of _________________.

3.	The Term SOFR for the initial Interest Period for such Borrowing shall be based on a period equal to [one month] [such period of lesser than one month equal to the number of days from the date of the Borrowing until [●] (the date of the last day of the applicable Interest Period).

4.	The account information for the account[1] to which the Borrowing should be credited is:

Bank:	[_____________]
ABA No:	[_____________]
Acct. Name:	[_____________]
Acct. No:	[_____________]
Reference:	[_____________]

Delivery of an executed counterpart of this Loan Notice by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Loan Notice.

1 Insert an account in NY, United States. Point of contact for valid submission to jurisdiction in NY under Mexican law.

BORROWER:

CORPORACIÓN INMOBILIARIA VESTA, S.A.B.
DE C.V.

By:
Name:
Title:

[Signature Page to Loan Notice]

Exhibit B

FORM OF COMPLIANCE CERTIFICATE

[Financial Statement Date: _______________]1

To:	Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria (“Citibanamex”), as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Sustainability-Linked Revolving Credit Agreement dated as of [______], 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Corporación Inmobiliaria Vesta, S.A.B. de C.V. (the “Borrower”), various financial institutions and other persons, Citibanamex as administrative agent (the “Administrative Agent”), and the other parties thereto.

This Compliance Certificate is being delivered for the following purpose: [fiscal year-end financial statements, under Section 7.1(a)] [fiscal quarter-end financial statements, under Section 7.1(b).] [a Borrowing, under Section 5.2.4] [a Permitted Removal, Section 7.13].

The undersigned Responsible Officer hereby certifies, solely in such capacity on behalf of the Borrower and not in an individual capacity, and only with respect to matters related to the Borrower as herein described, as of the date hereof that he/she is the _______________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraphs 1, 2 and 3 for fiscal year-end financial statements of the Borrower]

1.  Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.1(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an internationally recognized firm of auditors required by such section prepared in accordance with IFRS.

2.  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has conducted, or has caused to be conducted under his/her supervision, reasonable enquiries and verifications with the purpose of determining whether the Borrower was in compliance with the Credit Agreement as of the applicable Test Date and certifies that the Borrower is in compliance with the financial covenants in Article VIII of the Credit Agreement as of the applicable Test Date.

3.  Attached hereto as Schedule 2 are the covenant computations, together with the supporting schedules. Such information demonstrates compliance, as of the applicable Test Date, with the financial covenants.

[Use following paragraph 1, 2 and 3 for fiscal quarter-end financial statements]

1.  Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.1(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows

1 Include for year-end and quarter-end financial statements.

of the Borrower in accordance with IFRS as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has conducted, or has caused to be conducted under his/her supervision, reasonable enquiries and verifications with the purpose of determining whether the Borrower was in compliance with the Credit Agreement as of the applicable Test Date and certifies that the Borrower is in compliance with the financial covenants in Article VIII of the Credit Agreement as of the applicable Test Date.

3.  Attached hereto as Schedule 2 are the covenant computations, together with the supporting schedules. Such information demonstrates compliance, as of the applicable Test Date, with the financial covenants.

[Use following paragraph 1 and 2 for all Test Events]

1.  Attached hereto as Schedule 2 are the covenant computations, together with the supporting schedules. Such information demonstrates compliance, both before and on a pro forma basis, after giving effect to the applicable Test Event, with the financial covenants.

2.  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has conducted, or has caused to be conducted under his/her supervision, reasonable enquiries and verifications and certifies that the Borrower is in compliance with the financial covenants in Article VIII, before and on a pro forma basis, after giving effect to the applicable Test Event, based on the calculations in Schedule 2, and

[select one:]

[to the best knowledge of the undersigned, no Default existed on such date.]

--or---

[the following is a description of Defaults that, to the best knowledge of the undersigned, would result from such Test Event]

[the following is a list of Defaults that, to the best knowledge of the undersigned, existed on such date, together with a description of the nature and status of each such Default:]

[[Additional certifications TBD/under review by any of the Joint Lead Arrangers]

[3][4]. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________, 20[●].

CORPORACIÓN INMOBILIARIA VESTA, S.A.B.
DE C.V.

By:
Name:
Title:

[Signature Page to Compliance Certificate]

[Audited/Unaudited] Financial Statements
for the Quarter/Year ended _____________________

Schedule 1
to Compliance Certificate

[For the Quarter/Year ended_______________]

Schedule 2
to the Compliance Certificate
(US$ in 000’s)

The following covenant computations, together with the supporting schedules attached hereto, are true and correct:

a.	Equity Value.[1] (1)	$ ____________
	Permitted Minimum Equity Value	Not less than $[______][2] plus 70% of the net proceeds of all offerings of Equity Interests in the Borrower after the Closing Date (excluding any net proceeds to the extent the same shall have been applied to repurchases of any Equity Interests in the Borrower) (2)
b.	Leverage Ratio.[3]
	Consolidated Indebtedness of the Borrower and its Subsidiaries (including the JV Pro Rata Share of the Consolidated Indebtedness of any Joint Venture)	$ __________ (1)
	Total Asset Value	$ __________ (2)
	Ratio of (1) to (2)	___________%
	Permitted Maximum	50%
c.	Secured Debt Ratio.[4]
	Secured Debt of the Borrower and its Subsidiaries	$ __________ (1)
	Total Asset Value	(2)
	Ratio of (1) to (2)	___________%
	Permitted Maximum	40%

1 For any Test Event, to be calculated on a historical and pro forma basis after giving effect to such Test Event.

2 70% of the Borrower’s Equity Value as of the Closing Date.

3 For any Test Event, to be calculated on a historical and pro forma basis after giving effect to such Test Event.

4 For any Test Event, to be calculated on a historical and pro forma basis after giving effect to such Test Event.

d.	Unsecured Debt Ratio.[5]
	Unsecured Debt of the Borrower and its Subsidiaries	$ __________	(1)
	Unencumbered Asset Value	$ __________	(2)
	Ratio of (1) to (2)	___________%
	Permitted Maximum	50%
e.	Fixed Charge Coverage Ratio.[6]
	Adjusted EBITDA	$ __________	(1)
	Interest[7] payable on, and cash amortization of debt discount in respect of, all debt for borrowed money	$ __________	(2)
	Scheduled amortization of principal amounts of debt for borrowed money payable[8]	$ __________	(3)
	Cash dividends payable on any preferred equity interests[9]	$ __________	(4)
	Subtotal (2) + (3) + (4)	$ __________	(5)
	Ratio of (1) to (5)	___________%
	Required Minimum	1.50 to 1.00
f.	Unencumbered Debt Service Coverage Ratio.[10]
	Unencumbered Property NOI attributable to all Unencumbered Properties	$ __________	(1)
	Capital Expenditure Allowance for Unencumbered Properties	$ __________	(2)
	2% of the total revenues generated from the operation of all Unencumbered Properties less all management fees	$ __________	(3)

5 For any Test Event, to be calculated on a historical and pro forma basis after giving effect to such Test Event.

6 For any Test Event, to be calculated on a historical and pro forma basis after giving effect to such Test Event.

7 Includes capitalized interest, but excludes capitalized interest with respect to any construction loan to the extent such capitalized interest is funded under an interest reserve account.

8 Not including balloon maturity amounts.

9 Includes preferred equity interests structured as trust preferred securities.

10 For any Test Event, to be calculated on a historical and pro forma basis after giving effect to such Test Event.

payable in respect of all Unencumbered Properties[11]
Unencumbered Property Adjusted NOI[12] (1) – (2) – (3)	$ __________	(4)
Debt Service	$ __________	(5)
Ratio of (4) to (5)	___________%
Required Minimum	1.60 to 1.00

11 In each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lenders.

12 If an Unencumbered Property is removed from (or added to, as applicable) the unencumbered asset pool, such Unencumbered Property shall be excluded from (or included in, as applicable) the calculation of Unencumbered Property Adjusted NOI for all of the fiscal quarter in which it was removed (or added, as applicable).

Exhibit C

FORM OF SOFR LOAN PAGARÉ

PAGARÉ	PAGARÉ
NON-NEGOTIABLE	NO NEGOCIABLE
U.S.$ [●]	E.U.A.$ [●]
For value received, Corporación Inmobiliaria Vesta, S.A.B. de C.V. (the “Borrower”), by this Pagaré unconditionally promises to pay to the order of [●] (the “Lender”), the principal sum of U.S.$[●].00 ([●] [●]/100 U.S. Dollars), payable on [●], 2025 (the “Maturity Date”).	Por valor recibido, Corporación Inmobiliaria Vesta, S.A.B. de C.V. (el “Deudor”), por este Pagaré promete incondicionalmente pagar a la orden de [●] (el “Acreedor”), la suma principal de E.U.A.$[●].00 ([●] [●]/100 Dólares), pagadera el [●] de 2025 (la “Fecha de Vencimiento”).

The Borrower also unconditionally promises to pay to the Lender interest on the outstanding principal amount of this Pagaré, from the date hereof until the principal amount hereof is paid in full, at a rate per annum equal at all times to the Term SOFR (as defined below) for the respective Interest Period (as defined below) plus the Applicable Margin (as defined below) (the “Interest Rate”).

El Deudor también se obliga a pagar incondicionalmente al Acreedor intereses sobre el saldo de principal insoluto de este Pagaré, a partir de la fecha del presente y hasta que el principal sea pagado en su totalidad, a una tasa de interés anual igual en todo momento a la Tasa SOFR (según dicho término se define más adelante) para el Periodo de Interés (según dicho término se define más adelante) respectivo más el Margen Aplicable (según dicho término se define más adelante) (la “Tasa de Interés”).
Any payments due on a day other than a Business Day (as defined below), shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of payment of interest, provided that if the Maturity Date is not a Business Day, any payment to be made on the Maturity Date shall be made on the immediately preceding Business Day.	Cualquier pago que venza en un día que no sea un Día Hábil (según dicho término se define más adelante), deberá realizarse en el Día Hábil inmediato siguiente, y dicha extensión, en su caso, será considerada en el correspondiente cálculo de pago de intereses, en el entendido que en caso que la Fecha de Vencimiento no sea un Día Hábil, cualquier pago que deba realizarse en la Fecha de Vencimiento deberá realizarse en el Día Hábil inmediato anterior.
If (i) all or a portion of the principal amount hereof or any interest payable hereunder, shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to 2% per annum above the applicable Term SOFR plus the Applicable Margin, and (ii) all or a portion of any other amount payable hereunder shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, to the fullest extent permitted by	Si (i) todo o una parte de la suma de principal del presente o cualquier interés pagadero conforme al presente, no fuere pagada a su vencimiento (ya sea en su vencimiento programado, por aceleración o de cualquier otra forma), la suma debida y no pagada devengará intereses a una tasa anual igual a 2% anual sobre la Tasa SOFR aplicable más el Margen Aplicable, y (ii) todo o una parte de cualquier otra suma pagadera conforme al presente, no fuere pagada a su vencimiento (ya sea en su vencimiento programado, por aceleración o

applicable law, at a rate per annum equal to 2% per annum above the Alternate Rate; in all cases from the date of such non-payment until such amount is paid in full, payable on demand.	de cualquier otra forma), la suma debida y no pagada devengará intereses, en la mayor medida permitida por la legislación aplicable, a una tasa anual igual a 2% anual sobre la Tasa Alternativa; en todos los casos calculados desde la fecha de falta de pago hasta la fecha en que dicha suma sea pagada en su totalidad, pagaderos a la vista.
Interest hereunder shall be calculated on the basis of a 360-day year and actual days elapsed, provided that all computations of interest for amounts that accrue interest at the Alternate Rate pursuant to the terms hereof shall be made on the basis of a year of 365 days (or, if the Alternate Rate is calculated by reference to one-month Term SOFR, 360 days), as the case may be, and actual days elapsed occurring in the Interest Period.	Los intereses conforme al presente serán calculados sobre la base de un año de 360 días y los días efectivamente transcurridos, en el entendido que todo los cómputos de intereses para cantidades que devenguen intereses a la Tasa Alternativa conforme al presente serán calculados sobre la base de un año de 365 días (o, si la Tasa Alternativa es calculada tomando como referencia la Tasa SOFR a un mes, entonces 360 días), según sea el caso, y días efectivamente transcurridos durante el Periodo de Interés.
For purposes of this Pagaré, the following terms shall have the following meanings:	Para efectos de este Pagaré, los siguientes términos tendrán los siguientes significados:
“Administrative Agent” means Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria.	“Agente Administrativo” significa Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria.
“Administrative Agent’s Office” means the office located at [●].	Oficina del Agente Administrativo” significa la oficina ubicada en [●].

“Alternate Rate” means, on any date of determination, a rate per annum which shall at all times be equal to the highest of: (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus ½ of 1%; and (c) Term SOFR for a one-month tenor in effect on such day plus 1%.

Any change in the Alternate Rate due to a change in the Prime Rate or the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate or Term SOFR, respectively.

“Tasa Alternativa” significa, en cualquier fecha de determinación, una tasa anual que será en todo momento igual a la más alta de (a) la Tasa Preferencial vigente en ese día (b) la Tasa de Fondos Federales vigente en ese día más ½ del 1%, y (c) la Tasa SOFR por un plazo de un mes vigente en dicho día más el 1%.

Cualquier cambio en la Tasa Alternativa debido a un cambio en la Tasa Preferencial o la Tasa de Fondos Federales o la Tasa SOFR será eficaz desde e incluyendo la fecha de eficacia de dicho cambio en la Tasa Preferencial o la Tasa de Fondos Federales o la Tasa SOFR, respectivamente.

“Applicable Margin” means 160 basis points.	“Margen Aplicable” significa 160 puntos base.
“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York,	“Día Hábil” significa cualquier día, distinto de un sábado, domingo u otro día en el cual los bancos comerciales de Nueva York, Nueva York, Toronto, Canadá, y en la Ciudad de México, México, se

Toronto, Canada, or Mexico City, Mexico are required or authorized by law to close.	encuentren obligados o autorizados por ley a cerrar.
“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued (so long as such date occurs after the date hereof).	“Cambio en Ley” significa que con posterioridad a la fecha del presente, ocurra cualquiera de los siguientes supuestos: (a) la adopción o entrada en vigor de cualquier Ley, (b) cualquier cambio en cualesquier Ley, o en la ejecución, interpretación, implementación o aplicación de la misma por cualquier Autoridad Gubernamental, (c) la realización o emisión de cualquier solicitud, lineamiento o directiva (ya sea que tenga, o no tenga, fuerza de ley) por cualquier Autoridad Gubernamental; en el entendido, que no obstante cualquier disposición en contrario prevista en el presente, (i) el Dodd-Frank Wall Street Reform and Consumer Protection Act y todas las solicitudes, reglas, lineamientos y directivas al amparo del mismo o emitidas en relación con el mismo, y (ii) todas las solicitudes, reglas, lineamientos y directivas promulgadas por el Bank for International Settlements, el Basel Committee on Banking Supervision (o cualquier autoridad sucesora o similar) o los Estados Unidos o autoridades regulatorias extranjeras, en cada caso, de conformidad con Basilea III (Basel III), en cada caso, deberán considerarse como un “Cambio en Ley”, independientemente de la fecha en que tenga vigencia, sea adoptada, promulgada o emitida (siempre que dicha fecha ocurra con posterioridad a la fecha del presente).
“Code” means the United States Internal Revenue Code of 1986, as amended.	“Código” significa el Código Fiscal de los Estados Unidos (United States Internal Revenue Code of 1986), según sea modificado.

“Excluded Taxes” means, with respect to the holder hereof, (a) Taxes imposed on or measured by its overall net income (however denominated), branch profits Taxes imposed by the United States or any similar Tax and franchise Taxes imposed on it (in lieu of net income Taxes), in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or considered a resident for tax purposes, in which its principal office is located, and subject to such Taxes, or in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender that is not a resident of Mexico for tax purposes, any withholding Tax (other than Mexican withholding Taxes, but solely up to the maximum

“Impuestos Excluidos” significa, respecto del tenedor del presente Pagaré, (a) Impuestos generados o medidos por sus ingresos totales netos (como sea que se denominen), cualesquier Impuestos sobre utilidades de sus sucursales impuestos por los Estados Unidos o cualquier otro Impuesto similar e Impuestos de franquicia generados (en lugar de impuestos sobre la renta), en cada caso, (i) impuestos por la jurisdicción (o cualquier subdivisión política de la misma) de conformidad con las Leyes respecto de las cuales dicho tenedor se encuentre constituido o sea residente para efectos fiscales, en la que se encuentre ubicada su oficina principal, y sujeto a dichos Impuestos, o en la que se encuentre ubicada su oficina de crédito respectiva, o (ii) que sean

extent not excluded under paragraph (e) below) that is imposed on amounts payable to such foreign Lender with respect to any interest under this Pagaré pursuant to a Law in effect as of the date hereof, except to the extent that such no-resident Lender or its assignor or transferor (in the case of such non-resident Lender becoming an assignee hereof) was entitled, at the time of designation of a new lending office or assignment or transfer, to receive from the Borrower such amounts (which shall be treated as additional interest under Mexican law) with respect to such withholding Tax, (c) Taxes attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with the requirements to benefit from an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes (to the extent not excluded under paragraph (e) below), (d) any withholding Taxes imposed under FATCA, and (e) in the case of the holder hereof, any Mexican withholding taxes in excess of the withholding Taxes applicable to payments of interest or amounts deemed as interest made hereunder to a Qualified Lender.	Otros Impuestos de Conexión, (b) en el caso de un Acreedor que no sea residente en México para efectos fiscales, cualesquier retención de Impuestos (distinta a la retención de Impuestos mexicanos, pero sólo hasta la medida máxima no excluida en el inciso (e) siguiente) impuesto sobre montos pagaderos en favor de dicho Acreedor en relación con cualquier interés bajo el presente Pagaré de conformidad con una Ley en vigor en la fecha del presente, excepto en la medida en que dicho Acreedor no residente o su cesionario o adquirente (en el caso en que dicho Acreedor no residente se convierta cesionario de este Pagaré) tenía derecho, en el momento de la designación de una nueva oficina de crédito o cesión o transferencia, para recibir del Deudor dichos montos (los cuales deberán ser tratados como intereses adicionales conforme a la legislación mexicana) en relación con dicha retención de Impuestos, (c) Impuestos atribuibles al incumplimiento o a la incapacidad (distinta a la incapacidad que resulte de un Cambio en Ley) de dicho tenedor para cumplir con los requisitos para beneficiarse de una exención o reducción a los Impuestos retenidos bajo la Ley de la jurisdicción en la cual el Deudor sea residente para efectos fiscales (en la medida no excluida en el inciso (e) siguiente), (d) cualesquier Impuestos retenidos impuestos bajo FATCA, y (e) en el caso del tenedor del presente Pagaré, cualesquier retenciones de Impuestos mexicanos superiores a las retenciones de Impuestos aplicables a pagos de interés o montos considerados como interés, realizados de conformidad con el presente Pagaré a un Acreedor Calificado.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version of such Sections that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.	“FATCA” significa las Secciones 1471 a 1474 del Código, a la fecha del presente (o cualquier versión modificada o que sustituya dichas Secciones que sea sustancialmente comparable), cualesquier reglamentos actuales o futuros o interpretaciones oficiales de la misma, cualesquier contratos celebrados de conformidad con la Sección 1471(b)(1) del Código, cualquier acuerdo intergubernamental celebrado en relación con lo anterior y cualquier legislación fiscal o reglamentaria, lineamientos o prácticas adoptadas de conformidad con cualesquier acuerdo intergubernamental, tratado o convención entre las

Autoridades Gubernamentales y la implementación de dichas Secciones del Código.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York. For the avoidance of doubt, in no event shall the Federal Funds Rate be less than zero.	“Tasa de Fondos Federales” significa, para cualquier periodo, una tasa de interés anual variable para cada día durante dicho periodo, equivalente al promedio ponderado de las tasas de transacciones overnight con fondos Federales con miembros del Sistema de la Reserva Federal, que se publiquen por el Banco de la Reserva Federal de Nueva York para dicho día (o, si dicho día no es un Día Hábil, el Día Hábil inmediato anterior). Para evitar cualquier duda, en ningún caso, la Tasa de Fondos Federales podrá ser inferior a cero.
“Floor” means a rate of interest equal to 0.00% per annum.	“Piso” significa una tasa de interés anual igual a 0.00%.
“Governmental Authority” means the government of the United States, Mexico or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).	“Autoridad Gubernamental” significa el gobierno de los Estados Unidos, México o cualquier otra nación, o de cualquier subdivisión política de los mismos, ya sea estatal o local, y cualquier agencia, autoridad, entidad determinadora, órgano regulador, corte, banco central u otra entidad que ejerza autoridad o funciones ejecutivas, legislativas, judiciales, fiscales, regulatorias o administrativas de, o pertenecientes a, el gobierno (incluyendo cualesquiera organismos supranacionales como la Unión Europea o el Banco Central Europeo).
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder, and (b) to the extent not otherwise described in (a), Other Taxes.	“Impuestos Cubiertos” significa (a) Impuestos distintos a Impuestos Excluidos, impuestos en o con relación a pagos realizados por o a cuenta de cualquier obligación del Deudor conforme al presente Pagaré, y (b) en la medida no descrita en (a), Otros Impuestos.
“Interest Payment Date” means the last day of the third Interest Period after the date hereof, and thereafter, the last day of the third Interest Period therefor until the Maturity Date.	“Fecha de Pago de Interés” significa el último día del tercer Periodo de Interés después de la fecha del presente, y en lo subsecuente, el último día del tercer Periodo de Interés siguiente hasta la Fecha de Vencimiento.
“Interest Period” means the period commencing on (and including for the calculation of interest) the date hereof and ending on (but excluding for the calculation of interest) the numerically corresponding day in the calendar month that is one month thereafter (subject to the availability thereof); provided that (i) if any Interest Period would end on a day other than a Business Day,	“Periodo de Interés” significa el periodo que comienza en (e incluye para el cálculo de interés) la fecha del presente y termina (pero excluye para el cálculo de interés) el día que corresponda numéricamente en el mes calendario subsecuente (sujeto a la disponibilidad); en el entendido que (i) cuando el último día de cualquier Periodo de Interés sea una fecha que no sea un Día Hábil,

such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date.	dicho Periodo de Interés será extendido al Día Hábil inmediato siguiente excepto en caso que dicho Día Hábil inmediato siguiente corresponda a otro mes calendario, en cuyo caso el último día de dicho Periodo de Interés deberá ocurrir el Día Hábil inmediato anterior, (ii) cualquier Periodo de Interés que comience en el último Día Hábil de un mes calendario (o en un día que no tenga el día numéricamente correspondiente en el último mes calendario de dicho Periodo de Interés) deberá terminar en el último Día Hábil del último mes calendario de dicho Periodo de Interés, y (iii) ningún Periodo de Interés podrá extenderse más allá de la Fecha de Vencimiento.
“Laws” means, collectively, all international, foreign, national, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, writs, injunctions, decrees, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.	“Leyes” significa, todas las leyes, tratados, reglamentos, lineamientos, regulaciones, ordenamientos o códigos, internacionales, extranjeros, nacionales, estatales y locales, precedentes administrativos o judiciales o autoridades, incluyendo la interpretación o ejecución de las mismas por cualquier Autoridad Gubernamental encargada de la aplicación, interpretación o ejecución de las mismas, así como todas las resoluciones administrativas, escritos, medidas precautorias, decretos, solicitudes, licencias, autorizaciones y permisos de, y acuerdos con, cualquier Autoridad Gubernamental, en cada caso, ya sea que tenga, o no tenga, fuerza de ley.
“Other Connection Taxes” means with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having received payments under this Pagaré, or sold or assigned an interest in this Pagaré).	“Otros Impuestos de Conexión” significa con respecto al Acreedor, Impuestos aplicados como resultado de una conexión actual o anterior entre el Acreedor y la jurisdicción que impone dicho Impuesto (con excepción de las conexiones que surjan de que el Acreedor haya recibido pagos conforme a este Pagaré, o haya vendido o cedido una participación en este Pagaré).
“Other Taxes” means all present or future stamp, court, documentary, recording, filing or similar Taxes (as defined below) or any other excise or property Taxes, charges or similar levies, arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Pagaré, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.	“Otros Impuestos” significa todos los Impuestos (según se define más adelante), presente o futuros, de timbre, franquicia, registro, ingreso o similares, o cualquier otro gravamen o Impuestos de propiedad, cargas o derechos que resulten de cualquier pago hecho conforme al presente o de la firma, entrega, cumplimiento, registro o ejecución de, o en relación con este Pagaré, excepto cualesquier Impuestos que sean Otros Impuestos de Conexión impuestos en relación con una cesión.
“Person” means any natural person, corporation, sociedad, limited liability company, trust, joint	“Persona” significa cualquier persona física, persona moral, sociedad, sociedad civil o

venture, association, company, partnership, Governmental Authority or other entity.	mercantil, fideicomiso, asociación en participación, asociación, Autoridad Gubernamental o cualquier otra entidad de cualquier naturaleza.
“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Lending Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day), provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Lender shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”. Each change in any interest rate based upon the Alternate Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.	“Tasa de Interés Preferencial” significa la tasa de interés anual publicada de tiempo en tiempo en la sección “Money Rates” de The Wall Street Journal como la “Prime Lending Rate” o, si se publica más de una tasa de interés como “Prime Lending Rate”, entonces, la mayor de dichas tasas de interés (cada cambio en la Prime Lending Rate será eficaz a la fecha de publicación en The Wall Street Journal de una “Prime Lending Rate” que difiera de la publicada el Día Hábil inmediato anterior), en el entendido que en caso que The Wall Street Journal, por cualquier razón, no publique o deje de publicar la Prime Lending Rate, o no publique la tasa de interés principal, el Acreedor deberá elegir un índice o una fuente razonablemente comparable para ser utilizado como base para la “Prime Lending Rate”. Cada cambio en cualquier tasa de interés basado en la Tasa Alternativa resultante de un cambio en la Tasa de Interés Preferencial tendrá efectos al momento de dicho cambio de la Tasa de Interés Preferencial.
“Qualified Lender” means a Person (or, if such Person acts through a branch or agency, or lending office, the principal office of any and each such Person) that (a) is the effective beneficiary (beneficiario efectivo) of any and all payments made by the undersigned hereunder, (b) meets the requirements imposed under Article 166, Section I, paragraph a), Subsections 1 or 2, of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and section VI of its second transitory article (or any successor provision thereof) and delivers to the Borrower the information described in Rules 3.18.18 and 3.18.19., as applicable, of the Miscellaneous Tax Resolution for 2022 (Resolución Miscelánea Fiscal para 2022) or any successor provisions, and (c) is a resident, for tax purposes, of a country with which Mexico has entered into a treaty for the avoidance of double taxation that is in effect and are entitled to the reduced rate of taxation of interest or amounts deemed interest thereunder, and meets the requirements set forth in such treaty to qualify for treaty benefits.	“Acreedor Calificado” significa una Persona (o, si dicha Persona actúa a través de una sucursal o agencia, u oficina de crédito, la oficina principal de todas y cada una de dichas Personas) que (a) sea el beneficiario efectivo de cualquier y todos los pagos realizados por las suscritas conforme al presente Pagaré, (b) cumpla con los requisitos previstos en el artículo 166, sección I, inciso a), sub-incisos 1 ó 2, de la Ley del Impuesto sobre la Renta y la sección VI de su segundo artículo transitorio (o cualquier disposición que la reemplace) y entregue al Deudor la información descrita en las reglas 3.18.18 y 3.18.19, según resulten aplicables, de la Resolución Miscelánea Fiscal para 2022 o cualquier disposición que las sustituya, y (c) sea un residente, para efectos fiscales, de un país con el cual México haya celebrado un tratado para evitar la doble tributación que se encuentre vigente y que en virtud del mismo tenga derecho a la reducción de la tasa de tributación de los intereses y de las cantidades consideradas como intereses, y cumpla con los requisitos establecidos en dicho tratado para calificar para los beneficios del tratado.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.	“SOFR” significa una tasa igual a la tasa de financiamiento overnight garantizada según sea administrada por el Administrador SOFR.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).	“Administrator SOFR” significa la Reserva Federal del Banco de Nueva York (o un sucesor administrador de la tasa de financiamiento overnight garantizada).
“Taxes” means all present or future taxes (including value added, sales and similar taxes), levies, imposts, duties, deductions, withholdings (including back-up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.	“Impuestos” significa todos los impuestos (incluyendo al valor agregado, ventas e impuestos similares) derechos, cargas, contribuciones, deducciones, retenciones, (incluyendo retenciones adicionales), valuaciones, tarifas u otros cargos impuestos por cualquier Autoridad Gubernamental, incluyendo cualquier interés, adiciones a impuestos o penalidades aplicables, presentes o futuros.
“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator (carried out to five decimal places); provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.	“Tasa SOFR” significa la Tasa de Referencia de la Tasa SOFR para un plazo equiparable al Periodo de Interés aplicable en el día (dicho día, el “Día de Determinación de la Tasa SOFR Periódica”) que sea, dos (2) Días Hábiles Bursátiles del Gobierno de EE.UU. anteriores al primer día de dicho Periodo de Interés, según dicha tasa sea publicada por el Administrador de la Tasa SOFR (considerando cinco decimales); en el entendido, sin embargo, que si a las 5:00 p.m. (hora de la ciudad de Nueva York) en cualquier Día de Determinación de la Tasa SOFR Periódica la Tasa de Referencia de la Tasa SOFR para el plazo aplicable no haya sido publicada por el Administrador de la Tasa SOFR, entonces la tasa SOFR será la Tasa de Referencia de la Tasa SOFR para dicho plazo publicada por el Administrador de la Tasa SOFR en el primer Día Hábil Bursátil del Gobierno de EE.UU. anterior para el cual dicha Tasa de Referencia de la Tasa SOFR para dicho plazo fuere publicada por el Administrador de la Tasa SOFR siempre y cuando dicho primer Día Hábil Bursátil del Gobierno de EE.UU. anterior no sea más de tres Días Hábiles Bursátiles del Gobierno de EE.UU. previos al Día de Determinación de la Tasa SOFR Periódica.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate).	“Administrador de la Tasa SOFR”, significa CME Group Benchmark Administration Limited (CBA) (o un administrador sucesor de la Tasa de Referencia de la Tasa SOFR).

“Term SOFR Reference Rate” means, the forward-looking term rate based on SOFR.	“Tasa de Referencia de la Tasa SOFR” significa, la tasa prospectiva (forward-looking term rate) basada en SOFR.
“United States” means the United States of America.	“Estados Unidos” significa los Estados Unidos de América.
“U.S. Dollars” means the lawful currency of the United States.	“Dólares” significa la moneda de curso legal de los Estados Unidos.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Día Hábil Bursátil del Gobierno de EE.UU.” significa, cualquier día excepto (a) un sábado, (b) un domingo, o (c) un día en el que la Securities Industry and Financial Markets Association recomienda que las áreas de renta fija de sus miembros estén cerrados durante todo el día para fines de negociación de valores del gobierno en los Estados Unidos de América.

All payments required to be made pursuant to this Pagaré shall be made without condition or deduction for any counterclaim, defense, recoupment, or set-off, not later than 12:00 P.M., New York City time, on the date when due, to the Administrative Agent for the account of the Lender Administrative Agent´s Office, in U.S. Dollars and same day funds, or at the following account[15] maintained by the Administrative Agent with [●] at its office at [●], ABA No. [●], Account No. [●], Swift Code: [●], Beneficiary: [●], Reference: [●].	Todos los pagos que deban hacerse conforme a este Pagaré serán efectuados, sin compensación o deducción por cualquier reconvención, defensa, reembolso, o compensación, antes de las 12:00 P.M., hora de la Ciudad de Nueva York, en la fecha en que venzan, al Agente Administrativo para beneficio del Acreedor, en la Oficina del Agente Administrativo, en Dólares y en fondos disponibles ese mismo día o en la siguiente cuenta abierta por el Agente Administrativo con [●], en su oficina localizada en [●], ABA No. [●], Cuenta No. [●], Swift: [●], Beneficiario: [●], Referencia: [●].
The Borrower agrees to pay and hold harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of counsel) arising out of, in connection with, or as a result of that may be incurred by or asserted or awarded against the holder hereof or the Lender, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any litigation or proceeding or preparation of a defense in connection therewith) the enforcement of this Pagaré.	El Deudor conviene en pagar y mantener a salvo de, cualesquiera y todos los daños, reclamaciones, pérdidas, obligaciones y gastos relacionados (incluyendo, los honorarios y gastos legales razonables y documentados) que puedan ser incurridos por, cobrados a o requeridos del tenedor del presente o del Acreedor, en cada caso derivados de o relacionados con (incluyendo, sin limitación, cualquier litigio o procedimiento o preparación de defensa contra los anteriores) el procedimiento de cobro del presente Pagaré.
All payments by the Borrower of principal and interest hereunder, shall be made free and clear of and without reduction or withholding for any Tax,	Todos los pagos de principal e intereses a efectuarse por el Deudor conforme al presente, deberán hacerse libres de y sin retención o

15 An account in NY, United States, to be included as a point of contact for submission to jurisdiction in NY.

provided that if the Borrower shall be required by applicable Law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased by the payment of additional interest as necessary so that after making all required deductions (including deductions applicable to additional sums payable hereunder), the holder hereof receives an amount equal to the sum it would have received had no such deductions been made, up to the maximum amount payable as Indemnified Taxes, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority, when payable in accordance with applicable Law, provided that, for the avoidance of doubt, the Borrower shall not be required to pay any additional amounts pursuant to this paragraph, attributable to Indemnified Taxes, in excess of the reduced Mexican withholding Tax rate (currently 4.9%, as may be adjusted by any change in applicable Law after the date hereof) that would have been imposed had the Lender been a Qualified Lender at the time of payment of amounts payable to or for the account of such Lender.	descuento alguno por cualesquier Impuestos, en el entendido que, en caso que el Deudor esté legalmente obligado a deducir cualesquier Impuestos de dichos pagos, entonces (i) si los Impuestos son Impuestos Cubiertos, la suma pagadera conforme al presente será aumentada mediante el pago de intereses adicionales según sea necesario, de manera tal que una vez aplicadas las deducciones correspondientes (incluyendo aquellas deducciones aplicables a sumas adicionales pagaderas conforme al presente), el tenedor del presente reciba una suma igual a la suma que hubiere recibido si tales deducciones no se hubieren llevado a cabo, hasta el monto máximo pagadero como Impuestos Cubiertos, (ii) el Deudor llevará a cabo dichas deducciones y (iii) el Deudor pagará la cantidad total deducida a la Autoridad Gubernamental relevante, cuando estos resulten pagaderos de conformidad con la Ley aplicable, en el entendido que, para efectos de claridad, el Deudor no estará obligado a pagar cualesquier cantidades adicionales conforme a este párrafo, atribuidas a Impuestos Cubiertos, por encima de la tasa de retención reducida de Impuestos mexicana (actualmente 4.9%, según la misma pueda ser ajustada por cualquier cambio en la Ley aplicable después de la fecha del presente) que hubieren sido impuestas en caso que el Acreedor fuere un Acreedor Calificado al momento del pago de las cantidades pagaderas a o a cuenta de dicho Acreedor.
This Pagaré shall be governed by, and construed in accordance with, the laws of the United Mexican States.	Este Pagaré se regirá e interpretará de acuerdo con las leyes de los Estados Unidos Mexicanos.
Any legal action or proceeding arising out of or relating to this Pagaré may be brought before any federal court sitting in Mexico City, United Mexican States. The Borrower expressly, irrevocably and unconditionally waive any right to the jurisdiction of any other court to which they may be entitled by virtue of its present or any other future domicile or for any other reason.	Cualquier acción o procedimiento legal que derive o se relacione con este Pagaré podrá ser instituido ante cualquier tribunal federal ubicado en la Ciudad de México, Estados Unidos Mexicanos. El deudor renuncia de manera expresa, irrevocable e incondicional, a la jurisdicción de cualesquiera otros tribunales que le pudiera corresponder por virtud de su domicilio presente o futuro, o por cualquier otra razón.
The undersigned hereby waive diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.	Las suscritas en este acto renuncian a diligencia, demanda, protesto, presentación, notificación de no aceptación y a cualquier notificación o demanda de cualquier naturaleza.

For purposes of Article 128 of the General Law of Negotiable Instruments and Credit Transactions, the date of presentation hereof is extended one year after the Maturity Date provided that such extension shall not be deemed to prevent the presentation of this Pagaré prior to such date.

For any notice related to this Pagaré, the Borrower and guarantors designate their domicile mentioned in each case under the heading “Address / Domicilio” below, to the attention of [●].

Para efectos del Artículo 128 de la Ley General de Títulos y Operaciones de Crédito, la fecha de presentación del presente se extiende un año después de la Fecha de Vencimiento, en el entendido que dicha extensión no impedirá la presentación de este Pagaré con anterioridad a dicha fecha.

El Deudor y avalistas señalan como domicilio para cualquier notificación relacionada con este Pagaré, el señalado en casa caso bajo el título “Address / Domicilio” más adelante, a la atención de [●].

This Pagaré is executed in both English and Spanish. In the case of any conflict or doubt as to the proper construction of this Pagaré, the English version shall govern; provided, however, that in any action or proceeding brought in any court in the United Mexican States, the Spanish version shall be controlling.	El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá; en el entendido, sin embargo que en cualquier procedimiento iniciado ante cualquier tribunal de los Estados Unidos Mexicanos, prevalecerá la versión en español.
This Pagaré consists of [●] ([●]) pages evidencing one instrument.	Este Pagaré consta en [●] ([●]) páginas que constituyen un solo instrumento.
IN WITNESS WHEREOF, the undersigned have duly executed this Pagaré as of the date mentioned below.	EN VIRTUD DE LO CUAL, las suscritas han firmado este Pagaré en la fecha abajo mencionada.
Mexico City, on [●], 2022.	Ciudad de México, a [●] de [●] de 2022.

BORROWER / DEUDOR
Corporación Inmobiliaria Vesta, S.A.B. de C.V. [ADDRESS / DOMICILIO: [●]]

_________________________________________
By/Por: [●]
Title/Cargo: Attorney-in-fact/Apoderado

GUARANTOR / POR AVAL QVC, S. de R.L. de C.V. [ADDRESS / DOMICILIO:[●]]	GUARANTOR / POR AVAL QVC II, S. de R.L. de C.V. [ADDRESS / DOMICILIO:[●]]

______________________________________ By/Por: [●] Title/Cargo: Attorney-in-fact/Apoderado	_______________________________________ By/Por: [●] Title/Cargo: Attorney-in-fact/Apoderado

GUARANTOR / POR AVAL Vesta Baja California, S. de R.L. de C.V. [ADDRESS / DOMICILIO:[●]]	GUARANTOR / POR AVAL Vesta Bajío, S. de R.L. de C.V. [ADDRESS / DOMICILIO:[●]]

______________________________________ By/Por: [●] Title/Cargo: Attorney-in-fact/Apoderado	______________________________________ By/Por: [●] Title/Cargo: Attorney-in-fact/Apoderado

GUARANTOR / POR AVAL
WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V. [ADDRESS / DOMICILIO:[●]]

_________________________________________
By/Por: [●]
Title/Cargo: Attorney-in-fact/Apoderado

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Sustainability-Linked Revolving Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation guarantees), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	_________________________________

_________________________________

2.	Assignee[s]:	_________________________________

_________________________________

[Assignee is an [Affiliate] of [identify Lender]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower(s): Corporación Inmobiliaria Vesta, S.A.B. de C.V.

4.	Administrative Agent: Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria (“Citibanamex”), as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Sustainability-Linked Revolving Credit Agreement dated as of [_______], 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time; among Corporación Inmobiliaria Vesta, S.A.B. de C.V., various financial institutions as lenders, and Citibanamex as administrative agent, and the other parties thereto.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned[8]	Facility Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

7.	[Trade Date:_____________][10]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the aggregate Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: [_________] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][1]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][2]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISIÓN FIDUCIARIA, as Administrative Agent

By:
Title:

[Consented to:]4

CORPORACIÓN INMOBILIARIA VESTA, S.A.B. DE C.V., as Borrower

By:
Title:

1 Add additional signature blocks as needed.

2 Add additional signature blocks as needed.

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2  Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.6 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.  Documentation. To the extent that [the][each] Assignee is entitled to an exemption from or reduction of withholding tax, with respect to payments under the Credit Agreement or under any

[Signature Page to Assignment and Assumption]

other Loan Document, it shall, within three Business Days of the Effective Date, deliver to the Borrower such properly completed and executed documentation prescribed by applicable Law (including, for the avoidance of doubt, any treaty for the avoidance of double taxation) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, [the][each] Assignee shall deliver such other documentation as will enable the Borrower to determine whether or not [the][each] Assignee is subject to backup withholding or information reporting requirements.

4.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page to Assignment and Assumption]

Exhibit E

BENEFICIAL OWNERSHIP CERTIFICATION

CERTIFICATION REGARDING BENEFICIAL OWNERS

OF LEGAL ENTITY CUSTOMERS

I.  GENERAL INSTRUCTIONS

What is this form?

To help the U.S. government fight financial crime, federal regulation requires certain financial institutions to obtain, verify, and record information about the beneficial owners of legal entity customers. Legal entities can be abused to disguise involvement in terrorist financing, money laundering, tax evasion, corruption, fraud, and other financial crimes. Requiring the disclosure of key individuals who own or control a legal entity (i.e., the beneficial owners) helps U.S. law enforcement investigate and prosecute these crimes.

Who has to complete this form?

This form must be completed by the person opening a new account on behalf of a legal entity with a bank, a broker or dealer in securities, or certain other types of U.S. financial institution, and the form must be completed at the time each new account is opened. For these purposes, opening a new account includes establishing a formal relationship with a broker-dealer or lender to effect transactions in securities or for the extension of credit.

For the purposes of this form, a legal entity includes a corporation, limited liability company, or other entity that is created by a filing of a public document with a Secretary of State or similar office, a general partnership, and any similar business entity formed in the United States or any other country. Legal entity does not include sole proprietorships, unincorporated associations, or natural persons opening accounts on their own behalf.

What information do I have to provide?

This form requires you to provide the name, address, date of birth and Social Security number (or passport number or other similar information, in the case of non-U.S. persons) for the following individuals (i.e., the “beneficial owners”):

(i)	A single individual with significant responsibility for managing the legal entity customer (e.g., a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, or Treasurer); and

(ii)	Each individual, if any, who owns, directly or indirectly, 25% or more of the equity interests of the legal entity customer (e.g., each natural person who owns 25% or more of the shares of a corporation).

The number of individuals that satisfy this definition of “beneficial owner” may vary. Under section (i), only one individual needs to be identified. Under section (ii), depending on the factual circumstances, up to four individuals (but as few as zero) may need to be identified. It is possible that in some circumstances the same individual might be identified under both sections (e.g., the President of Acme, Inc. who also holds a 30% equity interest). Thus, a completed form will contain the identifying information of at least one individual (under section (i)), and up to five individuals (i.e., one individual under section (i) and four 25% equity holders under section (ii)).

This form also requires you to provide copies of (1) the legal formation document for each legal entity (i.e., the issuer, borrower, or selling securityholder) listed on this form (e.g., Certificate of Incorporation, LLC Agreement, Partnership Agreement, etc.), and (2) a driver’s license, passport or other identifying document for each beneficial owner listed on this form.

II.  EXCLUSIONS (IF APPLICABLE)

If you believe the legal entity listed in Section III, paragraph (b) below falls under an express exclusion from the “legal entity customer” definition under 31 C.F.R. §1010.230(e)(2), please check the box below and identify the applicable exclusion:

☐	An exclusion applies to the legal entity identified in paragraph (b) of Section III below.

Applicable exclusion: ________________________________________________

If the box above is checked, please skip paragraphs (c) and (d) of Section III below.

III.  IDENTIFICATION OF BENEFICIAL OWNER(S)

For the benefit of each of the financial institutions involved in the extension of credit for which this certification is provided, the following information is hereby provided on behalf of the Borrower legal entity customer listed below:

a.	Individual Opening Account. Name and Title of Natural Person Opening Account and Completing Certification on Behalf of Legal Entity Customer:

_________________________________________________________________________

b.	Legal Entity Customer. Name, Type, and Principal Business Address of Borrower Legal Entity Customer for Which the Account is Being Opened:

_________________________________________________________________________

Please attach a copy of the legal formation document for each legal entity listed above (e.g., Certificate of Incorporation, LLC Agreement, Partnership Agreement, etc.).

c.	Control Prong. The following information for one individual with significant responsibility for managing the Borrower legal entity customer listed above, such as:

☐	An executive officer or senior manager (e.g., Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, Treasurer); or

☐	Any other individual who regularly performs similar functions.

Name/Title	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Social Security Number, Passport Number and Country of Issuance, or other similar identification number[1]

Please attach copies of a driver’s license, passport or other identifying document for each individual listed above.

1 In lieu of a passport number, non-U.S. persons may also provide a Social Security Number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

d.	Ownership/Equity Prong. The following information for each individual, if any, who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, owns 25% or more of the equity interests of the Borrower legal entity customer listed above:

Name	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Social Security Number, Passport Number and Country of Issuance, or other similar identification number[2]

(If appropriate, an individual listed under section (c) above may also be listed in this section (d)).

Please attach copies of a driver’s license, passport or other identifying document for each individual listed above.

☐	Equity Owner Not Applicable (Please check this box if there is no individual who owns 25% or more of the equity interest of the legal entity listed above.)

2 In lieu of a passport number, non-U.S. persons may also provide a Social Security Number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

IV.  ACKNOWLEDGEMENT; SIGNATURE

I, _______________________________, in my capacity as _______________________________ of the Borrower listed above and not in my individual capacity, hereby:

(a) acknowledge and authorize on behalf of the Borrower and each beneficial owner identified in paragraphs (c) and (d) of Section III above that this certification and the attachments hereto may be provided to each of the financial institutions involved in the extension of credit;

(b) agree on behalf of the Borrower identified above, from the date hereof until the termination of the agreement providing for the extension of credit to notify each of the financial institutions involved in such transaction of any change in the information provided herein that would result in a change to the list of beneficial owners identified in paragraph (c) or (d) of Section III above;

(c) agree on behalf of the Borrower identified above, upon request by or on behalf of the financial institutions involved in the extension of credit, to provide documentation supporting any applicable exclusion identified in Section II above; and

(d) certify, to the best of my knowledge, that the information provided above is complete and correct.

Signature: ____________________________________________________________ Date: _________________________

Legal Entity Identifier _________________ (Optional)

Exhibit F

FORM OF GUARANTY

THIS GUARANTY dated as of ____________, 2022 (this “Guaranty”) is issued by [[●]] (collectively, the “Guarantors”, each a “Guarantor”) in favor of the Guaranteed Credit Parties (as defined below). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement referred to below, and the rules of interpretation set forth in Section 1.2 of such Credit Agreement shall apply herein as if fully set forth herein.

R E C I T A L S:

1.  Pursuant to a Sustainability-Linked Revolving Credit Agreement dated as of even date herewith (the “Credit Agreement”), among Corporación Inmobiliaria Vesta, S.A.B. de C.V. (the “Borrower”), the lenders from time to time parties thereto (the “Lenders”) and Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria (“Citibanamex”), as Administrative Agent (in such capacity, the “Administrative Agent”), the Lenders have agreed to provide a revolving credit facility to the Borrower.

2.  The Credit Agreement requires that each Guarantor execute this Guaranty in order to guarantee payment of the Guaranteed Obligations (as defined below).

3.  Each Guarantor will benefit from the extensions of credit to the Borrower by the Guaranteed Credit Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each Guarantor hereby guarantees payment of the Guaranteed Obligations (as defined below) as more specifically described herein and hereby agrees as follows:

Section 1

NATURE AND SCOPE OF GUARANTEE

1.1  Definition of Guaranteed Obligations and Guaranteed Credit Parties. As used herein, (a) the term “Guaranteed Credit Parties” means the Administrative Agent and the Lenders; and (b) the term “Guaranteed Obligations” means all Obligations of the Borrower owing to the Guaranteed Credit Parties under or in connection with the Credit Agreement (including all costs, expenses and fees, including court costs and reasonable and documented attorneys’ fees payable by the Loan Parties to the Guaranteed Credit Parties pursuant to the Loan Documents, arising in connection with the collection of any of the foregoing Guaranteed Obligations).

1.2  Guaranteed Obligations Not Reduced by Setoff. The Guaranteed Obligations and the liabilities and obligations of each Guarantor to the Guaranteed Credit Parties hereunder shall not be reduced, discharged or released because or by reason of any existing or future setoff, claim or defense of the Borrower (including any setoff for Indemnified Taxes as set forth in Section 1.10), or any other party, against any Guaranteed Credit Party, whether such setoff, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise. Without limiting the foregoing or the Guarantors’ liability hereunder, to the extent that any Guaranteed Credit Party advances funds or extends credit to the Borrower pursuant to the Credit Agreement or any other Loan Document, and does not receive payments in the amounts and at the times required or provided by the Loan Documents, subject to the expiration of any applicable grace or cure period expressly set forth in the Credit Agreement, each Guarantor is absolutely liable to make such payments to such Guaranteed Credit Party, on a timely basis.

1.3  Guarantee of Guaranteed Obligations. Each Guarantor irrevocably and unconditionally guarantees to the Guaranteed Credit Parties the punctual payment of the Guaranteed Obligations when due (whether at stated maturity, upon acceleration or otherwise), subject to the expiration of any applicable grace or cure period expressly set forth in the Credit Agreement. Each Guarantor irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as if it is the primary obligor and not merely as surety. The liability of each Guarantor hereunder is joint and several with the liability of any other Guarantor under its respective guaranty.

1.4  Nature of Guaranty. This Guaranty is intended to be an irrevocable, absolute and continuing guarantee of payment and is not merely a guarantee of collection. This Guaranty shall not be discharged by the assignment or negotiation of all or part of the Guaranteed Obligations.

1.5  Payment by Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at maturity or earlier by acceleration or otherwise, subject to the expiration of any applicable grace or cure period expressly set forth in the Credit Agreement, then the Guarantors shall, immediately upon demand by the Administrative Agent, for the benefit of the Guaranteed Credit Parties, and without presentment, protest, notice of protest, notice of nonpayment, notice of intention to accelerate or acceleration or any other notice whatsoever, pay, at the election of the Administrative Agent, in the lawful currency in which the applicable Guaranteed Obligations have been incurred (or such other currency as may be required under the Credit Agreement), the amount due on the Guaranteed Obligations to the Administrative Agent, for the benefit of the Guaranteed Credit Parties, at the Administrative Agent’s Office or as otherwise directed by the Administrative Agent in writing. Any such demand may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time, without duplication, with respect to the same or different items of Guaranteed Obligations. Any such demand shall be deemed made, given and received in accordance with Section 5.2.

1.6  Payment of Expenses. If any Guarantor breaches or fails to timely perform any provision of this Guaranty, then the Guarantors shall, immediately upon demand by the Administrative Agent for the benefit of the Guaranteed Credit parties, pay to the Administrative Agent, for the benefit of the Guaranteed Credit Parties, all documented costs and expenses (including court costs and reasonable attorneys’ fees and expenses payable by the Borrower to the Administrative Agent and Guaranteed Credit Parties pursuant to the Loan Documents) incurred by the Guaranteed Credit Parties in the enforcement hereof or the preservation of the Guaranteed Credit Parties’ rights hereunder, including any of the foregoing arising out of any case commenced by or against any Guarantor under applicable Debtor Relief Laws. The covenant contained in this Section 1.6 shall survive the payment of the Guaranteed Obligations.

1.7  No Duty to Pursue Others. Neither the Administrative Agent nor any other Guaranteed Credit Party shall be required (and each Guarantor hereby waives any rights which it may have to require the Administrative Agent or any other Guaranteed Credit Party) to, in order to enforce payment by any Guarantor, first (a) institute suit or exhaust remedies against the Borrower or others liable on the Guaranteed Obligations or any other Person, (b) enforce the Guaranteed Credit Parties’ (or the Administrative Agent’s) rights against any security which shall ever have been given to secure the Guaranteed Obligations, (c) enforce the Guaranteed Credit Parties’ (or the Administrative Agent’s) rights against any other guarantor of the Guaranteed Obligations, (d) join the Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to the Guaranteed Credit Parties (or the Administrative Agent) against any security that shall ever have been given to secure the Guaranteed Obligations or (f) resort to any other means of obtaining payment of the Guaranteed Obligations.

1.8  Waiver of Notices, etc. Each Guarantor agrees to the provisions of each of the Loan Documents, and hereby waives (to the fullest extent permitted by applicable law) notice of (a) any loan or advance made by any Guaranteed Credit Party to the Borrower or issuance or redemption of any instrument evidencing indebtedness of the Borrower in favor of a Guaranteed Credit Party, (b) acceptance of this Guaranty, (c) any amendment or extension of any Loan Document or any other instrument or document pertaining to all or any part of the Guaranteed Obligations, (d) the occurrence of any Default or Event of Default, (e) any Guaranteed Credit Party’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (f) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (g) protest, proof of nonpayment or default by the Borrower with respect to any of the Guaranteed Obligations, (h) the release of any other guarantor of the Guaranteed Obligations or (i) any other action at any time taken or omitted by any Guaranteed Credit Party, and, generally, all demands and notices of every kind in connection with this Guaranty, any Loan Document, and any other document or agreement evidencing, securing or relating to any of the Guaranteed Obligations.

1.9  Effect of Bankruptcy, Other Matters. If, pursuant to any Debtor Relief Law, or any judgment, order or decision thereunder, or for any other reason, (a) any Guaranteed Credit Party must rescind or restore any payment or any payment is avoided or reduced, or any part thereof, received by such Guaranteed Credit Party in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to any Guarantor by such Guaranteed Credit Party shall be without effect, this Guaranty shall remain in full force and effect, and such Guaranteed Credit Party shall be entitled to recover the value or amount of that payment from the Guarantors, (b) the Borrower shall cease to be liable to the Guaranteed Credit Parties for any of the Guaranteed Obligations (other than by reason of the payment in full thereof (other than any indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments)), then the obligations of each Guarantor under this Guaranty shall remain in full force and effect. It is the intention of the Guaranteed Credit Parties and each Guarantor that each Guarantor’s obligations hereunder shall not be discharged except by the Guarantors’ performance of such obligations and then only to the extent of such performance. Without limiting the generality of the foregoing, it is the intention of the Guaranteed Credit Parties and each Guarantor that the filing of any proceeding under any Debtor Relief Law by or against the Borrower or any other Person obligated on any portion of the Guaranteed Obligations shall not affect the obligations of the Guarantors under this Guaranty or the rights of the Guaranteed Credit Parties (or the Administrative Agent acting on their behalf) under this Guaranty, including the right or ability of the Guaranteed Credit Parties (or the Administrative Agent on their behalf) to pursue or institute suit against any Guarantor for the entire Guaranteed Obligations.

1.10  Taxes.

1.10.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of a Guarantor hereunder shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Guarantor shall be required by applicable Law to deduct any Taxes from such payments, then (a) if such Taxes are Indemnified Taxes, the sum payable shall be increased by the payment of additional interest as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Guaranteed Credit Party receives an amount equal to the sum it would have received had no such deductions been made, up to the maximum amount payable as Indemnified Taxes, (b) the Guarantor shall make such deductions, and (c) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority, when payable in accordance with applicable Law; provided that, for the avoidance of doubt, the Guarantor shall not be required to pay any additional amounts pursuant to this Section 1.10.1, attributable to Indemnified Taxes, in excess of the reduced Mexican withholding Tax rate (currently 4.9%, as may be adjusted by any change in applicable Law after the date of this Agreement) that would have been imposed had such Credit Party been a Qualified Lender at the time of payment of amounts payable to or for the account of such Credit Party.

1.10.2 Indemnification by Guarantor. If applicable and provided that the Guaranteed Credit Party is not a Mexican resident for tax purposes, the Guarantor shall indemnify each Guaranteed Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to additional interest payable under this Section) paid or payable by such Guaranteed Credit Party, or that was required to be withheld or deducted from a payment to such Guaranteed Credit Party, on or with respect to any payment made to such Guaranteed Credit Party by or on account of any obligation of a Guarantor hereunder, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantors by a Guaranteed Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Guaranteed Credit Party, shall be conclusive absent demonstrable error.

1.10.3 Evidence of Payments. As soon as practicable after any payment by a Guarantor to a Governmental Authority pursuant to this Section 1.10.3, the Guarantor shall deliver to the Administrative Agent a copy of any tax return used for a payment to such Governmental Authority evidencing such payment or other evidence of such payment (which, for the avoidance of doubt with respect to Mexican Taxes or Mexican Other Taxes, will include a copy of the tax receipt constancia de retención de impuestos issued by the Guarantor under the format of a Comprobante Fiscal Digital por Internet in terms of applicable Law to each Guaranteed Credit Party, when applicable). At the request of the Guarantor, each Guaranteed Credit Party shall use reasonable efforts (at the sole cost and expense of the Guarantor) to cooperate with the Guarantor in obtaining a refund of any Taxes that the Guarantor believes were not correctly or legally imposed and for which the Guarantor has indemnified such Guaranteed Credit Party under this Section 1.10.3, when applicable and provided that the Guaranteed Credit Party is not a Mexican resident for tax purposes.

1.10.4 Limitation on Payment Obligations. Notwithstanding any other provision of this Guaranty, the Guarantor shall not be obligated to pay any amount under this Section 1.10.4 to, or for the benefit of, any Guaranteed Credit Party to the extent that such amount would not have been required to be paid if such Guaranteed Credit Party had complied with its obligations under Section 4.1.4 of the Credit Agreement.

1.10.5 Treatment of Certain Refunds. If any Guaranteed Credit Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Guarantor or with respect to which a Guarantor has paid additional amounts pursuant to this Section, it shall promptly pay to the Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Guaranteed Credit Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Guarantor, upon the request of such Guaranteed Credit Party, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Guaranteed Credit Party in the event such Guaranteed Credit Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 1.10.5, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 1.10.5, the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Guaranteed Credit Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Guarantor or any other Person.

Section 2

ADDITIONAL EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

Each Guarantor hereby consents and agrees to each of the following, and agrees that the Guarantors’ obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights and defenses (including rights to notice) that such Guarantor might otherwise have or hereafter acquire as a result of or in connection with any of the following:

2.1  any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

2.2  any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

2.3  any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

2.4  any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

2.5  any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

2.6  any failure of the Administrative Agent or any other Guaranteed Credit Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Guaranteed Credit Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Guaranteed Credit Party to disclose such information);

2.7  the failure of any other Person to execute or deliver this Guaranty, any other Loan Document or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations;

2.8  any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Guaranteed Credit Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety; or

2.9  the benefits of orden, excusión, división, quita, novación, espera, and/or modificación and other benefits contemplated by Articles 2813, 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2824, 2827, 2836, 2839, 2840, 2844, 2845, 2846, 2847, 2848 y 2849 and other equivalent provisions of the Federal Civil Code (Código Civil Federal) of Mexico and equivalent articles in the Civil Codes of the States of Mexico and Mexico City.

Section 3

REPRESENTATIONS AND WARRANTIES

To induce the Guaranteed Credit Parties to enter into the Credit Agreement and the other Loan Documents and to extend credit to the Borrower, each Guarantor represents and warrants to the Guaranteed Credit Parties that:

3.1  Benefit. Such Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty and the Guaranteed Obligations;

3.2  No Representation by the Guaranteed Credit Parties. No Guaranteed Credit Party or any other Person has made any representation, warranty or statement to such Guarantor in order to induce such Guarantor to execute this Guaranty;

3.3  Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligations evidenced hereby, such Guarantor is, and will be, Solvent;

3.4  Authorization; No Contravention. The execution, delivery and performance by such Guarantor of this Guaranty have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except with respect to any violation, breach, contravention or conflict referred to in clauses (b)(i), (b)(ii) and (c), to the extent that such violation, breach, contravention or conflict would not reasonably be expected to have a Material Adverse Effect.

3.5  Binding Effect. This Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

Section 4

SUBORDINATION OF CERTAIN INDEBTEDNESS

4.1  Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 4. For purposes hereof, the “Subordinated Obligations” of each Guarantor shall include all rights and claims of such Guarantor against the Borrower (arising as a result of subrogation or otherwise (including the subrogation right provided in Article 2,830 and other equivalent provisions of the Federal Civil Code (Código Civil Federal) of Mexico and equivalent articles in the Civil Codes of the States of Mexico and, for the avoidance of doubt, Mexico City)) as a result of such Guarantor’s payment of all or a portion of the Guaranteed Obligations.

4.2  Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the

Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

4.3  Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Guaranteed Credit Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”) but excluding any indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments) before such Guarantor receives payment of any Subordinated Obligations, to the extent permitted by any such proceeding under any Debtor Relief Law.

4.4  Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Guaranteed Credit Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

4.5  Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 5

MISCELLANEOUS

5.1  Waiver. No failure to exercise, and no delay in exercising, on the part of any Guaranteed Credit Party, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Guaranteed Credit Parties hereunder shall be in addition to all other rights and remedies provided by law or in equity. No modification or waiver of any provision of this Guaranty, or consent to departure therefrom, shall be effective unless in writing, and no such modification, waiver or consent shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

5.2  Notices. Any notice or other communication required or permitted to be given by this Guaranty shall be delivered or furnished in accordance with the terms of Section 11.2 of the Credit Agreement which are incorporated by reference herein mutatis mutandis as if fully set forth herein and, if directed to a Guarantor, to the following:

Corporación Inmobiliaria Vesta, S.A.B. de C.V.
Paseo de Tamarindos No. 90, Torre II, piso 28
Col. Bosques de las Lomas
05110, México, D.F.
Attention: Chief Financial Officer

5.3  GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)  GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)  SUBMISSION TO JURISDICTION. EACH GUARANTOR AND, BY ACCEPTING THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER, IRREVOCABLY AND UNCONDITIONALLY (i) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND WAIVES ITS RIGHTS TO ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED BY VIRTUE OF ITS PRESENT OR ANY FUTURE DOMICILE OR FOR ANY OTHER REASON, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT AND (iii) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)  WAIVER OF VENUE. EACH GUARANTOR AND, BY ACCEPTING THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) IN ANY COURT REFERRED TO IN SECTION 5.3(b). EACH GUARANTOR AND, BY ACCEPTING THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

5.4  Appointment of Process Agent. Each Guarantor hereby irrevocably appoints CCS Global Solutions Inc. (the “Process Agent”), with an office on the date hereof at 99 Washington Avenue, Suite 805A, Albany, New York 12210, United States, as its agent to receive on behalf of such Guarantor, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Guarantor in care of the Process Agent at the Process Agent’s above address, and each Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

5.5  Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.6  Entirety. This Guaranty embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

5.7  Parties Bound; Assignment. This Guaranty shall be binding upon and inure to the benefit of each Guarantor and the Administrative Agent and their respective successors, assigns and legal representatives; provided that no Guarantor may, without the prior written consent of the Administrative Agent, assign any of its rights, powers, duties or obligations hereunder.

5.8  Role of Administrative Agent. This Guaranty has been delivered to the Administrative Agent for the benefit of the Guaranteed Credit Parties. The Administrative Agent has been authorized to enforce this Guaranty for itself and on behalf of all other Guaranteed Credit Parties. Except as otherwise agreed by the Administrative Agent, no other Guaranteed Credit Party shall have any right to enforce this Guaranty against any Guarantor. All payments by any Guarantor pursuant to this Guaranty shall be made to or as directed by the Administrative Agent for distribution in accordance with the Credit Agreement.

5.9  Multiple Counterparts. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

5.10  Rights and Remedies. If any Guarantor becomes liable for any indebtedness owing by the Borrower to the Guaranteed Credit Parties, by endorsement or otherwise, other than under this Guaranty, then such liability shall not be in any manner impaired or affected hereby and the rights of the Guaranteed Credit Parties hereunder shall be cumulative of all other rights that the Guaranteed Credit Parties (or any of them) may ever have against such Guarantor. The exercise by the Guaranteed Credit Parties of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

5.11  Termination. Notwithstanding anything to the contrary contained herein but subject to Section 7.13 of the Credit Agreement, this Guaranty shall terminate and be of no further force or effect upon the full performance and payment of the Guaranteed Obligations (other than any indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments). Upon termination of this Guaranty in accordance with the terms hereof, the Administrative Agent promptly shall deliver to the Guarantors, at the Guarantors’ cost and expense, such documents as the Guarantors or the Guarantors’ counsel reasonably may request in order to evidence such termination.

5.12  Right of Setoff. If an Event of Default shall have occurred and be continuing and subject to Section 5.8 above, each Lender, and each of its respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of any Guarantor against any of the obligations of any Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that no Lender or Affiliate thereof shall set off funds against any account holding funds, or any other obligations, that are subject to claims of any other lender or group of lenders (excluding the Lenders and their Affiliates) against any Guarantor or any Affiliate thereof. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. By acceptance of the benefits of this Guaranty, each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

5.13  Sovereign Immunity. To the extent that any Guarantor has or hereafter may acquire any immunity from jurisdiction of any competent court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Guarantor hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Guaranty and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 5.13 shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

5.14  Waiver of Jury Trial. EACH GUARANTOR AND, BY ACCEPTING THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER, (A) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THE WAIVER IN THIS SECTION 5.14 HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.15  Patriot Act. Each Guarantor acknowledges that each of the Administrative Agent (for itself and not on behalf of any Lender) and each Lender that is subject to the Patriot Act has notified such Guarantor that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Patriot Act.

5.16  Know Your Customers. If:

(a)  any Change in Law;

(b)  any change in the status of any Guarantor after the date of this Guaranty;

(c)  any change in the applicable internal requirements of the Administrative Agent or the applicable Lender; or

(d)  a proposed assignment or transfer by a Lender of any of its rights and obligations under the Credit Agreement to a party that is not a Lender prior to such assignment or transfer,

requires the Administrative Agent or any Lender (or, in the case of paragraph (d) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Guarantor shall promptly upon the request of the Administrative Agent or such Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in paragraph (d) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (d) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Laws applicable to the transactions contemplated in this Guaranty.

[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guaranty as of the date and year first above written.

[GUARANTOR)]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty]

Acknowledged and Agreed:

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISIÓN FIDUCARIA as
Administrative Agent

By:	______________________________
Name:	______________________________
Title:	______________________________

[Signature Page to Guaranty]

Exhibit G

FORM OF SPECIAL POWER-OF-ATTORNEY

(a)	Special Power-of-Attorney to be granted by the Borrower:

Se otorga a CCS Global Solutions, Inc., o a cualquier substituto o futuro cesionario, un poder especial irrevocable en cuanto a su objeto pero general en cuanto a sus facultades, para pleitos y cobranzas, en los términos que se describen en el primer párrafo del artículo 2554 (dos mil quinientos cincuenta y cuatro) del Código Civil Federal, el Código Civil para el Distrito Federal (hoy Ciudad de México) y sus correlativos en los demás Códigos Civiles del resto de los Estados Unidos Mexicanos, para que en nombre y por cuenta de [la Sociedad], reciba en cualquier estado de los Estados Unidos de América, cualquier notificación con respecto a cualquier demanda, acción o procedimiento, ya sea judicial, administrativa o arbitral iniciada en contra de la Sociedad y/o cualquiera de sus subsidiarias en dicha jurisdicción, relacionada con la ejecución e implementación de cualquier acuerdo de financiamiento celebrado por la Sociedad de acuerdo a lo aquí resuelto, incluyendo sin limitar, cualquier contrato, modificación, suplemento, adendum, adición, instrumentos de crédito, solicitudes, prospectos de colocación, certificados de emisión, memorándums de ofrecimiento, renuncias, contratos de compra-venta, acuerdos de no venta, certificados, documentos e instrumentos cuya emisión y suscripción haya sido autorizada por la Sociedad; en el entendido de que cualquier notificación recibida por CCS Global Solutions Inc., será considerada como una notificación personal para todos los efectos legales. Para propósitos de lo anterior, la Sociedad designa el domicilio de CCS Global Solutions Inc., ubicado en 99 Washington Avenue, Suite 805A, Albany, NY 12210, Estados Unidos de América y cualquier domicilio que dicha compañía establezca en el futuro para recibir cualquier notificación o comunicación de las previstas en este poder. Este poder estará en pleno vigor y efecto hasta que las obligaciones derivadas de los documentos suscritos por la Sociedad de acuerdo a estas resoluciones hayan sido totalmente satisfechas, ya sea por pago de principal, intereses, comisiones, indemnizaciones o por cualquier otra razón, o por haber transcurrido los plazos de prescripción aplicables para las acciones derivadas de dichos documentos; lo que ocurra primero.

(b)	Special Power-of-Attorney to be granted by each Guarantor:

Se resuelve designar a la empresa CCS Global Solutions, Inc., o cualquier sociedad que la sustituya o sea su causahabiente en el futuro, como agente de servicio de proceso (process agent) de la Sociedad, conforme a lo previsto en cualquier documento que derive de, o se relacione, directa o indirectamente, con los documentos descritos en la resolución primera anterior, por lo que en este acto se le otorga a CCS Global Solutions, Inc., un poder especial irrevocable en cuanto a su objeto, pero general en cuanto a sus facultades, con facultades para pleitos y cobranzas, en los términos del primero y cuarto párrafos del artículo 2,554 del Código Civil Federal y de sus correlativos de los Códigos Civiles de los Estados de la República Mexicana y del Distrito Federal (hoy Ciudad de México), facultándole para que en nombre y representación de la Sociedad, reciba en cualquier estado parte de los Estados Unidos de América, cualquier notificación o emplazamiento respecto de cualquier demanda, acción o procedimiento judicial, administrativo o arbitral, iniciado en contra o por parte de la Sociedad, relacionado con cualquier documento, contrato, acuerdo, convenio o instrumento derivado de, o relacionado con los documentos descritos en la resolución primera anterior, incluyendo sin limitar, cualquier acuerdo o convenio de indemnización o garantía, en el entendido que cualquier notificación recibida por CCS Global Solutions, Inc., será considerada como una notificación hecha personalmente a la Sociedad para todos los efectos legales. Para efectos de lo anterior, la Sociedad en este acto designa el domicilio de CCS Global Solutions, Inc., ubicado en 99 Washington Avenue, Suite 805A, Albany, NY 12210, Estados Unidos de América, y cualquier domicilio que tal entidad establezca en el futuro, como domicilio convencional para recibir cualquiera de las notificaciones previstas. El presente poder será irrevocable, de conformidad con el artículo 2,596 del Código Civil Federal y sus correlativos en la ley del lugar donde se ejerza, en virtud que se otorga como un medio para el cumplimiento de las obligaciones que asume la Sociedad en los términos de cualesquiera otros documentos o acuerdos accesorios formalizados en relación al financiamiento y/o refinanciamiento de cualquier deuda. Este poder permanecerá vigente hasta que todas las obligaciones derivadas de los documentos descritos en la resolución primera anterior, y cualesquiera otros documentos o acuerdos accesorios formalizados al amparo de los mismos hayan sido satisfechas ya sea en concepto del pago principal, intereses, comisiones, indemnizaciones o por cualquier otro motivo o razón, o bien, prescriban todas las acciones derivadas de los mismos, lo que ocurra primero.

Exhibit H

FORM OF PROPERTY REPORT

[Attached]

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Exhibit I

FORM OF GUARANTOR CORPORATE OPINION

[●], 20[●]

Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria as Administrative Agent

Each of the Lenders specified below

Ladies and Gentlemen:

We have acted as special Mexican counsel to Corporación Inmobiliaria Vesta, S.A.B. de C.V. (the “Borrower”), in connection with the preparation and execution of (i) the Sustainability-Linked Revolving Credit Agreement dated as of [●], 2022 (the “Credit Agreement”), entered into by, among others, the Borrower, Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, as Administrative Agent, and the Lenders specified therein, and (ii) the Guaranty dated as of [●], 2022 (the “Guaranty”), entered into by the guarantors party thereto (the “Guarantors”). This opinion is furnished to you, at your request, pursuant to Section 7.13(f) of the Credit Agreement. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement are used herein as therein defined.

In rendering the opinion expressed below, we have examined copies of the following documents:

(a)  the Credit Agreement;

(b)  the Pagarés (the “Notes”);

(c)  the Guaranty;

(d)  copies of the estatutos sociales of the Guarantors;

(e)  copies of the corporate authorizations of the Guarantors, pursuant to which the execution of each of the Notes and the Guaranty is authorized; and

(f)  such other documents and instruments, and such Mexican laws, rules or regulations, as we have deemed necessary or appropriate as a basis for the opinion expressed below.

We have assumed, without any independent investigation or verification of any kind, (i) the power and authority of the Administrative Agent and each of the Lenders, under all applicable laws, rules, regulations and their respective constitutive or similar documents, to enter into and perform their respective obligations under each of the Credit Agreement, and the Guaranty, and the due authorization and execution by all parties thereto (other than the Borrower and each Guarantor, as applicable) of the Credit Agreement, and the Guaranty, (ii) without conducting an independent search, that each of the aforementioned corporate authorizations granted by each of the Guarantors, has been duly registered with the relevant Public Registry of Commerce (Registro Público de Comercio), as set forth in the copies of the relevant documents we have reviewed, (iii) that all approvals (other than approvals required under the laws of Mexico, which are addressed in this opinion) necessary for the validity and enforceability of each of the Credit Agreement, the Notes, and the Guaranty, have been obtained and are in full force and effect, (iv) the effectiveness, validity, binding effect and enforceability of each of the Credit Agreement and the Guaranty, under the laws of the State of New York, United States of America, (v) the genuineness of all signatures and the authenticity of each of the Credit Agreement, the Notes, and the Guaranty, and all opinions, documents, instruments and papers submitted to us, (vi) that copies of all opinions, documents, instruments and papers submitted to us are complete and conform to the originals thereof, and (vii) that the documents submitted to us have not been amended or modified after the date thereof, in a manner that could affect the opinion hereinafter expressed.

As to questions of fact material to the opinion hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Borrower and each of the Guarantors, and such other instruments, representations and certificates of public officials, officers and representatives of the Borrower, each of the Guarantors and such other persons, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinion expressed below.

Based upon the foregoing and subject to the qualifications specified below, we are of the opinion that:

(1)  Each Guarantor is a [●], organized and validly existing under the laws of Mexico.

(2)  The execution and performance by each Guarantor, of each of the Notes and the Guaranty, as applicable, are within such Guarantor’s corporate power, have been authorized by the necessary corporate action, and each of the Notes and the Guaranty do not contravene any applicable Mexican Federal law, rule or regulation, or the respective estatutos sociales of the respective Guarantor.

(3)  Each of the Notes and the Guaranty have been duly executed by each Guarantor.

(4)  No authorization or approval by, and no notice to or filing with, any Mexican governmental authority, is required for the execution and performance by each Guarantor of each of the Notes and the Guaranty, as the case may be.

(5)  There is no tax, deduction or withholding imposed by Mexico either (i) on or by virtue of the execution of each of the Notes or the Guaranty by the Guarantors, or (ii) on any payment to be made by the Guarantors pursuant to the Notes or the Guaranty, except for a withholding tax on payments of interest, commissions and fees made by the Guarantors to the Administrative Agent or any of the Lenders that is a non-resident of Mexico for tax purposes, imposed under the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta).

(6)  The choice of law of the State of New York law as the governing law of the Guaranty, is a valid choice of law.

(7)  The submission by each Guarantor under the Guaranty to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, is a valid submission to jurisdiction.

(8)  Any judgment obtained against any Guarantor in the courts referred to in the immediately preceding paragraph, arising out of or in relation to the obligations of such Guarantor, under the Guaranty would be enforceable in Mexico against such Guarantor, pursuant to Article 1347A of the Commerce Code (Código de Comercio), which provides, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

(a)  such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Guaranty;

(b)  such judgment is strictly for the payment of a certain sum of money, based on an in personam (as opposed to an in rem) action;

(c)  service of process was made personally on the respective Guarantor, or on the appointed process agent;

(d)  such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

(e)  the formalities set forth in treaties to which Mexico is a party and the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) are complied with;

(f)  such judgment is final in the jurisdiction where obtained;

(g)  the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and

(h)  the action in respect of which judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court.

(9)  To ensure the legality, validity or enforceability of the Guaranty or the Notes, it is not necessary that the Guaranty or the Notes be filed with any Mexican governmental authority.

(10)  The Guarantors have validly appointed [●] as its agent for service of process, pursuant to the Credit Agreement and the Guaranty.

(11)  The Notes qualify as a negotiable instrument (título de crédito) under Mexican law and may be enforced through executory proceedings (acción ejecutiva mercantil) before a Mexican court.

The foregoing opinion is subject to the following qualifications:

(g)  enforcement of each of the Notes or the Guaranty, as the case may be, may be limited by bankruptcy, concurso mercantil, quiebra, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally;

(h)  in any proceedings brought in the courts of Mexico for the enforcement of the Guaranty or the Notes against the Borrower or any of the Guarantors, a Mexican court would apply Mexican procedural law;

(c)  in the event that proceedings are brought in Mexico, seeking performance of the obligations of any of the Guarantors in Mexico, pursuant to the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), each such Guarantor may discharge its respective obligations by paying any sum due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made;

(d)  provisions of the Guaranty granting discretionary authority to the Administrative Agent or the Lenders cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirement from a competent authority to produce satisfactory evidence as to the basis of any determination; in addition, under Mexican law the Guarantors will have the right to contest in court any notice or certificate of the Administrative Agent or any Lender purporting to be conclusive and binding;

(e)  in the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

(f)  in any bankruptcy proceeding initiated in Mexico pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes, Social Security quota, Workers’ Housing Fund quota and Retirement Fund quota will have priority over claims of the Administrative Agent or any Lender;

(g)  with respect to provisions contained in the Notes or the Guaranty in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico;

(h)  covenants of any Guarantor which purport to bind it on matters reserved by law to shareholders, or which purport to bind shareholders to vote or refrain from voting shares issued by any company owned by them, are not enforceable through specific performance, but may result in an acceleration of amounts payable under the Credit Agreement;

(i)  Mexican law does not permit the collection of interest-on-interest and, consequently, relevant provisions of the Credit Agreement may not be enforceable in Mexico;

(j)  Mexican law provides that contractual obligations such as those assumed by each Guarantor, as guarantor, may only be valid and enforceable to the extent that the obligations of the Borrower pursuant to the Credit Agreement and the Notes are valid and enforceable; as a result, upon the lack of genuineness, validity or enforceability of the obligations of the Borrower under the Credit Agreement or the Notes, the obligations of the Guarantors shall be equally affected and, in those circumstances, may not be enforced in a proceeding initiated before any Mexican courts; and

(k)  under Mexican law, the extension or the granting of grace periods to the Borrower, and any modification to the guaranteed obligations that would increase any obligation of any of the Guarantors, or the novation of the principal obligation of the Borrower, would require the consent of the Guarantors and, therefore, the obligations of each of the Guarantors may not be enforced by Mexican courts, if the guaranteed obligations are extended, increased or novated without the Guarantors’ express consent.

We are qualified to practice law in Mexico. We express no opinion as to any laws other than the laws of Mexico in effect on the date hereof or as to any matters not expressly covered herein. We express no opinion as to rights, obligations or other matters (including change of law or other circumstances) arising subsequent to the date hereof. We assume no responsibility to advise you of any change to our opinion subsequent to the date hereof.

This opinion is addressed to you solely for your benefit and it is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent, provided that a copy of this opinion may be furnished, on a non-reliance basis, to your respective regulatory authorities, if required under applicable law or requested by such any regulatory authority.

Very truly yours,

Ritch, Mueller y Nicolau, S.C.

By _____________________________

Luis A. Nicolau, a partner

Exhibit J

FORM OF PRICING CERTIFICATE

PRICING CERTIFICATE dated [●], 20[●] (this “Certificate”). Reference is made to Section 3.13 of that certain Sustainability-Linked Revolving Credit Agreement dated as of [●], 2022 (the “Credit Agreement”), among Corporación Inmobiliaria Vesta, S.A.B. de C.V. (the “Borrower”), the lenders from time to time parties thereto (the “Lenders”) and Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria (“Citibanamex”), as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned, a Responsible Officer of the Borrower in charge of financial and/or operational matters, does hereby certify as follows, as of the date hereof:

(a)	Attached hereto as Exhibit A is a true and correct copy of the Sustainability Report for calendar year 20[__] (the “Sustainability Report”);

(b)	Attached hereto as Exhibit B is a true and correct copy of the Attestation of the Sustainability Verifier of the Sustainable Gross Leasable Area and the Sustainability KPI for calendar year 20[__] (the “Sustainability Verifier”);

(c)	Pursuant to the Sustainability Report and the Sustainability Verifier, the computations in respect of the Sustainability KPI for calendar year 20[__] and corresponding Sustainability Margin Adjustment are set forth in the table below:

Sustainability KPI for calendar year 20[__]	Sustainability Performance Target for calendar year 20[__]	Result	Applicable Margin Adjustment
Sustainable Gross Leasable Area: [____] Total Gross Leasable Area: [____] Sustainable Gross Leasable Area to Total Gross Leasable Area: [____]%	Sustainable Gross Leasable Area to Total Gross Leasable Area: [____]%	Sustainability KPI is [equal or greater than][less than] than the Sustainability Performance Target for calendar year 20[__]	[●]

Based on the above computations, the Administrative Agent is hereby notified that the Sustainability Margin Adjustment applicable as of the first day of the Interest Period immediately succeeding the date hereof shall be [●].

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed and delivered by its proper and duly authorized Responsible Officer as of the day and year first above written.

By: